CONFORMED COPY

STOCK PURCHASE AGREEMENT
by and among
ARTESYN EMBEDDED TECHNOLOGIES, INC.,
PONTUS INTERMEDIATE HOLDINGS II, LLC,
PONTUS HOLDINGS, LLC
and
ADVANCED ENERGY INDUSTRIES, INC.
________________________

Dated as of May 14, 2019
________________________

Table of Contents
Page

ARTICLE I. DEFINITIONS..............................................................................................................	1

Section 1.01	Definitions...................................................................................................... 1

Section 1.02	Other Definitional Provisions........................................................................18
ARTICLE II. PURCHASE AND SALE OF THE SHARES.............................................................19
Section 2.01    Pre-Closing Reorganization.......................................................................... 19

Section 2.02	Purchase and Sale of the Shares......................................................... .......... 20

Section 2.03	The Closing................................................................................................... 20

Section 2.04	Holdback; Adjustment to Purchase Price....................................................... 22

Section 2.05	Embedded Computing Net Asset Adjustment .............................................. 25
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER............ 27

Section 3.01	Organization................................................................................................. 27

Section 3.02	Authority; Execution and Delivery; Enforceability....................................... 27

Section 3.03	No Conflicts................................................................................................. 27

Section 3.04	Required Filings and Consents...................................................................... 28

Section 3.05	Ownership of the Shares................................................................................ 28

Section 3.06	Litigation...................................................................................................... 28

Section 3.07	Brokers......................................................................................................... 28

Section 3.08	Exclusivity of Representations and Warranties.............................................. 28
ARTICLE IV. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES............................................................................................................................ 28

Section 4.01	Organization and Qualification; Directors and Officers................................ 29

Section 4.02	Authority; Execution and Delivery; Enforceability....................................... 29

Section 4.03	No Conflicts.................................................................................................. 29

Section 4.04	Required Filings and Consents...................................................................... 29

Section 4.05	Capitalization of the Company Entities......................................................... 30

Section 4.06	Financial Statements..................................................................................... 30

Section 4.07	No Material Undisclosed Liabilities.............................................................. 32

Section 4.08	Absence of Certain Changes or Events.......................................................... 32

Section 4.09	Litigation...................................................................................................... 32

Section 4.10	Employee Benefit Plans................................................................................ 33

Section 4.11	Employees and Labor Relations.................................................................... 35

Section 4.12	Compliance with Law; Environmental Matters............................................. 36

Section 4.13	Taxes............................................................................................................ 37

Section 4.14	Real Property................................................................................................ 40

Section 4.15	Intellectual Property...................................................................................... 41

Section 4.16	Material Contracts........................................................................................ 43

Section 4.17	Insurance...................................................................................................... 45

i

Section 4.18	Bank Accounts.............................................................................................. 46

Section 4.19	Affiliate Transactions................................................................................... 46

Section 4.20	Customers and Suppliers............................................................................... 46

Section 4.21	Brokers......................................................................................................... 47

Section 4.22	Product Warranties and Recalls..................................................................... 47

Section 4.23	Personal Property.......................................................................................... 48

Section 4.24	Corporate Reorganization............................................................................. 48

Section 4.25	Exclusivity of Representations and Warranties.............................................. 48
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER............................... 48

Section 5.01	Organization................................................................................................. 48

Section 5.02	Authority; Execution and Delivery; Enforceability....................................... 49

Section 5.03	No Conflicts.................................................................................................. 49

Section 5.04	Required Filings and Consents...................................................................... 49

Section 5.05	Financing...................................................................................................... 49

Section 5.06	Litigation...................................................................................................... 50

Section 5.07	R&W Insurance Policy.................................................................................. 50

Section 5.08	Nature of Purchase........................................................................................ 50

Section 5.09	Brokers......................................................................................................... 50
ARTICLE VI. CERTAIN COVENANTS......................................................................................... 51

Section 6.01	Conduct of Business Prior to the Closing...................................................... 51

Section 6.02	Access to Information; Company Entity Confidential Information............... 53

Section 6.03	Public Announcements................................................................................. 54

Section 6.04	Reasonable Efforts; Cooperation.................................................................. 55

Section 6.05	Employee Covenants.................................................................................... 57

Section 6.06	Pre-Closing Period Tax Matters.................................................................... 58

Section 6.07	Indemnification of Directors and Officers..................................................... 62

Section 6.08	Preservation of Records................................................................................ 63

Section 6.09	Financing...................................................................................................... 63

Section 6.10	Parachute Payment Waivers; 280G Approvals.............................................. 66

Section 6.11	Notice of Material Developments................................................................. 66

Section 6.12	Certain Reorganization Matters.................................................................... 69

Section 6.13	Additional Financials.................................................................................... 69

Section 6.14	No Negotiations............................................................................................ 70

Section 6.15	Non-Competition; Non-Solicitation............................................................. 70

Section 6.16	WARN Act.................................................................................................... 71

Section 6.17	Wrong Pockets.............................................................................................. 72

Section 6.18	Existing Indenture......................................................................................... 72

Section 6.19	Further Assurances....................................................................................... 72
ARTICLE VII. CONDITIONS PRECEDENT.................................................................................. 72

Section 7.01	Conditions to Each Party’s Obligations......................................................... 72

Section 7.02	Conditions to Purchaser’s Obligations.......................................................... 73

Section 7.03	Conditions to Seller’s Obligations................................................................. 74
ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER................................................ 74

Section 8.01	Termination.................................................................................................. 74

Section 8.02	Effect of Termination.................................................................................... 76

Section 8.03	Purchaser Termination Fee............................................................................ 76

Section 8.04	Limitations on Liabilities.............................................................................. 77
ARTICLE IX. SURVIVAL AND INDEMNIFICATION.................................................................. 78

Section 9.01	Survival........................................................................................................ 78

Section 9.02	Indemnification by Parent and Seller............................................................. 79

Section 9.03	Indemnification by Purchaser........................................................................ 80

Section 9.04	Limitations on Indemnification..................................................................... 80

Section 9.05	Direct Claims for Indemnity.......................................................................... 80

Section 9.06	Third Party Claims........................................................................................80

Section 9.07	Recoveries.................................................................................................... 82

Section 9.08	Survival of Indemnity.................................................................................... 82

Section 9.09	Limitation on Damages................................................................................. 83

Section 9.10	Exclusive Remedy........................................................................................ 83

Section 9.11	Adjustments to Purchase Price..................................................................... 83

Section 9.12	Materiality.................................................................................................... 83

Section 9.13	Knowledge................................................................................................... 83

Section 9.14	Circular Recovery......................................................................................... 84

Section 9.15	R&W Insurance Policy.................................................................................. 84
ARTICLE X. GENERAL PROVISIONS......................................................................................... 84

Section 10.01	Expenses....................................................................................................... 84

Section 10.02	Notices......................................................................................................... 84

Section 10.03	Non-Reliance; No Other Representations..................................................... 85

Section 10.04	Assignment................................................................................................... 86

Section 10.05	Governing Law............................................................................................. 86

Section 10.06	Submission to Jurisdiction; Waiver of Jury Trial........................................... 86

Section 10.07	Amendments and Waivers............................................................................. 87

Section 10.08	Personal Liability.......................................................................................... 87

Section 10.09	Enforcement................................................................................................. 88

Section 10.10	Headings; Construction................................................................................ 89

Section 10.11	Severability................................................................................................... 89

Section 10.12	Entire Agreement......................................................................................... 89

Section 10.13	No Third-Party Beneficiaries........................................................................ 89

Section 10.14	Conflict and Privilege Waiver ...................................................................... 90

Section 10.15	Counterparts; Facsimile Signatures.............................................................. 90

Section 10.16	Debt Financing Sources................................................................................ 90

Section 10.17	Mutual Releases............................................................................................ 91

Appendix 1.01        Description of Embedded Power Business
Appendix 2.01(A)    Corporate Reorganization Steps
Appendix 2.01(B)    Corporate Reorganization Steps - Benefit Plans

Exhibit A-1        Contract Manufacturing Agreement (Turn-Key)

Exhibit A-2	Contract Manufacturing Agreement (Value-Added)
Exhibit B        Form of Escrow Agreement
Exhibit C        R&W Insurance Policy Conditional Binder

Exhibit D	Form of Restrictive Covenants Agreement (Computing / Consumer / Emerson / Platinum)

Exhibit E	Subleases Term Sheets

Exhibit F	Form of Trademark License Agreement (Computing / Consumer)
Exhibit G-1        Transition Services Agreement (Computing)
Exhibit G-2        Transition Services Agreement (Consumer)
Exhibit H        Continuing Affiliate Contracts
Exhibit I        Laguna Lease Extension Terms

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of May 14, 2019 (this “Agreement”), is entered into by and among ARTESYN EMBEDDED TECHNOLOGIES, INC., a Florida corporation (the “Company”), PONTUS INTERMEDIATE HOLDINGS II, LLC, a Delaware limited liability company (“Seller”), PONTUS HOLDINGS, LLC, a Delaware limited liability company (“Parent”), and ADVANCED ENERGY INDUSTRIES, INC., a Delaware corporation (“Purchaser”).
BACKGROUND
A.    Parent is the sole, indirect member of Seller, and Seller is the sole holder of all of the issued and outstanding capital stock of the Company (the “Shares”).
B.    After giving effect to the Corporate Reorganization (as defined below), the Company and its Subsidiaries will be engaged solely in the operation of the embedded power business, as is more fully defined on Appendix 1.01 attached hereto (the “Business”).
C.    Purchaser has, on or prior to the date of this Agreement, conditionally bound the R&W Insurance Policy (as defined below).
D.    The applicable Company Entities and the applicable Retained Subsidiaries have entered into those certain Transition Services Agreements and Contract Manufacturing Agreements (each as defined below).
E.    Platinum Equity Capital Partners III, L.P., and Emerson Electric Co. have entered into limited guaranties in favor of Purchaser to support certain indemnity obligations of Seller and Parent hereunder.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTIVLE I.
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:
“280G Stockholder Approval” has the meaning set forth in Section 6.10(b).
“401(k) Plans” has the meaning set forth in Section 6.05(b).
“409A Plan” has the meaning set forth in Section 4.10(j).
“ACCP Act” has the meaning set forth in Section 6.04(b).
“Acquisition Transaction” has the meaning set forth in Section 6.14.
“Additional Financial Statements” has the meaning set forth in Section 6.13.

“AEC” has the meaning set forth in Section 2.05(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of interpreting the term “control”, (i) Emerson Electric Co. and Pontus JV Holdings, LLC shall each be considered an Affiliate of Parent, but Emerson Electric Co. and Pontus JV Holdings, LLC shall not be considered Affiliates of each other, (ii) “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and (iii) a Person shall only remain an Affiliate of a another Person for so long as the control relationship continues to exist (e.g., Seller and the Retained Subsidiaries shall no longer be considered Affiliates of the Company Entities from and after the Closing).
“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
“After-Tax Amount” means, with respect to any expenditure or liability, (i) if the expenditure or liability is deductible in the year paid or incurred, the product of (A) the amount of the deduction multiplied by (B) (1) 91.98% if the expense or liability is in the Philippines or (2) otherwise 79.00%; and (ii) if the expenditure or liability is not deductible in the year incurred, the amount of the expenditure or liability.
“Agreed Accounting Principles” means GAAP, incorporating the Company’s past practices, principles, policies and procedures used in the preparation of the Historical Audited Financial Statements (so long as such practices, principles, policies and procedures comply with GAAP), in each case consistently applied.
“Agreement” has the meaning set forth in the Preamble to this Agreement.
“AIL” has the meaning set forth in Section 2.05(a).
“Allocated Reorganization Expense Amount” means the aggregate After-Tax Amounts of:
(a)     the severance or termination Liabilities, or bonus in lieu of severance, for employees of the Retained Businesses in the Philippines or Shenzhen, China who both (i) are not Continuing Employees and (ii) as part of the Corporate Reorganization, are moved from one legal entity to another;
(b)     the additional annual bonus amounts, expected to be paid in the first calendar quarter of 2020, for Company Entity employees located in Shenzhen, China pursuant to the Company Entities’ employee retention program for Shenzhen, China employees adopted in 2019 in connection with the Corporate Reorganization;
(c)     the consent fees paid or expected to be paid, in each case at or after, or in connection with, the Closing, to perform Services (as such term is defined in each Transition Services Agreement) referenced in the last sentence of Section 1(b) of each of the Transition Services Agreements;

(d)    any termination or “break” fees, costs or expenses paid or to be paid, in each case at or after, or in connection with, the Closing, by the Company pursuant to the third sentence of Section 2(a) of each of the Transition Services Agreements; and
(e)     any severance costs paid or to be paid, in each case after the Closing, by the Company pursuant to the fifth sentence of Section 2(a) of each of the Transition Services Agreements.
The term “Allocated Reorganization Expense Amount” (x) includes any applicable employer portion of payroll, social security, unemployment or similar Taxes that have been or will be incurred by a Party in connection with the payment of amounts described in the immediately preceding clauses (a), (b) and (e), (y) does not include, and is independent of, any allocation of costs or Liabilities under the Contract Manufacturing Agreements (and such other agreements shall control in respect to their respective subject matter), and (z) does not include any severance or other similar employee expenses related to reductions in force or terminations resulting from excess labor due to Purchaser “synergies” following the expiration or termination of the Transition Services Agreements or otherwise.
“Alternative Financing” has the meaning set forth in Section 6.09(b).
“Applicable After-Tax Amount” means, with respect to any expenditure or liability, (i) if the expenditure or liability is deductible in the Pre-Closing Tax Period or not deductible in the year paid or incurred, the amount of the expenditure or liability; and (ii) if the expenditure or liability is deductible in the Post-Closing Tax Period (other than by reason of being included in NOL Carryforwards or Seller Business Interest Expense Carryforward Deductions), the After-Tax Amount.
“ARC Act” has the meaning set forth in Section 6.04(b).
“Audited Financial Statements” has the meaning set forth in Section 6.13.
“Balance Sheet Date” means March 31, 2019.
“Base Purchase Price” has the meaning set forth in Section 2.02.
“Business” has the meaning set forth in Recital B to this Agreement.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, Colorado and/or California are closed generally.
“Business Financial Statements” has the meaning set forth in Section 4.06.
“Cap” means the Escrow Amount.
“Carryforward Deductions” has the meaning set forth in Section 6.06(b)(iv).
“China” means the People’s Republic of China.

“Closing” has the meaning set forth in Section 2.03(a).
“Closing Cash” means, without duplication, the amount of all cash and cash equivalents of the Company and its Subsidiaries calculated as of the Determination Time in accordance with Agreed Accounting Principles, but in each case without giving effect to any changes in such items or the Company and its Subsidiaries resulting from the transactions contemplated by this Agreement (such as actions taken on the Closing Date at the direction or for the benefit of Purchaser); provided, however, that “Closing Cash” shall (i) exclude any items included in Closing Net Working Capital or Closing Indebtedness (it being the intent of the parties to avoid “double-counting”), (ii) be reduced by the aggregate amount of any Restricted Cash, (iii) be reduced to reflect any outstanding wires, checks or drafts written or outstanding against such cash or cash equivalents as of the date of determination, and (iv) be reduced by the aggregate amount of any cash collateral securing outstanding letters of credit or similar facilities as of the date of determination.
“Closing Company Transaction Costs” means (a) the amount (without duplication) of Company Transaction Costs that have not yet been paid as of the Closing and that are not otherwise included in the Closing Net Working Capital or Closing Indebtedness, calculated as of the Determination Time in accordance with the Agreed Accounting Principles, but in each case without giving effect to any changes in such items or the Company and its Subsidiaries resulting from the transactions contemplated by this Agreement (such as actions taken on the Closing Date at the direction or for the benefit of Purchaser), and (b) the applicable Company Entity’s share of payroll Taxes attributable to such Closing Company Transaction Costs when paid and any Tax reimbursements or “gross-up” amounts required to be paid to a payment recipient with regard to any of the foregoing.
“Closing Date” has the meaning set forth in Section 2.03(a).
“Closing Indebtedness” means the aggregate amount (without duplication) of Indebtedness of the Company Entities as of the Closing, without taking into account any indebtedness being incurred by any Company Entity for the benefit or at the direction of Purchaser. Closing Indebtedness does not include any amounts included in Closing Company Transaction Costs or Closing Net Working Capital (such as actions taken on the Closing Date at the direction or for the benefit of Purchaser), it being the intent of the parties to avoid “double-counting”.
“Closing Net Working Capital” means the amount equal to (a) the sum of the “current assets” of the Company (as defined on Schedule 2.04(b) attached hereto) minus (b) the sum of the “current liabilities” of the Company (as defined on Schedule 2.04(b) attached hereto), all calculated as of the Determination Time in accordance with the Agreed Accounting Principles, but in each case without giving effect to any changes in such items or the Company and its Subsidiaries resulting from the transactions contemplated by this Agreement (such as actions taken on the Closing Date at the direction or for the benefit of Purchaser). For the avoidance of doubt, Closing Net Working Capital shall not include (a) cash and cash equivalents (including Closing Cash), (b) income Tax assets or receivables or deferred income Taxes, or any accruals for income Taxes or interest, (c) any intercompany assets or liabilities among the Company Entities, or (d) any Indebtedness, Company Transaction Costs or EC Net Assets (it being the intent of the parties to avoid “double-counting”).

“Closing Statement” has the meaning set forth in Section 2.04(c).
“COBRA” means (a) Section 4980B of the Code, (b) Part 6 of Subtitle B of Title I of ERISA, or (c) any similar health care continuation coverage Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble to this Agreement.
“Company Entities” means, collectively, the Company and each of its Subsidiaries as at the Closing; and “Company Entity” means any of the Company Entities.
“Company IP” has the meaning set forth in Section 4.15(a).
“Company IP Agreements” means all written Contracts between (i) a Company Entity and any third party relating to the licensing of any Company-Owned IP by a Company Entity to such third party (“Licenses Out”), (ii) any third party and a Company Entity relating to the licensing of Intellectual Property by such third party to the Company Entity (“Licenses In”), and (iii) a Company Entity and any third party relating to the development or use of Intellectual Property for the Business, in each of clauses (i) through (iii) other than non-exclusive licenses to customers and end users in the ordinary course of business and COTS Software.
“Company Lenders” means (i) in respect of the Existing Credit Agreement, Bank of America, N.A., as administrative agent and collateral agent thereunder, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger thereunder, and each of the lenders party thereto from time to time, and (ii) in respect of the Existing Indenture, The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent thereunder, and each of the Holders of the Notes (as defined therein).
“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company Entities.
“Company-Owned Software” means all Software included in the Company-Owned IP.
“Company Transaction Costs” means any of the following incurred by or on the behalf of Parent, Seller and/or the Company Entities in connection with or arising or triggered due to the negotiation, preparation, execution, delivery, consummation, or performance of this Agreement or the transactions contemplated hereby (with respect to the Company Entities, only with respect to services performed or Contracts existing as of the Closing, regardless of when billed or invoiced): (i) any finder’s, broker’s, dealer’s and investment banking fees, costs, expenses, commissions, or similar payments, (ii) any retention, “stay”, “sale”, change of control or transaction bonuses, or similar bonuses or payments, in each case required to be paid at or prior to, or as a result of the occurrence of (including where payment is required after Closing), the Closing in connection with the consummation of the transactions contemplated by this Agreement, in each case other than agreements entered into or effective at or prior to the Closing at the written request of Purchaser; (iii) any payments required to be paid at or prior to, or as a result of the occurrence of (including where payment is required after Closing), the Closing in connection with the consummation of the transactions contemplated by this Agreement pursuant to any incentive compensation plans, equity appreciation rights plans or agreements, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement or any other employment, consulting, compensatory, severance, termination, or other similar Contract or arrangement, in each case other than agreements entered into or effective at or prior to the Closing at the written request of Purchaser, (iv) any third party legal, accounting or similar advisor fees and expenses, (v) the full premium for, and all costs and expenses due and owing on or prior to the Closing Date of, the “tail” insurance policy contemplated by Section 6.07, (vi) all of the de minimis review and consent payments required by the terms of applicable Contracts with third parties that are to be, as provided in Section 6.04(a), borne by Seller, and fifty percent (50%) of any other payments to third parties in connection with seeking and/or obtaining the consents and approvals contemplated by Section 6.04(a), and (vii) fifty percent (50%) of the aggregate cost of the up-front premiums and underwriting fees actually paid at or prior to the Closing in connection with obtaining the R&W Insurance Policy, in each of the foregoing cases exclusive of any amounts included in Indebtedness, Closing Net Working Capital or the Allocated Reorganization Expense Amount (it being the intent of the parties to avoid “double-counting”).
“Confidential Information” has the meaning set forth in Section 6.02(b).
“Confidentiality Agreement” has the meaning set forth in Section 6.02(a).
“Contaminants” has the meaning set forth in Section 4.15(k).
“Contingent Workers” has the meaning set forth in Section 4.11(c).
“Continuing Employees” has the meaning set forth in Section 6.05(a).
“Contracts” means all contracts (including purchase orders and sales orders), leases, licenses and other commitments or agreements (including any amendments and other modifications thereto), whether written or oral.
“Contract Manufacturing Agreement (Turn-Key)” means a Turn-Key Contract Manufacturing Services Agreement between Artesyn Embedded Computing, Inc. and Astec International Limited dated as of the date hereof and attached as Exhibit A-1 hereto.
“Contract Manufacturing Agreement (Value-Added)” means a Value-Added Only Contract Manufacturing Services Agreement between Zhongshan Artesyn Technologies Co., Ltd and Astec Electronics (Luoding) Company Limited dated as of the date hereof and attached as Exhibit A‑2 hereto.
“Contract Manufacturing Agreements” means the Contract Manufacturing Agreement (Value-Added) and the Contract Manufacturing Agreement (Turn-Key).
“Corporate Bonus Plans” means the Company Entities’ 2019 calendar year incentive compensation plans in respect of Continuing Employees worldwide, and does not include accrued bonus plans or obligations in respect thereof in the nature of “christmas bonus”, “Chinese New Year bonus” or local jurisdiction or local entity staff performance bonuses.
“Corporate Reorganization” has the meaning set forth in Section 2.01.

“Corporate Reorganization Liabilities” has the meaning set forth in Section 2.01.
“COTS Software” means any generally available commercial off-the-shelf Software used by the Company Entities on a non-exclusive basis that does not require any future payments of license fees of more than $50,000 per year.
“Customer Data” has the meaning set forth in Section 4.15(j).
“Data Room” means the electronic data room for the transactions contemplated by this Agreement maintained at datasite.merrillcorp.com under the project name “Ferrari 2018”.
“Debt Commitment Letter” has the meaning set forth in Section 5.05.
“Debt Financing” has the meaning set forth in Section 5.05.
“Debt Financing Sources” means the entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the Debt Financing and their respective Affiliates, including the lenders that are party to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto, together with any of their respective former, current or future general or limited partners, direct or indirect shareholders or equity holders, managers, members, directors, officers, employees, Affiliates, representatives or agents; provided, that for purposes of this Agreement, the Debt Financing Sources shall also include, to the extent Alternative Financing from alternative Persons is obtained in accordance with this Agreement, such other Persons.
“Debt Payoff Amount” has the meaning set forth in Section 2.03(c).
“Deductible” means Three Million Dollars ($3,000,000.00).
“Determination Time” means 11:59 P.M. on the Closing Date, based on local time in each local jurisdiction in which a measurement is being made as of the Closing.
“Disclosure Schedule” means the disclosure schedule delivered by the Company and Seller to Purchaser in connection with the execution and delivery of this Agreement.
“EC Net Assets” has the meaning set forth in Section 2.05(a).
“EC Net Assets Adjustment Calculation” has the meaning set forth in Section 2.05(a).
“Employee Plans” means any “employee welfare benefit plan” (as defined in Section 3(1) ERISA, whether or not subject to ERISA), “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), any employment, change in control, bonus, incentive, stock option, stock purchase, equity incentive, stock purchase, profit sharing, retirement, disability, insurance, incentive, deferred compensation, severance, welfare, post-employment welfare, vacation or any other material fringe benefit or other employee benefit plan, program, agreement or arrangement (i) which is maintained, sponsored, contributed to or required to be contributed to by any Company Entity or (ii) with respect to which any Company Entity is a party or has any Liability (in each case other than ordinary course employment offer letters that do not provide for severance or other employee benefits in excess of the Company’s standard policies that are applicable to similarly situated employees generally, and other than benefits maintained or required by a Governmental Entity).
“Environmental Law” means any Law (a) relating to pollution (or the cleanup thereof) or the protection of the environment or natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances, including the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., as each has been amended and the regulations promulgated pursuant thereto.
“ERISA Affiliate” means any entity, whether or not incorporated, that is treated as a single employer with the Company under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder and rulings issued with respect thereto.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means a one-year escrow agreement among Escrow Agent, Seller and Purchaser in substantially the form attached as Exhibit B hereto.
“Escrow Amount” means Twenty Million Dollars ($20,000,000.00).
“Estimated Closing Cash” has the meaning set forth in Section 2.04(b).
“Estimated Closing Company Transaction Costs” has the meaning set forth in Section 2.04(b).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(b).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04(b).
“Existing Credit Agreement” means that certain Credit Agreement dated November 22, 2013, among Seller, the Company, Astec International Limited, each of the other Borrowers (as defined therein), and the Company Lenders party thereto, as amended.

“Existing Indenture” means that certain Indenture dated October 10, 2013, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent thereunder, as amended and/or supplemented.
“Existing Sale Bonus Agreements” means those certain sale bonus letters between Parent and the Continuing Employees party thereto included in folder 12.4.3 of the Data Room.
“Financing Failure Event” has the meaning set forth in Section 10.09(b).
“Foreign Employee Plan” has the meaning set forth in Section 4.10(k).
“GAAP” means United States generally accepted accounting principles, applied consistently.
“Governmental Entity” means any federal, state, municipal, city, provincial, local, or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental, administrative, supranational or regulatory authority or instrumentality, self-regulatory organization, any arbitrator or arbitral body, or any official, political or other subdivision, department or branch of any of the foregoing and any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of Law).
“Hazardous Substances” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, vapor, mineral or gas, in each case, whether naturally occurring or man-made, that (A) is classified as hazardous, acutely hazardous, toxic, a pollutant or a contaminant, or words of similar import or regulatory effect under Environmental Laws or (B) otherwise poses a material health risk to human health or a material threat to the environment or natural resources; and (ii) any petroleum or petroleum-derived products (including crude oil or any fraction thereof), radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, perfluorooctanoic acid and perfluorooctane sulfonate.
“Historical Audited Financial Statements” has the meaning set forth in Section 4.06(a).
“Holdback Amount” means Two Million Dollars ($2,000,000).
“Indebtedness” means, without duplication, with respect to the Company Entities, the aggregate amount of (i) any indebtedness for borrowed money (whether secured or unsecured), (ii) any indebtedness for borrowed money evidenced by any note, bond, debenture, mortgages (including chattel mortgage), or other similar instrument, (iii) the amount required to be carried as a liability on the balance sheet of the Company Entities in accordance with GAAP in respect of capital leases of the Company Entities, (iv) purchase money financing, including Liabilities for conditional sale or other title retention agreements or issued or assumed in respect of deferred or contingent purchase price, relating to assets, stock, or equity purchased, (v) any Liabilities for borrowed money secured by a Lien on the assets of a Company Entity, (vi) any amounts due and payable under interest rate and currency swap arrangements or any other hedging arrangements, (vii) any amounts due and payable with respect to the factoring and discounting of accounts receivables, (viii) any amounts due and payable by a Company Entity to any Seller or any Affiliate

(other than another Company Entity) of any Seller (other than ordinary course amounts owed for expense reimbursement or services or products provided for value that are included in the Closing Net Working Capital), (ix) the aggregate drawn amount, if any, of any performance bonds, banker’s acceptances, letters of credit or similar facilities, including standby letters of credit or for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (x) the Applicable After-Tax Amount of unfunded Liabilities for deferred compensation obligations and accrued severance, (xi) declared and accrued but unpaid cash dividends, (xii) the amount of unfunded or underfunded (but not withdrawal) Liabilities under any defined benefit, pension, retiree benefit or similar post-employment benefit plans (other than the Philippines defined benefit pension plan), including with respect to the Company Entities’ Germany defined benefit pension plans and Canada retiree medical plan, in each case calculated in accordance with GAAP consistent with the principles set forth on Section 1.01 of the Disclosure Schedule, (xiii) the Applicable After-Tax Amount of unfunded or underfunded (but not withdrawal) Liabilities under the Philippines defined benefit pension plan, calculated in accordance with GAAP consistent with the principles set forth on Section 1.01 of the Disclosure Schedule, (xiv) the Applicable After-Tax Amount of the unfunded Liabilities for accrued bonuses payable to management of the Company Entities who are Continuing Employees pursuant to the Corporate Bonus Plans, (xv) the Liability in respect of outstanding customer deposits held by the Company Entities as of the Closing Date, (xvi) all Liabilities of the type referred to in the foregoing of any Persons for the payment of which any Company Entity is responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise, including all guaranties in connection with the foregoing, (xvii) the Applicable After-Tax Amount of unfunded lease and asset retirement Liabilities under the Munich Facility Lease, if any, remaining to be performed after the Closing Date, calculated in accordance with GAAP, (xviii) the amount, if any, by which (A) the sum of (x) the third party appraised value of the capital equipment contributed to Zhongshan Artesyn Technologies Co., Ltd at or prior to the Closing, plus (y) the aggregate fair value at the time of purchase of actual capital equipment imported by such entity in 2019 at or prior to the Closing Date, plus (z) the budgeted amount of capital expenditures in respect of imported capital equipment projected to be made by such entity between Closing and the applicable deadline therefor in November 2020 for making such capital investments in such entity (as such budget is established by management of the Company Entities prior to the Closing), is less than (B) $7,000,000, and (xix) any accrued interest, penalties, fees and expenses on any of the foregoing. Notwithstanding the foregoing, Indebtedness does not include any Company Transaction Costs or any amounts that are included in Closing Net Working Capital.
“Indemnified Party” has the meaning set forth in Section 9.05.
“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) imposed on or with respect to the assets and operations of the Company Entities for all Pre-Closing Tax Periods (including any Liability pursuant to Code Section 965 whether due before or after the Closing Date), (ii) any and all Taxes of any member (other than a Company Entity) of an Affiliated Group of which any of the Company Entities (or any of their predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or non-U.S. Law, and (iii) any and all Taxes of any Person (other than a Company Entity) imposed on the Company Entities as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

“Indemnifying Party” has the meaning set forth in Section 9.05.
“Independent Accountants” has the meaning set forth in Section 2.04(e).
“Intellectual Property” means any and all intellectual property or proprietary rights arising under the Laws of any jurisdiction in the world, including the following: (i) inventions and all improvements thereto, patents, patent applications and patent disclosures (including all reissues, divisions, continuations, continuations-in-part, re-examinations, re-issues, and extensions thereof); (ii) trademarks, service marks, trade names, business names, brand names, logos, commercial names, trade dress, domain names (together with all goodwill associated with each of the foregoing), including any applications, registrations and renewals thereof; (iii) Trade Secrets; (iv) Software; and (v) copyrightable works, mask works, copyrights or designs, including any applications, registrations and renewals thereof, whether registered or registrable.
“Interim Breach” has the meaning set forth in Section 6.11(b).
“Interim Breach Review Period” has the meaning set forth in Section 6.11(b).
“Interim Breach Standstill Period” has the meaning set forth in Section 6.11(b).
“Knowledge of the Company” or words of similar import or similar phrases mean and includes the actual knowledge of each of Jay Geldmacher, Pete Rowley, Brian Walsh, Becky Godfrey, Dana Huth, Stephen Dow and Scott Ziffra, assuming that each such Person has conducted reasonable inquiry of such Person’s direct reports.
“Law” means any federal, state, local or foreign statute, law, Order, ordinance, rule, regulation, administrative requirement or decree or any common law theories or reported decisions of any court.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, building, structures, improvements, fixtures or other interest in real property held by any Company Entity.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Company Entity holds any Leased Real Property.
“Liabilities” means any and all debts, liabilities, costs, fees, expenses, guaranties, endorsements, claims, losses, damages, deficiencies, Taxes, fines, penalties, responsibilities, commitments, obligations, and actions of any kind, character, or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, direct or indirect, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Liens” means mortgages, liens (statutory or otherwise), pledges, security interests, security trusts, charges, easements, leases, subleases, lease, licenses, covenants, rights of way,

options, claims, levy, covenant, condition, reservation, encroachment, right of way, preemptive right, right of first refusal, assessment, restrictions or encumbrances of any kind; provided, however, that “Liens” shall not include any restrictions on the transfer of the Shares by Purchaser after the Closing imposed by applicable securities Law or non-exclusive licenses of Intellectual Property granted to customers or suppliers of the Business in the ordinary course of business.
“Losses” means all losses, damages, judgments, suits, deficiencies, penalties, fines, costs (including costs of investigation), amounts paid in settlement, expenses and fees, including court costs and reasonable attorneys’ and advisors’ fees and expenses.
“Material Adverse Effect” means any fact, condition, matter, circumstance, event, change, development or effect (a) that has had, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business or the Company Entities or the properties, assets, condition (financial or otherwise), and/or results of operations of the Business or the Company Entities taken as a whole, or (b) that would be reasonably likely to prevent or materially delay or materially impair the ability of Parent, Seller or the Company to consummate the transactions contemplated by this Agreement; provided, however, that in connection with subsection (a) above, no material adverse effect shall be considered that results from any fact, circumstance, event, change, development or effect that (i) generally affects the industries in which the Company Entities conduct business or the economy or the financial or securities markets, (ii) results from the outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, (iii) results from the public announcement, disclosure or consummation of the transactions contemplated hereby, (iv) results from any change in Law or GAAP or international financial reporting standards, (v) results from any failure of a Company Entity or its business to meet, with respect to any period or periods, any forecasts or projections, estimates of earnings or revenues or business plans, in and of itself (it being understood that the underlying causes of, or factors contributing to, the failure to meet such estimates, projections or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred, to the extent the same do not otherwise fall within any of other clauses of this definition), or (vi) results from matters disclosed to Purchaser in the Disclosure Schedule (provided, that the disclosure of a matter in the Disclosure Schedules shall not be effective to limit the inclusion of its effect in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur unless, and then only to the extent that, such disclosure is reasonably apparent on its face to result in such effect); provided, further, that in the case of clauses (i), (ii), or (iv), any such fact, circumstance, event, change, development or effect shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur to the extent that such fact, circumstance, event, change, development or effect has a materially disproportionate effect on the Company Entities taken as a whole, as compared to other similarly sized and situated participants in the industry in which the Company Entities conduct their businesses.
“Material Contract” has the meaning set forth in Section 4.16.
“Material Customers” has the meaning set forth in Section 4.20(a).
“Material Negative Impact on the Business” has the meaning set forth in Section 7.02(a).
“Material Suppliers” has the meaning set forth in Section 4.20(b).

“NOL Carryforwards” means any net operating losses or RBILs of the Company Entities (computed in accordance with the Code and the Treasury Regulations promulgated thereunder) from Pre‑Closing Tax Periods, including those generated from Seller Tax Deductions, that are available in Tax periods after the Closing Date for use by Purchaser, the Company Entities or their Affiliates. For the avoidance of doubt, the term NOL Carryforwards does not include any foreign tax credits or unrecognized built-in losses.
“Objection Notice” has the meaning set forth in Section 2.04(d).
“OFAC” has the meaning set forth in Section 4.12(a).
“Orders” means all binding judgments, orders, writs, injunctions, decisions, stipulations, rulings, decrees, and awards of, or any legally binding agreement with, any Governmental Entity.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, operating agreement, bylaws, certificate of formation and/or other organizational documents governing any Person.
“Outside Date” has the meaning set forth in Section 8.01(c).
“Open Source Software” means any Software that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Owned IP Registrations” has the meaning set forth in Section 4.15(a).
“Parent” has the meaning set forth in the Preamble to this Agreement.
“Pay-Off Letter” has the meaning set forth in Section 2.03(c).
“Permit” means any certificate, license, permit, franchise, registration, variance, consent, Order, authorization or approval issued by any Governmental Entity.
“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being contested in good faith by appropriate proceedings; (ii) Liens arising under original purchase price conditional sales contracts, purchase money security interests and equipment leases with third parties entered into in the ordinary course of business and (iii) liens for Taxes that are not due and payable or that may thereafter be paid without penalty or Taxes that are being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

“Post-Closing Reduction” has the meaning set forth in Section 2.04(g).
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing and (ii) the portion of any Straddle period that ends at the close of business on the Closing Date.
“Pre-Closing Period Income Tax Refunds” has the meaning set forth in Section 6.06(a).
“Proceeding” means any civil, criminal or administrative suit, claim, complaint, action, grievance, injunction, judgment, lawsuit, citation, directive, summons, decree, Order, charge, audit, investigation, governmental inquiry, hearing, arbitration or other similar proceeding.
“Purchase Price” has the meaning set forth in Section 2.02.
“Purchaser” has the meaning set forth in the Preamble to this Agreement.
“Purchaser Reorganization Expense Amount” means the aggregate amount of the Allocated Reorganization Expense Amount that is paid or incurred (or expected to be paid or incurred) by Purchaser or any Affiliate of Purchaser (including the Company Entities after the Closing) to the extent such amounts are not included as a liability in Closing Net Working Capital or Closing Indebtedness as finally determined pursuant to Section 2.04.
“Purchaser Parties” has the meaning set forth in Section 9.02.
“Purchaser’s Claimed Losses” has the meaning set forth in Section 6.11(b)(iii) or Section 6.11(b)(iv), as applicable.
“R&W Insurance Policy” means that certain representation and warranty insurance policy, attached as Exhibit C hereto, conditionally bound by AIG Specialty Insurance Company to Purchaser in connection with the execution and delivery of this Agreement.
“RBILs” means any recognized built-in losses of the Company Entities disallowed under Section 382(h)(1)(B) of the Code in the Pre-Closing Tax Period.
“Representatives” has the meaning set forth in Section 6.02(a).
“Restricted Cash” means (x) the amount of cash (including any cash, cash equivalents, marketable securities or short term investments deposited with, pledged to, or held by any banks or financial institutions) that, as of the Determination Time, is required to be classified as “restricted cash” under GAAP, plus (y) the result of (i) five percent (5%) multiplied by (ii) the amount of cash held by Company Entities organized under the laws of the People’s Republic of China that is in excess of $5,000,000.
“Restrictive Covenants Agreement (Computing)” means a restrictive covenants agreement between the Company and Artesyn Embedded Computing, Inc., in substantially the form attached as Exhibit D hereto.

“Restrictive Covenants Agreement (Consumer)” means a restrictive covenants agreement between the Company and Consumer Holdco HK II Limited, in substantially the form attached as Exhibit D hereto.
“Restrictive Covenants Agreement (Emerson)” means a restrictive covenants agreement between the Company and Emerson Electric Co. in substantially the form attached as Exhibit D hereto.
“Restrictive Covenants Agreement (Vertiv)” means a restrictive covenants agreement between the Company and Platinum Equity Advisors, LLC, in substantially the form attached as Exhibit D hereto.
“Restrictive Covenants Agreements” means the Restrictive Covenants Agreement (Computing), the Restrictive Covenants Agreement (Consumer), the Restrictive Covenants Agreement (Emerson) and the Restrictive Covenants Agreement (Vertiv).
“Retained Business” means the businesses, assets, properties, employees, contractors, Contracts and Liabilities that are divested, transferred, distributed or dividended to Seller or any of its Affiliates on or prior to the Closing Date pursuant to the Corporate Reorganization and that together comprise Seller’s consumer business and embedded computing business.
“Retained Subsidiaries” means the Subsidiaries of the Company in existence as of the date of this Agreement that are divested, transferred, distributed or dividended to Seller or any of its Affiliates on or prior to the Closing Date pursuant to the Corporate Reorganization, and each Subsidiary of Seller or any of its Affiliates created as part of the Corporate Reorganization after the date of this Agreement and on or prior to the Closing Date.
“Review Period” has the meaning set forth in Section 2.04(d).
“Section 280G Payments” has the meaning set forth in Section 6.10(b).
“Seller” has the meaning set forth in the Preamble to this Agreement.
“Seller Reorganization Expense Amount” means the aggregate amount of the Allocated Reorganization Expense Amount that is paid or incurred (or expected to be paid or incurred) by Seller or any Affiliate of Seller (including the Company Entities prior to the Closing) to the extent such amounts are not included as a liability in Closing Net Working Capital or Closing Indebtedness as finally determined pursuant to Section 2.04.
“Seller Business Interest Expense Carryforward Deductions” means all income Tax deductions with respect to, or resulting from, any business interest expense of the Company and its Subsidiaries that are U.S. entities that is attributable to or derived in any Pre-Closing Tax Period in calendar year 2018 or 2019 and which is not utilized by a Company Entity in a Pre-Closing Tax Period (and so creates a disallowed business interest carryforward under Section 163(j)(2) of the Code).
“Seller Income Tax Overpayments” means any overpayments of income Tax liabilities of the Company Entities that are paid or credited on or prior to the Closing Date and that are not used to satisfy or reduce income Tax liabilities of the Company Entities in respect of a Pre-Closing Tax Period.
“Seller Tax Deductions” means all income Tax deductions of the Company Entities with respect to, or resulting from, (i) the payment of any Company Transaction Costs, (ii) the repayment of any Indebtedness of the Company Entities in connection with the Closing (including, for the avoidance of doubt, any resulting breakage costs and the acceleration of any original issue discount payments, underwriting fees and expenses and sponsor transaction fees), and (iii) the incurrence or satisfaction of any Corporate Reorganization Liabilities.
“Settlement Statement” has the meaning set forth in Section 2.05(b).
“Shares” has the meaning set forth in Recital A to this Agreement.
“Software” means software, firmware, and programs, including source code, object code, operating systems, architecture, schematics, computerized databases, data, and related documentation.
“Specified Representations and Warranties” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.05, Section 3.07, Section 4.01, Section 4.02, clause (ii) of Section 4.03, Section 4.05, Section 4.19 and Section 4.21.
“Straddle Period” means a Tax period that includes but does not end on the Closing Date.
“Subleases” means the subleases between the Company (or one of its Subsidiaries) and Seller (or one of the Retained Subsidiaries) to be entered into between the parties thereto at or prior to the Closing, each on the terms set forth in the term sheets in respect thereof attached hereto as Exhibit E and otherwise in form and substance reasonably acceptable to each of Seller and Purchaser.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person will be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Systems” has the meaning set forth in Section 4.15(k).
“Target Amount” means Ninety Six Million Five Hundred Thousand Dollars ($96,500,000.00).
“Tax” or “Taxes” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, employment, withholding, workers’ compensation, unemployment compensation, alternative minimum, recapture, estimated and other taxes, whether or not disputed, including all interest, charges, surcharges, penalties and additions imposed with respect to such amounts and any Liability or obligation to pay, assume, succeed to or indemnify the Taxes of another Person.
“Tax Matter” has the meaning set forth in Section 6.06(e).
“Tax Returns” means all reports, returns, declarations, information returns, notices or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, control or collection of any Tax or the administration of any Law relating to any Tax, including any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.
“Third Party Claim” has the meaning set forth in Section 9.06.
“Trademark License Agreement (Computing)” means a transition services agreement between Artesyn Embedded Computing, Inc. and the Company in substantially the form attached as Exhibit F hereto.
“Trademark License Agreement (Consumer)” means a trademark license agreement between Consumer Holdco HK II Limited and the Company in substantially the form attached as Exhibit F hereto.
“Trademark License Agreements” means the Trademark License Agreement (Consumer) and the Trademark License Agreement (Computing).
“Trade Secrets” means all trade secrets, know-how, confidential information, and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information, that in each case derives independent economic value from not being generally known and not being readily ascertainable by proper means.

“Transition Services Agreement (Computing)” means a transition services agreement between Artesyn Embedded Computing, Inc. and the Company dated as of the date hereof and attached as Exhibit G-1 hereto.
“Transition Services Agreement (Consumer)” means a transition services agreement between Consumer Holdco HK II Limited and the Company dated as of the date hereof and attached as Exhibit G-2 hereto.
“Transition Services Agreements” means the Transition Services Agreement (Consumer) and the Transition Services Agreement (Computing).
“Triggering Interim Breach Notice” has the meaning set forth in Section 6.11(b).
“Waived Amounts” has the meaning set forth in Section 6.10(b).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (including Laws outside of the United States).
Section 1.02    Other Definitional Provisions.
(a)As used in this Agreement, (i) the words “hereof”, “herein”, and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including” means “including, without limitation”, and (iii) terms defined in the singular have a comparable meaning when used in the plural and vice versa. The Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Any capitalized terms used in the Disclosure Schedule, or any of the Exhibits or other Schedules to this Agreement, but not otherwise defined therein, shall have the meanings as defined in this Agreement;
(b)All dollar amounts referenced herein are denominated in U.S. dollars, and if a currency exchange rate is required to conform to such denomination, such exchange rate shall be the applicable currency exchange rate applicable to obligations payable in foreign currency published in the U.S. east coast edition of the Wall Street Journal on the applicable measurement date.
(c)Any United States of America legal term, concept, legislation or regulation (including those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) or any accounting term or concept, in respect of any jurisdiction other than the United States of America will be construed as a reference to the term, concept, legislation or regulation which most nearly corresponds to it in that jurisdiction. For the avoidance of doubt, references in this Agreement to “stock” and to variations of this word will be deemed to include all forms of ownership interest, equity securities and shares.
(d)Any reference to any federal, state, local, or foreign statute or Law means such statute or Law as amended from time as of the date of this Agreement, and shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise.

(e)Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to Business Days) shall be interpreted as a reference to a calendar day or number of calendar days.
(f)Any references to the “Subsidiaries” of the Company or the “Company Entities” shall be construed to mean such Subsidiaries or entities as they exist after giving effect to the Corporation Reorganization; and all representations and warranties and covenants, and definitions, set forth in this Agreement shall apply or refer only to such Subsidiaries or entities as they exist after giving effect to the Corporation Reorganization (and, for the avoidance of doubt, shall not apply or refer to the Retained Subsidiaries).
ARTICLE II
PURCHASE AND SALE OF THE SHARES
Section 2.01    Pre-Closing Reorganization.
(a)Prior to the Closing, Seller and the Company shall take, or cause to be taken, such actions as may be necessary to effect the business division reorganization transactions described on Appendix 2.01(a) and Appendix 2.01(b) attached hereto (such transactions, collectively, the “Corporate Reorganization”). Seller and Parent shall indemnify Purchaser pursuant to Section 9.02(g) and the other provisions of Article 9 for any Liability (including any Liability for Tax, determined on a with or without basis taking into account any applicable deductions, losses or Tax attributes available to the Company Entities) or expense to the Company Entities other than any such Liabilities or expenses that are paid prior to the Closing or otherwise included in the final calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Company Transaction Costs and the Allocated Reorganization Expense Amount (such Liabilities and expenses, including any Liabilities and expenses resulting from the failure to complete the Corporate Reorganization in accordance with the terms hereof, being referred to herein as the “Corporate Reorganization Liabilities”). (For the avoidance of doubt, indirect effects, such as changes in profitability or the Tax profiles of the Company Entities, shall not be considered adverse Tax liabilities, or liabilities or expenses.) Seller shall consult with Purchaser on a regular basis (including by providing twice-monthly status updates and reasonably prompt notice of any material developments in connection with the Corporate Reorganization) and the parties shall cooperate in good faith with each other in connection with the Corporate Reorganization, and Seller shall not (i) assign or contribute any Liabilities to the Company Entities not explicitly required by the terms of the Corporate Reorganization, or (ii) enter into any Contract implementing, or in connection with, the Corporate Reorganization (other than Contracts (x) in substantially the form of the Exhibits to this Agreement or (y) that are not binding on a Company Entity), in each case without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Seller may not modify the transactions set forth on Appendix 2.01(a) and Appendix 2.01(b) in any material respect, or in a manner that would create any Liability or expense to Purchaser or a Company Entity, in each case absent the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall use its commercially reasonable efforts to complete (or cause to be completed) the Corporate Reorganization as promptly as reasonably practicable.

(b)Prior to the Closing, and in any event promptly following the delivery of same to the applicable Governmental Entities as part of the Corporation Reorganization, Seller shall deliver to Purchaser the report of an independent qualified third party appraiser (x) as required by applicable Law in connection with the Corporate Reorganization) regarding the fair market value of (i) Astec Electronics (Luoding) Company Limited at the time of its contribution or sale to Consumer Holdco II Limited by Astec International Limited and (ii) the Cavite, Philippines facility improvements and (y) reasonably acceptable to Purchaser (not to be unreasonably withheld, conditioned or delayed) regarding any other assets divested from the Company Entities having a net book value of $500,000 or more, including equity interests in Consumer HK Holdco Limited and EC Holdco, Inc. (as identified on Appendix 2.01(a)), as well as any significant Contracts as reasonably agreed between the Parties. Such third party appraiser’s determination of such fair market values shall be final and binding on the parties (but shall be superseded by any final determination of any Governmental Entity).
(c)Prior to the Closing, Seller shall deliver to Purchaser Seller’s estimate of, in reasonable detail, (i) the gain, if any, that it expects each Company Entity to report (including in any consolidated Tax Return) for federal, state, local, or foreign income Tax purposes as a result of the Corporate Reorganization, utilizing where applicable the fair market values determined in accordance with Section 2.01(b), (ii) the federal, state, local, and foreign income and transfer Taxes (if any) that it expects the Company Entities to incur as a result of the Corporate Reorganization, (iii) the NOL Carryforwards and Seller Business Interest Expense Carryforward Deductions.
Section 2.02    Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, the Shares, free and clear of all Liens, in exchange for Four Hundred Million Dollars ($400,000,000.00) in cash (the “Base Purchase Price”), subject to adjustment at and after the Closing as provided in this Agreement (as so adjusted from time to time, the “Purchase Price”).
Section 2.03    The Closing.
(a)The closing of the purchase and sale of the Shares (the “Closing”) shall take place by electronic exchange of executed documents or, if mutually agreed by the parties, at the offices of Morgan, Lewis & Bockius, LLP, 600 Anton Boulevard, 18th Floor, Costa Mesa, California, in either case, at 10:00 a.m. PST, on the date that is five (5) Business Days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby occurs (other than any such conditions that by their nature can only be satisfied concurrently with the Closing), or at such other time and date as Purchaser and Seller may mutually agree (such agreement not to be unreasonably withheld); provided, however, the Closing Date shall (i) be no earlier than the date that is thirty (30) days following the date of this Agreement and (ii) not occur during any applicable Interim Breach Review Period or Interim Breach Standstill Period, in each case absent the written agreement of Purchaser and Seller. The date on which the Closing occurs is referred to as the “Closing Date”.
(b)At the Closing, Seller shall deliver to Purchaser, or cause to be delivered to Purchaser, in each case, in form and substance reasonably acceptable to Purchaser, (i) the certificate referred to in Section 7.02(c), (ii) the certificate(s) representing the Shares, duly endorsed for transfer to Purchaser or accompanied by duly executed assignment documentation,

(iii) the Escrow Agreement, duly executed by Seller, (iv) each of the Restrictive Covenants Agreements, duly executed by the Company and the applicable counterparty party thereto, (v) each of the Subleases, duly executed by the applicable Company Entity and the applicable Retained Subsidiary party thereto, (vi) each of the Trademark License Agreements, duly executed by the applicable Company Entity and the applicable Retained Subsidiary party thereto, and (vii) evidence of termination of each of the Contracts set forth on Schedule 2.03(b) attached hereto.
(c)At or prior to the Closing, the Company shall deliver to Purchaser a (i) pay-off letter with respect to the payoff amounts of the Estimated Closing Indebtedness from the Company Lenders under the Existing Credit Agreement (a “Pay-Off Letter”) stating the dollar amount required to repay in full all Indebtedness owed to such Company Lender as of the Closing Date (the “Debt Payoff Amount”) and providing that, upon payment of such amount, all claims of such lender in and to the properties and assets of the Company Entities will be terminated and that such lender shall execute and deliver to Purchaser all terminations and releases (including UCC-3 termination statements) necessary to evidence such termination.
(d)At or immediately following the Closing, Seller shall deliver (or cause to be delivered) to the Company, to the extent not already in the Company’s possession or control, each of the original board of director and stockholder minute books, Organizational Documents and stock ledger records (or equivalent, in each case) of the Company and its Subsidiaries.
(e)At the Closing, Purchaser shall (i) deliver to Seller the certificate referred to in Section 7.03(c), (ii) pay to Seller (by wire transfer of immediately available funds) the amount equal to the Base Purchase Price, as adjusted pursuant to Section 2.04(b), less the Escrow Amount and less the Holdback Amount, (iii) deliver to the Escrow Agent the Escrow Amount to be held under the terms of the Escrow Agreement, (iv) pay, on behalf and at the direction of the Seller, the applicable Debt Payoff Amount to the Company Lenders under the Existing Credit Agreement, and (v) pay, on behalf and at the direction of the Seller, the applicable portion of the Closing Company Transaction Costs that are to be paid at the Closing to the applicable third party recipients thereof (other than in respect of payments to employees of the Company Entities, which are the subject matter of Section 2.03(f)). All payments made by Purchaser to or at the direction of Seller under this Agreement shall be made without withholding, deduction or set-off against the Purchase Price, except that Taxes may be withheld to the extent required by applicable Law; provided, that if Purchaser believes that it is required to make any Tax withholding required by applicable Law in connection with a payment under this Agreement (other than with respect to any compensatory payment made to an employee of a Company Entity), it shall first provide written notice of such belief, in reasonable detail, to the payee at least three (3) Business Days in advance of the date of payment and the parties will work together reasonably and in good faith to minimize or eliminate, as permitted under applicable Law, the obligation to make such Tax withholding in connection with such payment (by, for example, delivery of FIRPTA, W-8 BEN or similar certificates, as applicable).
(f)Immediately following the Closing, and in any event no later than the first to occur of five (5) days following the Closing and the first regularly scheduled payroll date of the Company Entities, or if a later payment date is permitted pursuant to the terms of the agreements governing the obligation to make such payment(s), the date identified by Seller that is within sixty (60) days following the Closing Date and so permitted pursuant to such governing terms, Purchaser shall cause the applicable Company Entities to pay to the intended recipients thereof, on behalf of and at the direction of the Seller (which direction (including payment dates) Seller shall provide in writing in connection with the delivery of the estimates contemplated by Section 2.04(b) below), the portion of the Closing Company Transaction Costs to be paid to Continuing Employees in connection with the Closing, in each case less any applicable withholding Taxes and utilizing the applicable Company Entity’s payroll systems, and in each case with the agreement and understanding that all Seller Tax Deductions associated with the payment of such amounts shall be subject to the provisions of Section 6.06(b).
(g)All acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings in connection with the Closing shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
Section 2.04    Holdback; Adjustment to Purchase Price.
(a)At the Closing, Purchaser shall, as provided in clause (ii) of Section 2.03(e), withhold from the Base Purchase Price payable pursuant to this Agreement and retain an amount in cash in available funds equal to the Holdback Amount to secure the adjustment obligations of the Seller pursuant to this Section 2.04. The Holdback Amount shall be held by Purchaser and disbursed by it solely for the purposes and in accordance with the terms of this Agreement.
(b)At least two (2) Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Purchaser a statement setting forth (1) the Company’s good faith estimate of Closing Net Working Capital (“Estimated Closing Net Working Capital”), Closing Cash (“Estimated Closing Cash”), Closing Indebtedness, which shall include, for the avoidance of doubt, the Debt Payoff Amount (“Estimated Closing Indebtedness”), and Closing Company Transaction Costs (“Estimated Closing Company Transaction Costs”), and (2)(A) wire transfer instructions for Seller and (B) an itemized list of the Estimated Closing Indebtedness and Estimated Closing Company Transaction Costs broken down by Person to whom such amounts are owed and wire instructions for each such Person or Persons to the extent reasonably available. Purchaser will be afforded an opportunity to review and comment on such statement, and, if requested by Purchaser, the Company will provide Purchaser reasonable supporting documentation related thereto, and the Company shall reasonably and in good faith consider any changes to such statement proposed by Purchaser. For the purposes of determining the amount to be paid by Purchaser to Seller at the Closing pursuant to Section 2.02(e)(ii), the Base Purchase Price shall (i), if Estimated Closing Net Working Capital is greater than the Target Amount, be increased by the amount of such difference, (ii) if Estimated Closing Net Working Capital is less than the Target Amount, be decreased by the amount of such difference, (iii) be increased by the amount of Estimated Closing Cash, (iv) be decreased by the amount of Estimated Closing Indebtedness, and (v) be decreased by the amount of Estimated Closing Company Transaction Costs.
(c)Within seventy-five (75) days following the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of Closing Net Working Capital, Closing Cash, Closing

Indebtedness, Closing Company Transaction Costs, Purchaser Reorganization Expense Amount and Seller Reorganization Expense Amount. Seller shall provide Purchaser not less than ten (10) Business Days prior to the expiration of such seventy-five day period reasonable evidence of the Seller Reorganization Expense Amount, and the Closing Statement shall be accompanied by reasonable evidence of the Purchaser Reorganization Expense Amount. If Purchaser fails to deliver the Closing Statement within ten (10) days following receipt of written notice from Seller of the failure to timely deliver the same, Purchaser shall be deemed to have delivered a Closing Statement as of the last day of such ten (10) day period showing Closing Net Working Capital equal to Estimated Net Working Capital, Closing Cash equal to Estimated Closing Cash, Closing Indebtedness equal to Estimated Closing Indebtedness and Closing Company Transaction Costs equal to Estimated Closing Company Transaction Costs, and a Purchaser Reorganization Expense Amount and Seller Reorganization Expense Amount equal to zero ($0.00).
(d)Seller shall have a period of seventy-five (75) days after delivery of the Closing Statement (the “Review Period”) to review Purchaser’s calculations of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Company Transaction Costs, the Purchaser Reorganization Expense Amount and the Seller Reorganization Expense Amount set forth in the Closing Statement. During the Review Period, upon reasonable notice and at reasonable times, Purchaser shall cause the Company to provide Seller and its representatives with reasonable access to the books, records, facilities and management personnel of the Company and its accountants that are reasonably related to the calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Company Transaction Costs, the Purchaser Reorganization Expense Amount and the Seller Reorganization Expense Amount; provided, that (i) such access shall be in a manner that does not unreasonably interfere with the normal business operations of Purchaser, the Company Entities or the Business and (ii) the Review Period shall be tolled day-for-day for each day that Purchaser fails to provide such reasonable access requested by Seller in writing. If Seller in good faith determines that the calculation of any of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Company Transaction Costs, the Purchaser Reorganization Expense Amount and/or the Seller Reorganization Expense Amount as set forth in the Closing Statement have not been calculated in accordance with the definitions thereof and the other applicable provisions contained in this Agreement or contain mathematical errors, Seller shall, prior to the expiration of the Review Period, deliver to Purchaser a written notice (an “Objection Notice”), setting forth the basis for such disagreement and Seller’s calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Company Transaction Costs, the Purchaser Reorganization Expense Amount and/or the Seller Reorganization Expense Amount, as applicable. Absent the timely delivery of an Objection Notice, the calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Company Transaction Costs, the Purchaser Reorganization Expense Amount and/or the Seller Reorganization Expense Amount as set forth in the Closing Statement delivered by Purchaser shall be binding and conclusive upon, and deemed accepted by, Seller.
(e)If Seller delivers an Objection Notice in a timely manner, Purchaser and Seller shall work together in good faith to resolve the objections set forth therein. If Purchaser and Seller are unable to resolve all of such objections within thirty (30) days following delivery of the Objection Notice (or such longer period as the parties may agree in writing), then the parties shall refer their remaining differences to BDO LLP (the “Independent Accountants”) for binding resolution. Purchaser and Seller shall each respectively submit to the Independent Accountants in writing their positions on any matter set forth in the Objection Notice that they have not been able to resolve, together with any supporting documents which they deem relevant to the resolution of such matters. The Independent Accountants shall act as an arbitrator to determine any disputed portions of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Company Transaction Costs, the Purchaser Reorganization Expense Amount and the Seller Reorganization Expense Amount based solely on the provisions of this Agreement and the submissions of Purchaser and Seller, and shall not conduct an independent review of the Company’s financial statements. In no event may the Independent Accountants determine that (i) Closing Net Working Capital or Closing Cash is less than, or that Closing Indebtedness or Closing Company Transaction Costs are greater than, the respective amounts set forth in the Closing Statement delivered by Purchaser (or deemed so delivered) or (ii) that Closing Net Working Capital or Closing Cash is greater than, or that Closing Indebtedness or Closing Company Transaction Costs are less than, the respective amounts set forth in the Objection Notice delivered by Seller, or (iii) that the Purchaser Reorganization Expense Amount or the Seller Reorganization Expense Amount are outside the range of the respective amounts thereof asserted by Purchaser and Seller in the Closing Statement and the Objection Notice, respectively, in each of the foregoing cases as applicable. Purchaser and Seller shall make readily available to the Independent Accountants all relevant books and records and any work papers (including those of the parties’ respective accountants to the extent such accountants so permit) relating to the calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Company Transaction Costs, the Purchaser Reorganization Expense Amount and/or the Seller Reorganization Expense Amount, as applicable, and all other items reasonably requested by the Independent Accountants. No discovery will be conducted and no arbitration hearing will be held. The fees and expenses of the Independent Accountants pursuant to this Section 2.04(e) shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such party. (For example, if Seller claims the Closing Net Working Capital is $1,000 greater than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by Seller, and if the Independent Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300 ÷ 500) to Purchaser and 40% (i.e., 200 ÷ 500) to Seller.)
(f)Any payments required to be made pursuant to this Section 2.04 shall (i) be made by wire transfer of immediately available funds within five (5) Business Days after the final determination of the applicable calculation and (ii) be deemed adjustments to the Base Purchase Price for all purposes. As used in this Section 2.04, the phrase “as finally determined” means as finally determined pursuant to this Section 2.04, whether by agreement of Purchaser and Seller, failure of Seller to deliver a timely Objection Notice or by decision of the Independent Accountants.
(i)If Closing Net Working Capital as finally determined is greater than Estimated Closing Net Working Capital, then Purchaser shall pay (or cause to be paid) to Seller the amount of such difference. If such Closing Net Working Capital is less than Estimated Closing Net Working Capital, then Seller shall pay (or cause to be paid) to Purchaser the amount of such difference.

(ii)If Closing Cash as finally determined is greater than Estimated Closing Cash, then Purchaser shall pay (or cause to be paid) to Seller the amount of such difference. If such Closing Cash is less than Estimated Closing Cash, then Seller shall pay (or cause to be paid) to Purchaser the amount of such difference.
(iii)If Closing Indebtedness as finally determined is less than Estimated Closing Indebtedness (i.e., a smaller liability), then Purchaser shall pay (or cause to be paid) to Seller the amount of such difference. If such Closing Indebtedness is greater than Estimated Closing Indebtedness (i.e., a larger liability), then Seller shall pay (or cause to be paid) to Purchaser the amount of such difference.
(iv)If Closing Company Transaction Costs as finally determined are less than Estimated Closing Company Transaction Costs, then Purchaser shall pay (or cause to be paid) to Seller the amount of such difference. If such Closing Company Transaction Costs are greater than Estimated Closing Company Transaction Costs, then Seller shall pay (or cause to be paid) to Purchaser the amount of such difference.
(v)Seller shall pay to Purchaser one-half (50%) of the Purchaser Reorganization Expense Amount.
(vi)Purchaser shall pay to Seller one-half (50%) of the Seller Allocated Reorganization Amount.
(vii)Seller shall pay to Purchaser the amount, if any, by which the sum of (1) the Purchaser Reorganization Expense Amount plus (2) the amount to be paid by Purchaser pursuant to Section 2.04(f)(vi) exceeds $5,000,000.
(g)Any amounts due by Seller on the one hand, and Purchaser, on the other hand, pursuant to Section 2.04(f) may be netted against each other. If any payment is required to be made by Seller pursuant to Section 2.04(f) (any such payment, a “Post-Closing Reduction”), Purchaser shall be entitled to retain from the Holdback Amount an amount equal to the Post-Closing Reduction. If the Post-Closing Reduction is greater than the Holdback Amount, then Parent shall cause Seller to, and Seller shall, pay (or cause to be paid) to Purchaser the amount of such difference. Within two (2) Business Days after payment of the amounts contemplated by Section 2.04(f), Purchaser shall pay (or cause to be paid) any positive difference of the Holdback Amount minus the Post-Closing Reduction, to Seller.
Section 2.05    Embedded Computing Net Asset Adjustment.
(a)At the Closing, and purely for informational purposes (no adjustment or payments in respect thereof to then be made), Seller shall prepare, or cause to be prepared, and deliver to Purchaser a good faith written estimate of the sum of (i) the then net book value of the inventory acquired by a Company Entity at or prior to the Closing Date and to be sold by Artesyn International Limited (“AIL”) to Artesyn Embedded Computing, Inc. (or its designee) (“AEC”), or caused by AIL to be sold by a Company Entity to AEC, in connection with the Contract Manufacturing Agreement (Turn-Key) after the Closing Date (including in connection with any expiration or termination of such agreement), plus (ii) the then net book value as of the Closing Date of the manufacturing and other line equipment acquired by Company Entities at or prior to the Closing Date and to be sold by a Company Entity to AEC in connection with such Contract Manufacturing Agreement (Turn-Key) after the Closing Date, plus (iii) in the event that the sale of AEC to a Person that is not an Affiliate of Parent or Seller is consummated prior to the Closing Date, the net book value of any accounts receivable due from AEC as of the Closing Date under the Contract Manufacturing Agreement (Turn-Key), and minus (iv) the face value (taking into account early-pay discounts, if any) of the accounts payable of the AIL in respect of the inventory and equipment referenced in the immediately preceding clauses (i) and (ii) outstanding at or prior to the Closing Date and satisfied by AIL after the Closing Date (together, the components of such calculation being the “EC Net Assets” and the result thereof being the “EC Net Assets Adjustment Calculation”).
(b)No later than forty five (45) days following the expiration or termination of the Contract Manufacturing Agreement (Turn-Key), Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Settlement Statement”), setting forth Purchaser’s good faith, true and correct calculation, in reasonable detail and accompanied by supporting documentation, of the EC Net Assets Adjustment Calculation as provided in the immediately preceding clause (a) (i.e., utilizing values as of the Closing Date).
(c)Seller shall have a period of forty five (45) days after delivery of the Settlement Statement to review the information therein, and during such review period, upon reasonable notice and at reasonable times, Purchaser shall cause the Company to provide Seller and its representatives with reasonable access to the books, records, facilities and management personnel of the Company and its accountants that are reasonably related to the information therein; provided, that (i) such access shall be in a manner that does not unreasonably interfere with the normal business operations of Purchaser, the Company Entities or the Business and (ii) such review period shall be tolled day-for-day for each day that Purchaser fails to provide such reasonable access. If Seller in good faith determines that the information and calculations therein have not been calculated in accordance with the applicable provisions contained in this Agreement or contain mathematical errors, Seller shall, prior to the expiration of such review period, deliver to Purchaser a written notice setting forth the basis for such disagreement. Absent the timely delivery of such a notice of disagreement, the calculations set forth in the Settlement Statement delivered by Purchaser shall be binding and conclusive upon, and deemed accepted by, Seller.
(d)If Seller delivers a notice of disagreement in a timely manner, Purchaser and Seller shall work together in good faith to resolve the objections set forth therein. If Purchaser and Seller are unable to resolve all of such objections within thirty (30) days following delivery of such notice of disagreement (or such longer period as the parties may agree in writing), then the parties shall refer their remaining differences to the Independent Accountants for binding resolution in accordance with the procedures set forth in Section 2.04(e) (for such purposes, substituting the calculations in the Settlement Statement for the subject matter of the Closing Statement).
(e)Any payments required to be made pursuant to this Section 2.05 shall (i) be made by wire transfer of immediately available funds within five (5) Business Days after the final determination of the calculations in the Settlement Statement and (ii) be deemed adjustments to the Base Purchase Price for all purposes. As used in this Section 2.05, the phrase “as finally determined” means as finally determined pursuant to this Section 2.05, whether by agreement of

Purchaser and Seller, failure of Seller to deliver a timely notice of disagreement or by decision of the Independent Accountants. If the result of the calculations set forth in the Settlement Statement, as finally determined, is (x) a positive amount, then Purchaser shall pay (or cause to be paid) to Seller such positive amount, or (y) a negative amount, then Seller shall pay (or cause to be paid) to Purchaser the absolute value of such negative amount.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
Parent and Seller hereby make the following representations and warranties as of the date of this Agreement and as of the Closing Date.
Section 3.01    Organization. Each of Parent and Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority and any necessary governmental authorization to own, operate or lease the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted.
Section 3.02    Authority; Execution and Delivery; Enforceability. Each of Parent and Seller has the requisite limited liability company power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Seller of this Agreement and the consummation by each of Parent and Seller of the transactions contemplated hereby have been duly authorized by each of Parent and Seller. Each of Parent and Seller has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Seller, enforceable against each of Parent and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity. The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Purchaser at the Closing will be sufficient to transfer Seller’s entire interest, legal and beneficial, in the Shares.
Section 3.03    No Conflicts. The execution, delivery and performance by each of Parent and Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or infringement of or otherwise violate the Organizational Documents of Parent or Seller, (ii) constitute a breach of or otherwise violate any Law, Order, Permit or judgment, (iii) conflict with, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Seller is a party or by which Parent or Seller’s assets or properties are bound or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Company Entity or the Shares, except in each case for any such conflict, breach or default that would not, individually or in the aggregate, be reasonably likely to prevent or materially delay or impair the ability of Parent or Seller to consummate the transactions contemplated by this Agreement or to the extent arising as a result of any facts or circumstances relating to Purchaser or any of its Affiliates.

Section 3.04    Required Filings and Consents. No waiver, Order, Permit, consent, approval or authorization of, and no declaration or filing with, or notification to, any Governmental Entity is required on the part of Parent or Seller in connection with the execution, delivery and performance of this Agreement by Parent or Seller or the consummation by Parent or Seller of the transactions contemplated hereby, except (i) for any filings required to be made under applicable antitrust Laws or (ii) for such filings as may be required by any federal or state securities Law, (iii) as may be necessary to the extent arising as a result of any facts or circumstances relating to Purchaser or any of its Affiliates and (iv) where failure to obtain such waiver consent, approval or authorization would not, individually or in the aggregate, be reasonably likely to prevent or materially delay or impair the ability of Parent or Seller to consummate the transactions contemplated by this Agreement.
Section 3.05    Ownership of the Shares. Seller is the sole record and beneficial owner of, and has good and valuable title to, the Shares. At the Closing (i) Purchaser will acquire good and valuable title to the Shares from Seller, free and clear of all Liens, and (ii) Seller will not be, as of the Closing, a party to any agreements, understandings, calls or warrants with respect to the voting or transfer of any of the Shares (other than this Agreement).
Section 3.06    Litigation. As of the date of this Agreement, to the actual knowledge of Parent and Seller, there are no Proceedings pending or threatened against Parent or Seller which would reasonably be expected to impair or delay Parent or Seller’s ability to consummate the transactions contemplated by this Agreement. Parent and Seller are not subject to any Order which, individually or in the aggregate, would reasonably be expected to impair or delay their ability to consummate the transactions contemplated by this Agreement.
Section 3.07    Brokers. Parent, Seller and their Affiliates are not a party to any agreement that would require Purchaser or a Company Entity to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement other than any such fee or commission that will be paid by a Company Entity at or prior to the Closing.
Section 3.08    Exclusivity of Representations and Warranties. Parent and Seller make no representations or warranties of any kind or nature whatsoever, oral or written, express or implied, relating to Parent or Seller except as expressly set forth in this Article III, and each of Parent and Seller hereby expressly disclaims any such other representations or warranties.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
Seller and Parent make the following representations and warranties concerning the Company Entities as of the date of this Agreement and as of the Closing Date. Each disclosure set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and qualifies, supplements, informs or constitutes an exception, as applicable, thereto, and disclosure made pursuant to any section thereof shall be deemed to be disclosed in each of the other sections of the Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent on its face from the disclosure made. The fact that any item of information is disclosed in any Section of the Disclosure

Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement and such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement.
Section 4.01    Organization and Qualification; Directors and Officers. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be. Each Company Entity has the requisite power and authority and any necessary governmental authority to own, operate or lease the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted, and each Company Entity (to the extent applicable thereto) is duly qualified as a foreign corporation or other form of business entity to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not be material. Section 4.01 of the Disclosure Schedule sets forth a correct and complete list of (a) each jurisdiction in which each domestic U.S. Company Entity is licensed or qualified to do business and (b) the directors, managers, officers or their foreign equivalent of each Company Entity.
Section 4.02    Authority; Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company. The Company has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.
Section 4.03    No Conflicts. The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not (i) constitute a material breach or infringement of or otherwise violate in any material respect any Law, Order, Permit or judgment applicable to any Company Entity or by which any Company Entity’s property is bound or subject, (ii) constitute a breach of or otherwise violate the Organizational Documents of any Company Entity, (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Material Contract, in each case in any material respect, or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, upon any asset of any Company Entity.
Section 4.04    Required Filings and Consents. No waiver, Order, Permit, consent, approval or authorization of, and no declaration or filing with, or notification to, any Governmental Entity or other Person, is required on the part of any Company Entity in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) for any filings required to be made under applicable antitrust Laws and (ii) for such filings as may be required by any federal or state securities Law, (iii) as may be necessary to the extent arising as a result of any facts or circumstances relating to Purchaser or any of its Affiliates.
Section 4.05    Capitalization of the Company Entities.
(a)The authorized capital stock of the Company consists solely and exclusively of 1,000 shares of common stock, par value $0.01 per share, of which only the Shares set forth on Section 4.05(a) of the Disclosure Schedule are issued and outstanding. The Shares are validly issued, fully paid and nonassessable. All of the Shares are owned by Seller.
(b)Each of the Subsidiaries of the Company as of the Closing, its outstanding ownership interests, and the owners thereof, will be as set forth on Section 4.05(b) of the Disclosure Schedule. As of the Closing, the Company does not directly or indirectly own any securities or other ownership interests in any Person other than as set forth on Section 4.05(b) of the Disclosure Schedule. All of the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued, are to the extent applicable fully paid and nonassessable, and are owned by the applicable Persons set forth on Section 4.05(b) of the Disclosure Schedule free and clear of all Liens other than Permitted Liens.
(c)There are no preemptive rights, phantom stock rights, conversion rights, stock appreciation rights or other options, calls, warrants, rights, agreements, commitments or obligations of any character obligating any Company Entity to issue, deliver, sell, repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interests in any Company Entity. There are no bonds, debentures, notes or other indebtedness of any Company Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders or other equity holders of any Company Entity may vote. There are no stockholders agreements, voting trusts or other agreements (including sub-participations and silent partnerships) to which any Company Entity is a party or by which any Company Entity is bound (i) relating to the voting, registration or disposition of any shares of the capital stock or other equity interests of such Company Entity, (ii) granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors or other governing body of such Company Entity or (iii) conferring or transferring profits in any Company Entity to any third party. As of the Closing, there are no declared or accrued but unpaid dividends with respect to the Shares or any shares of capital stock of or other equity interests in any Company Entity.
Section 4.06    Financial Statements.
(a)Section 4.06 of the Disclosure Schedule sets forth (i) (A) the unaudited consolidated balance sheet of the Company Entities solely in respect of the Business as at March 31, 2019, and (B) the unaudited consolidated statement of income of the Company Entities in respect of the Business for the three-month period then ended ((i)(A) and (i)(B) together, the “Business Financial Statements”), and (ii) (A) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2016, 2017 and 2018, and (B) the audited consolidated statements of operations, comprehensive income (loss), shareholder’s equity and cash flows of the Company and its Subsidiaries for each of the twelve-month periods then ended ((ii)(A)

and (ii)(B) together, the “Historical Audited Financial Statements”). The Business Financial Statements and, as of the Closing, the quarterly reviewed financial statements included in the Additional Financial Statements, were prepared from the books and records of the Company Entities and the regularly prepared unaudited quarterly financial statements of the Company Entities and the Retained Subsidiaries in accordance with GAAP as modified by the carve-out methodologies and principles set forth on Section 4.06 of the Disclosure Schedule, and fairly present in all material respects the consolidated financial position and results of operations of the Company Entities in respect of the Business as at the respective dates thereof and for the periods presented therein; provided, however, that they do not include footnotes and are subject to normal year-end and audit adjustments (which are not material in the aggregate). The Historical Audited Financial Statements were prepared from the books and records of the Company and its Subsidiaries and the regularly prepared unaudited quarterly financial statements of the Company and its Subsidiaries and in accordance with GAAP and fairly present in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the periods presented therein. As of the Closing, the fiscal year 2018 audited financial statements included in the Additional Financial Statements were prepared from the books and records of the Company Entities and the regularly prepared unaudited quarterly financial statements of the Company Entities and in accordance with GAAP and fairly present in all material respects the consolidated financial position and results of operations of the Company Entities as at the respective dates thereof and for the periods presented therein. No Company Entity is, or has in the past three (3) years been, a party to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934).
(b)The Company Entities maintain a system of internal accounting controls (in respect of the Business) sufficient, in all material respects, to provide reasonable assurances (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of the Company Entities in respect of the Business are being made in accordance with appropriate authorizations and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company Entities in respect of the Business.
(c)Subject to the reserves or allowances reflected in the Business Financial Statements (or booked thereafter), (i) all of the accounts payable and notes payable of the Company Entities in respect of the Business arose in bona fide arm’s length transactions in the ordinary course of business, and (ii) all of the accounts receivable of the Company Entities in respect of the Business are valid and enforceable claims arising from bona fide arm’s length transactions in the ordinary course of business, and are not subject to any pending, or, to the Knowledge of the Company, threatened, material dispute, set-off or counterclaim. None of the Company Entities have canceled, or agreed to cancel, in whole or in part, any accounts receivable of the Company Entities reflected on, or created since the date of, the Business Financial Statements, except in the ordinary course of business.
(d)Subject to the reserves or allowances reflected in the Business Financial Statements (or booked thereafter), all inventory of the Company Entities (in respect of the Business) reflected on the face of the Business Financial Statements (or thereafter acquired) consists of items of a usable quality and, with respect to finished goods, saleable, in the ordinary course of business, except for slow-moving or obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value. Such quantities of inventory of the Company Entities (whether raw materials, intermediary goods, work-in-process, finished goods or in-transit inventory) are sufficient for the operations of the Business in the ordinary course of business. The Company Entities are not in possession of any inventory not owned by the Company Entities (whether on a consignment basis or otherwise), including goods already sold.
(e)Within the previous twelve (12) months, the Company Entities and the Business (i) have sold products only in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, shall take into account seasonality, cyclicality and other market conditions), (ii) have not engaged in any practice (such as “channel stuffing”) with the intent of increasing sales of products outside of the ordinary course of business or in anticipation of entering into this Agreement or any similar transactions and (iii) have not agreed to any rights of return or similar arrangements with respect to its products outside of the ordinary course of business.
Section 4.07    No Material Undisclosed Liabilities. As of the Closing Date, the Company Entities do not have any material Liabilities of any nature except for (a) Liabilities reflected or reserved against or allowed for in the balance sheet included in the Business Financial Statements (including in the notes thereto), (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which relates to breach of Contract or Permit, breach of warranty, tort, infringement, or violation of or Liability under any applicable Law, or any Proceeding), (c) Liabilities disclosed on Section 4.07 of the Disclosure Schedule and (d) executory obligations under Contracts (i) disclosed in Section 4.16 of the Disclosure Schedule or (ii) not required to be disclosed in Section 4.16 of the Disclosure Schedule, in each case, entered into in the ordinary course of business, consistent with past practice, to which a Company Entity is a party or by which it is bound.
Section 4.08    Absence of Certain Changes or Events. Since January 1, 2019 through the date of this Agreement, and except as contemplated by this Agreement, (i) the Company Entities have operated the Business in the ordinary course, consistent with past practice, (ii) there has not been any Material Adverse Effect and (iii) none of the Company Entities have taken any action that, if taken after the date of this Agreement without Purchaser’s consent, would constitute a breach of any of the covenants set forth in Section 6.01.
Section 4.09    Litigation. Section 4.09(a) of the Disclosure Schedule sets forth a list of (a) the Proceedings (i) that are currently, or at any time within the previous three (3) years were, pending, and (ii) to the Knowledge of the Company, that are currently threatened, in each case against the Company Entities or affecting any of the Company Entities properties or assets (or to the Knowledge of the Company against or affecting any of the officers, directors or employees of the Company Entities with respect to the Company Entities’ business) before any Governmental Entity and (b) any Proceedings by a Company Entity currently, or at any time within the previous three (3) years were, pending against a third party before any Governmental Entity. The Company Entities and their properties are not subject to any Orders to which they are a party, with respect to which they have received service of process, or otherwise to the Knowledge of the Company.

Section 4.10    Employee Benefit Plans.
(a)Section 4.10(a) of the Disclosure Schedule sets forth a correct and complete list of all material Employee Plans. With respect to each such Employee Plan, the Company has delivered or made available to Purchaser true and complete copies of all of the following, as applicable (i) the current plan document and any amendments thereto, (ii) the current trusts or other funding instruments and any amendments thereto, (iii) the current summary plan description and summaries of material modifications thereto, (iv) the two most recent Forms 5500, including all schedules and financial statements attached thereto, (v) with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, the most recent Internal Revenue Service determination letter or, in the case of a preapproved plan, the most recent opinion or advisory letter with respect to the underlying preapproved plan, as well as nondiscrimination tests required under the Code for the three (3) most recent plan years, (vi) all material correspondence, if any, in the past three (3) years, to or from any Governmental Entity relating to such Employee Plan, and (vii) for any such Employee Plan not in writing, a written description of the material terms of such plan. Section 4.10(a) of the Disclosure Schedule separately identifies Employee Plans that are Foreign Employee Plans (as defined below).
(b)Other than the Employee Plans identified on Section 4.10(a) of the Disclosure Schedules, no Company Entity has or would reasonably be expected to have any Liability under any benefit plan maintained, sponsored, contributed to or required to be contributed to by an ERISA Affiliate of a Company Entity. No Company Entity, or to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in the most recent three (3) years which would result in the imposition on any Company Entity of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code.
(c)The Company does not have any material Liability imposed on it by any Governmental Entity under Sections 4976 through 4980 of the Code or Title I of ERISA that remains outstanding. No Employee Plan is a self-funded group health plan.
(d)All Employee Plans have been funded, administered and maintained, in form and operation, in compliance with their terms and applicable Law, including, where applicable, ERISA and the Code, in all material respects. Each Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter, or the underlying preapproved plan has received a favorable opinion or advisory letter, from the Internal Revenue Service and the adopting employer may rely on such favorable opinion or advisory letter in the manner described in Section 7 of IRS Rev. Proc. 2017-41, and, to the Knowledge of the Company, no events, conditions or circumstances have occurred that would reasonably be expected to result in the revocation of such qualified status by the Internal Revenue Service. All contributions or payments required to be made or accrued before the Closing Date under the terms of any Employee Plan or Law applicable to such Employee Plan will have been made or accrued by the Closing Date in all material respects. In addition, with respect to any Employee Plan intended to include an arrangement under Section 401(k) of the Code, the Company and each ERISA Affiliate have at all times within the past three (3) years made timely deposits of salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States

Department of Labor or, have properly corrected any such failures in accordance with the correction programs established by the United States Department of Labor for late contributions.
(e)Neither the Company nor any of its ERISA Affiliates has, since January 1, 2014, maintained, established, sponsored, or participated in, or has any Liability with respect to or any obligation to contribute to, any (i) plan subject to Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA and subject to ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA and subject to ERISA. None of the Company Entities has any current obligation to make any non-elective employer contribution to any Employee Plan intended to be qualified under Section 401(a) of the Code.
(f)No Company Entity has any current obligation to provide post-employment health, life or other welfare benefits other than as required under COBRA or other applicable Law. There do not exist any material pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Plan. Each Employee Plan that is a group health plan has been designed and operated in a way that will not result in the occurrence of any penalty or excise tax under Section 4980H of the Code, and to the Knowledge of the Company, there is nothing that has created or would create a reporting obligation under Section 4980D of the Code.
(g)Other than with respect to the payments included in the Company Transaction Costs, or as a result of the Corporate Reorganization, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, change of control payment, golden parachute, bonus, or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant or (iii) accelerate the time of the payment, funding or vesting of, or increase the amount of such benefit or compensation.
(h)No equity securities of the Company, Seller, or Parent are readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code.
(i)Except as otherwise expressly provided in Section 6.05, each Employee Plan may be terminated after the Closing Date subject to the terms of such Employee Plan and applicable Law.
(j)Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which any of the Company Entities is a party (each, a “409A Plan”) currently complies with and has been in the past three (3) years maintained in accordance with the requirements of Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder in all material respects. None of the Company Entities has any obligation to reimburse or otherwise “gross-up” any Person for the interest, penalties, or additional Taxes that may be imposed on such Person under Sections 409A or 4999 of the Code.
(k)Each Employee Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Employee Plan”) has been registered to the extent required and has been maintained in good standing in all material respects with applicable Law and regulatory authorities, and no Foreign Employee Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA).
Section 4.11    Employees and Labor Relations.
(a)Each Company Entity is in compliance, and has in the past three (3) years been in compliance, in all material respects with all applicable Laws relating to employment of labor and employment practices, including terms and conditions of employment, wages, hours, occupational safety and health, equal opportunity, fair labor standards, nondiscrimination, workers compensation, accessibility for those with disabilities, immigration and collective bargaining. No Company Entity is a party to or bound by any collective bargaining, tariff, works or similar agreement with any union, works council or other labor organization or is engaged in any labor negotiations with any labor union or works council. No union organizing activities are pending, or, to the Knowledge of the Company, threatened, and no such activities have occurred within the past three (3) years. There is no labor slowdown, stoppage, strike, lockout, or other material labor dispute pending, or, to the Knowledge of the Company, threatened against or affecting any Company Entity, and no such material dispute has occurred within the past three (3) years. Within the three (3) months prior to the Closing Date, no Company Entity has implemented any plant closing or employee layoffs that required any advance notice under the WARN Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Company Entities.
(b)Seller has made available to Purchaser a complete and accurate list of all employees of the Company Entities, broken down by Company Entity, including (A) each such employee’s position or title, annualized base salary or hourly wage (as applicable), annual commission opportunity or bonus potential, date of hire, business location, accrued, unused vacation, whether such employee is on a leave of absence, sick and/or paid time off, and part-time or full-time status, and (B) whether each such United States employee is classified as exempt or non-exempt for wage and hour purposes.
(c)Seller has made available to Purchaser a complete and accurate list of all independent contractors and consultants to whom the Company is paying more than $50,000 per annum on an annualized basis (“Contingent Workers”), showing for each the nature of services provided, initial date of engagement, and business location. All leased or temporary workers are engaged on a temporary or non-permanent basis pursuant to the terms of any agreements between the Company Entities and temporary staffing agencies and, to the Knowledge of the Company, are paid by such staffing agencies for all hours worked consistent with applicable wage and hour laws. To the extent that any Contingent Workers are currently or have been engaged or used for the past three (3) years, the Company Entities have properly classified and treated them in accordance with applicable Laws and for purposes of all classification, wage and hour Laws, and Tax Laws and regulations.
(d)To the Knowledge of the Company, as of the date of this Agreement there is no officer or employee that is material to the Business, or material group of employees or Contingent Workers of any of the Company Entities, who has or have indicated an intention to terminate his, her or their employment with any Company Entity.
(e)The Company Entities are in compliance in all material respects with the requirements of all immigration legislation and requirements in the United States and applicable foreign jurisdictions, including the Immigration Reform Control Act of 1986, including but not limited to all applicable policies with respect to collecting, verifying and retaining complete and accurate copies of U.S. Citizenship and Immigration Services Form I-9 for each of their employees.
Section 4.12    Compliance with Law; Environmental Matters.
(a)Each Company Entity conducts, and has in the past three (3) years conducted, its business in compliance in all material respects with all applicable Laws and Permits and holds all material Permits required to be held in order to conduct its respective business. All such material Permits are in full force and effect, and to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default thereunder or material violation thereof. No Company Entity has in the past three (3) years received any notice from any Governmental Entity that such Company Entity is not in compliance with any such Law or with the terms of any such Permit. No Company Entity or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting for or on behalf of a Company Entity is or has been in the past three (3) years in violation in any material respect of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption Laws applicable to the Company Entities. Without limiting the generality of the foregoing, the Company Entities are and have been in the past three (3) years in compliance in all material respects with all applicable Laws concerning the importation of merchandise as well as antidumping and countervailing duties, including but not limited to those administered by the U.S. Customs and Border Protection, the export or reexport of products (including technology and services), including but not limited to the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the International Traffic in Arms Regulations administered by the U.S. Department of State, economic sanctions, including but not limited to those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or the ethical conduct of international business activities. No Company Entity currently has, or in the past three (3) years has had, or is required to have, any Permit or export classification, as a manufacturer, exporter or otherwise, of defense articles by the International Traffic in Arms Regulations, Bureau of Industry and Security, OFAC, or the U.S. Department of State of Directorate of Defense Trade Controls. None of the Company Entities’ products, subassemblies and parts (in respect of the Business) are specifically described under any Export Control Classification Numbers on the Commerce Control List maintained by the U.S. Department of Commerce, Bureau of Industry and Security and are accordingly designated as EAR 99.

(b)No Company Entity has any material escheat or unclaimed property liability or obligation to any Governmental Entity.
(c)Without limiting the generality of the foregoing, (i) each Company Entity has during the past three (3) years prior to Closing complied with, and is in compliance with, in all material respects, all applicable Environmental Laws and no Company Entity has received any unresolved written notice from any Governmental Entity or any other Person alleging that any Company Entity is not in compliance with any Environmental Law or that any Company Entity has any current and continuing obligation or potential material Liability, including for response, cleanup or remediation activities or the costs thereof, pursuant to any Environmental Law, (ii) each Company Entity has obtained, has for the past three (3) years complied with and is in compliance with, in all material respects, all Permits that are required under any Environmental Laws for the lawful operations of its business; (iii) there are no Liens of any kind on any real property of any Company Entity arising out of or related to any Environmental Laws; (iv) none of the Company Entities (nor any Person whose Liability any Company Entity has assumed, undertaken or become subject to) has in the past three (3) years, with respect to the Business, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any substance, including any Hazardous Substance, or owned or operated the Business or any property or facility contaminated by any such substance or Hazardous Substance, in such a manner as to give rise to any current or future Liabilities under Environmental Laws; (v) none of the Company Entities has in the past three (3) years, with respect to the Business, manufactured, sold, marketed, installed or distributed products or items containing asbestos or other Hazardous Substances in a manner that fails to comply with or otherwise gives rise to material Liability under Environmental Laws or customer Contract terms; (vi) there are no planned capital expenditures required of any Company Entity to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with Environmental Laws (including costs of remediation, or required implementation of noise or pollution control equipment) other than those reflected on the capital expenditure budgets delivered to or made available to Purchaser in the Data Room; and (vii) Seller has furnished to Purchaser copies of all material environmental audits, reports and other similar documents bearing on Liabilities under or compliance with Environmental Laws, in each case relating to any Company Entity’s currently or formerly owned or operated properties, facilities, Business or operations which are in any of their respective possession or reasonable control.
Section 4.13    Taxes.
(a)(i) Each Company Entity has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by or with respect to such Company Entity or its operations or assets, and each such Tax Return is true, correct and complete in all material respects; and (ii) all Taxes of the Company Entities (whether or not shown to be due on such Tax Returns, and including all Taxes required to be paid on an estimated or installment basis), have been timely paid.
(b)Each of the Company Entities has collected or withheld and paid all Taxes required to have been collected or withheld and paid in connection with any amounts paid or owing by or to any customer, employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. All such withheld amounts have been remitted to the appropriate Governmental Entities within the period prescribed by applicable Law.
(c)There are no outstanding deficiencies or assessments asserted or proposed against any Company Entity that have not been finally settled or paid in full.
(d)None of the Company Entities is currently the subject of or a party to any current or proposed action, suit, audit, investigation, or judicial or administrative proceeding concerning Taxes, and none of the Company Entities has received notice from any Governmental Entity of an intention to open any such matter.
(e)There are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against any Company Entity, and as of the date of this Agreement no such agreement, consent, or waiver has been requested.
(f)None of the Company Entities has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed.
(g)There are no liens for Taxes on any of the assets of the Company Entities (other than liens arising in the ordinary course for Taxes that are not yet delinquent or that are otherwise Permitted Liens).
(h)Other than as a result of the Corporate Reorganization, since the Balance Sheet Date, the Company Entities have not incurred any liability for Taxes outside the ordinary course of business.
(i)Since January 1, 2014, no claim has been made by a Governmental Entity in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction.
(j)The Company has made available to Purchaser true, correct and complete copies of all income Tax Returns of the Company Entities filed in the past three (3) years that are exclusive to the Business.
(k)Each Company Entity has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that, in an audit, would reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Law. None of the Company Entities is or has been a party to any “reportable transaction” as defined in Code §6707A(c)(1) and Regulation §1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Law.
(l)None of the Company Entities uses the cash receipts and disbursements method of accounting for federal or applicable state, local or non-U.S. income Tax purposes. None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) election by any Company Entity under Code §108(i) (or any corresponding or similar provision of state, local or foreign Tax law), (D) use of the installment sale or open transaction method to report a disposition made on or prior to the Closing Date, or (E) use of a method of accounting that improperly deferred until after the Closing Date the recognition of income that is required by Law to be reported in the Pre-Closing Tax Period.
(m)None of the Company Entities is a party to or bound by any written Tax allocation, Tax indemnification, Tax assumption, or Tax sharing agreement that will survive the Closing (other than incidental to ordinary course supply agreements with customers).
(n)None of the Company Entities (A) has been since January 1, 2014 a member of an Affiliated Group filing a combined, consolidated, or unitary income Tax Return (other than one of which the Company is the common parent) or (B) has any Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(o)None of the Company Entities is a partner or a member of any partnership, limited liability company or joint venture, or any other entity classified as a partnership for federal income tax purposes.
(p)The Company Entities, in all material respects, have properly collected and remitted sales and similar Taxes with respect to sales made to their customers or have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales and similar taxes.
(q)None of the Company Entities is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will, or would reasonably be expected to, terminate (or be subject to a clawback or recapture) as a result of the consummation of the transactions contemplated by this Agreement.
(r)None of the Company Entities has (i) applied for any Tax ruling or (ii) entered into a closing agreement with respect to Taxes with any Governmental Entity, in each case that will be binding on a Company Entity for a period commencing after the Closing Date.
(s)During the period from December 31, 2014, through the Closing Date, no Company Entity was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(t)No Company Entity is, or has been at any time since December 31, 2013, a United States real property holding company (as defined in Section 897(c)(2) of the Code).
(u)None of the Company Entities has a permanent establishment in any country other than the country under the laws of which such Company Entity is organized, as determined in accordance with any applicable Tax treaty or convention between the United States and the applicable country.

(v)No Company Entity (i) will be required to include any item of income in any taxable period (or portion thereof) beginning after the Closing Date as a result of Code Section 965 or (ii) has made any election under Code Section 965(h) to defer the payment of any “net tax liability” as such term is defined in Code Section 965(h)(6). If the taxable year of each Subsidiary of the Company was treated as ending on the Closing Date, neither the Company nor any other Company Entity would be required to include any amount in taxable income as a result of the application of Section 951 or Section 951A of the Code.
(w)Each Company Entity is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company Entities (as required under Section 482 of the Code, the Treasury Regulations promulgated thereunder and any other applicable federal, state, local or foreign Laws and regulations).
(x)Since January 1, 2014, none of the Company Entities has made or revoked any election under Treasury Regulation Section 301.7701-3 regarding classification as a corporation, partnership or disregarded entity.
Section 4.14    Real Property.
(a)No Company Entity owns any parcel of real property. No Company Entity is a party to any Contract to purchase any real property or interest therein.
(b)Section 4.14(b) of the Disclosure Schedule sets forth a true and complete list of each Lease relating to Leased Real Property or interests in real property leased by any Company Entity (including all amendments thereto). True and correct copies of each Lease have been made available to Purchaser. Each such Lease is legal, valid, binding and in full force and effect against the Company Entity party thereto, and to the Knowledge of the Company against any third party thereto, no Company Entity is in material default of any obligation under any such Lease and no event has occurred which with the passage of time or giving of notice, or both would constitute a material default of any obligation under any such Lease. No other party to any such Lease is in default of any material obligation thereunder. No Company Entity has provided or received any notice of intention to terminate any Lease other than such notices provided by a Company Entities as required by the Corporate Reorganization.
(c)The Company Entity party to each Lease is the sole holder of the leasehold interest in the Leased Real Property demised under such Lease, and currently possesses and has quiet enjoyment of such Leased Real Property. Other than as contemplated by the Corporate Reorganization, no Company Entity has subleased, licensed or otherwise granted any third party the right to use or occupy such Leased Real Property or any portion thereof. No Company Entity has granted any Liens on any Leased Real Property or any interest therein other than Permitted Liens or Liens that will not survive the Closing. To the Knowledge of the Company, there is no condemnation, expropriation or other proceeding in eminent domain pending or threatened with respect to the Leased Real Property. There are no pending special assessments for public improvements or otherwise affecting the Leased Real Property of which the Company Entities have received written notice, or, to the Knowledge of the Company, any contemplated improvements affecting the Leased Real Property that may result in special assessments affecting the Leased Real Property. No security deposits or portion thereof deposited with respect to any Lease have been applied in respect of a breach or default under such Lease which has not been redeposited in full. The operation of each Leased Real Property in the manner in which it is now operated complies in all material respects with all Laws including zoning, building, subdivision, fire, health and safety or other similar statutes, ordinances or regulations of any Governmental Entity, any reciprocal easement agreements or covenants, conditions and restrictions applicable to such Leased Real Property, and all insurance requirements affecting such Leased Real Property.
(d)All buildings, structures, fixtures and building systems, and all components thereof that constitute the Leased Real Property (including the roof, foundation and structural elements), are in good condition and repair in all material respects, and are supplied with utilities necessary for the operation of the Business as currently conducted at such facilities. All of the Leased Real Property has permanent rights of access to dedicated public roads, and there is no pending or, to the knowledge of the Company, threatened restriction or denial, governmental or otherwise, of such ingress or egress.
Section 4.15    Intellectual Property.
(a)Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list of all registrations and applications for registration of Company-Owned IP (“Owned IP Registrations”). The Company Entities exclusively own, free and clear of all Liens other than Permitted Liens, or are licensed or otherwise possess rights in, to or under, all Intellectual Property that is used in and necessary for the operation of their businesses as currently conducted (“Company IP”). All Owned IP Registrations are registered and/or applied for in the name of a Company Entity and, to the Knowledge of the Company are valid and subsisting. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with all Owned IP Registrations have been paid and all necessary documents have been filed, in a timely manner where applicable, with the relevant Governmental Authority for the purposes of registering, prosecuting or maintaining, as applicable, such Owned IP Registrations (other than in respect of such registrations or applications that have been, or are being, abandoned, permitted to lapse or cancelled following the exercise of reasonable business judgment by the Company Entities).
(b)The Company Entities own and possess the entire right, title and interest in and to all material Intellectual Property created or developed by, for or under the direction or supervision of any Company Entity that is currently in use or held for use by a Company Entity.
(c)The conduct of the business of the Company Entities does not infringe upon, misappropriate or otherwise violate, and has not in the past three (3) years infringed upon, misappropriated or otherwise violated, the Intellectual Property rights of any other Person. No Company Entity has received in the past three (3) years any written notice alleging that the operation of its business infringes upon, misappropriates or otherwise violates any Intellectual Property right of any other Person (including any unsolicited offer or demand that a Company Entity license the Intellectual Property of any Person or any request pursuant to a written Contract for a Company Entity to provide indemnification for infringement, misappropriation, or other violation of any Intellectual Property right of any other Person). To the Knowledge of the Company, there is no, nor has there been any, infringement, misappropriation, or other violation of any Company-Owned IP by another Person in any material respect. Immediately subsequent to the Closing, the Company IP will be owned or available for use by the Company Entities on terms and conditions substantially similar in the aggregate to those under which the Company Entities owned or used the Company IP immediately prior to the Closing.
(d)ýExcept for Licenses In and COTS Software, no Company Entity has any obligation to compensate any Person for the use of any Company IP or to grant exclusive licenses in any Company IP to any third party.
(e)The Company Entities have taken reasonable security measures to protect the confidentiality and value of all Trade Secrets included in the Company-Owned IP, as well as any Trade Secrets of a third party used or held for use by the Company Entities to whom the Company Entities have a written obligation to keep such third-party Trade Secrets confidential.
(f)No Company Entity has granted to any Person the right to modify, or placed into escrow in support of obligations to any Person, any source code of Company-Owned Software or is obligated to do so pursuant to a Contract.
(g)No Company-Owned Software contains any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices that would reasonably be expected to disrupt or interfere with the operation of the Company-Owned Software or equipment upon which the Company-Owned Software operates. No Company-Owned Software includes or installs any spyware, adware, or other similar Software that monitors the use of the Company-Owned Software or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Company-Owned Software or remote computer, as applicable (other than such code used by the applicable Company Entity in connection with support and maintenance services related to Company-Owned Software).
(h)The development of any Company-Owned Software with any Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any Company-Owned Software of any Open Source Software, does not obligate a Company Entity to disclose, make available, offer or deliver any portion of the source code of such Company-Owned Software to any third party other than the applicable Open Source Software.
(i)The Company Entities have complied in the past three (3) years in all material respects with the Laws applicable to any collection or use of personally identifiable information and with their publicly available privacy policies relating to the collection, storage, use and onward transfer of all personally identifiable information collected by the Company Entities.
(j)The Company Entities have reasonable security measures in place to protect information relating to their customers (“Customer Data”) under their and their service providers’ possession or control from unauthorized access. To the Knowledge of the Company, in the past three (3) years no Company Entity has suffered any material breach in security that has permitted any unauthorized access to Customer Data.
(k)The computer, information technology and data processing systems, facilities and services used by the Company Entities that are material to the operation and business of the Company Entities, including all material Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company Entities (collectively, the “Systems”), are in reasonably good working condition and sufficient for the operation of the business in the manner it is currently being conducted (taking into account the services provided pursuant to the Transition Services Agreements). To the Knowledge of the Company, the Software used by any Company Entity that is material to the operation and business of the Company Entities is substantially free of any material defects, bugs and errors and disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (other than code used by the applicable Company Entity in connection with support and maintenance services related to Company-Owned Software) (“Contaminants”). The Company Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. To the Knowledge of the Company, there has been no material failure, breakdown or substandard performance of any Systems that has caused a material disruption or interruption in or to the use of the Systems or the operation of the business. The Company Entities make back-up copies of data and information critical to the conduct of the business at reasonable intervals and conducts periodic tests to ensure the effectiveness of such back-up systems.
Section 4.16    Material Contracts.
(a)Section 4.16 of the Disclosure Schedule lists the following contracts to which any Company Entity is a party or bound (each such Contract, including those required to be, but not so, listed on Section 4.16 of the Disclosure Schedule, a “Material Contract”):
(i)any Contract (including any series of related Contracts) (x) with any Material Supplier or (y) which otherwise resulted in the expenditure by the Company Entities, taken as a whole, of more than $2,000,000 in the aggregate during the one (1) year period ending on December 31, 2018 or would otherwise reasonably likely require future aggregate annual payments by the Company Entities of $2,000,000 or more;
(ii)Contracts (including any series of related Contracts) (x) with any Material Customer or (y) which otherwise resulted in the payment to the Company Entities, taken as a whole, of more than $3,000,000 in the aggregate during the one (1) year period ending on December 31, 2018 or would otherwise reasonably likely to involve future aggregate annual payments to the Company Entities of $3,000,000 or more;
(iii)any Licenses-In or Licenses Out, in each case involving more than $200,000 in annual licensing fees, and any other agreements limiting or restricting any Company Entity’s ability to use or enforce any Company-Owned IP in any material respect;
(iv)any Contract evidencing indebtedness for borrowed money or any capital lease, including the guarantee of payment or performance of any other Person, including any parent guarantees, and guarantees of performance under contracts or agreements;

(v)each settlement, conciliation, or similar agreement (x) with any Governmental Entity, (y) pursuant to which any Company Entity is obligated to pay consideration after the date of this Agreement in the amount of $250,000 or more) or (z) that provides injunctive relief or grants specific performance;
(vi)any Contract that is a collective bargaining agreement or other similar Contract with any labor organization or collective bargaining representative;
(vii)any Contract that includes restrictive covenants that purport to limit or restrict in any material respect the business (or any line of business) that the Company Entities may conduct or the localities in which the Company Entities may conduct business (including any Contract containing exclusivity, non-competition, or similar restrictions);
(viii)any employment or consulting Contract with an employee or individual consultant or salesperson that provides for annual base salary or annual base compensation of $150,000 or more, other than a Contract that may be terminated by the Company Entities “at will” and without payment of severance or other payment for termination thereof, any Contract to grant any change in control, bonus, severance or termination pay (in cash or otherwise) to any employee in connection with the transactions contemplated by this Agreement, or any consulting or sales agent Contract with a firm or other organization that is reasonably likely to involve future aggregate annual payments by any Company Entity of $150,000 or more;
(ix)each Contract for warranty, guaranty, or similar undertakings with respect to contractual performance extended by any Company Entity that is materially different than the standard warranty, guaranty or similar undertaking provided by the Company Entities in the ordinary course of business and which have been provided to Purchaser;
(x)any Contract for the lease of real property providing for rental payments in excess of $250,000 per year;
(xi)any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per year;
(xii)any Contract relating to a joint venture, limited liability company, strategic alliance, sharing of profits or partnership;
(xiii)any Contract relating to any acquisition to be made by any of the Company Entities of any operating business or the capital stock of any other Person or all or a material portion of the assets of any other Person, which either (1) have been entered into during the last three (3) years or (2) contain obligations of any Company Entity party thereto which remain outstanding;
(xiv)any Contract relating to the acquisition or disposition of material assets (other than the sale of inventory in the ordinary course of business consistent with past practice);

(xv)any Contract (other than an Employee Plan) with any current or former officer or director of any Company Entity or under which any Company Entity has any Liability or obligation to any such current or former officer or director of any Company Entity in excess of $250,000 per year;
(xvi)any Contract involving the settlement of any lawsuit or other Proceeding with respect to which (A) any amount remains unpaid or (B) any other Liabilities or obligations are ongoing;
(xvii)any Contract granting a power of attorney or other similar agreement (other than in connection with ordinary course customs and import-export activities);
(xviii)any Contract that provides any customer of any Company Entity with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any Company Entity, including any agreement containing “most favored nation” provisions;
(xix)any Contract that provides any Company Entity the benefit of an exclusive dealing or any similar exclusivity provision;
(xx)any Contract that requires any Company Entity to purchase all or substantially all of its requirements of a particular product or service from a supplier;
(xxi)any Contract that is between any Company Entity, on the one hand, and a Governmental Entity or, to the Knowledge of the Company, any Person that is a prime contractor or subcontractor in respect of a Contract with any Governmental Entity, on the other hand; or
(xxii)any Contract utilized in any material respect by both the Business and the Retained Business.
(b)Each Material Contract is valid and binding on the Company Entity party thereto and is in full force and effect, and the applicable Company Entity has performed all material obligations required to be performed by it to date under each Material Contract. There is no material violation or material default under (nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract by any Company Entity or, to the Knowledge of the Company, any other party thereto. No Company Entity has received any written or, to the Knowledge of the Company, other notice (x) of any such violation or default or (y) that any other party to any Material Contract intends to cancel or terminate any such Material Contract. Seller has made available to Purchaser true, correct and complete copies of each Material Contract (together with all exhibits thereto and all amendments, waivers or other changes thereto).
Section 4.17    Insurance. Section 4.17 of the Disclosure Schedule sets forth a true and complete list of all material policies of insurance providing coverage in favor of the Company Entities or any of their respective properties and assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to the date of this Agreement and the Closing Date have been paid and no written notice of cancellation or termination has been received by any Company Entity with respect to any such policy and to the Knowledge of the Company, there is no reason or state of facts that would reasonably be likely to lead to the cancellation or termination of such policies. The Company and its Subsidiaries have given timely notice to their insurers of all material claims that may be insured by such insurance policies, and insurance coverage of such claims has not been denied or disputed by any insurer nor have any reservation of rights letters been issued by any such insurer with respect to any such claims. To the Company’s Knowledge, no Company Entity has any material insurable claims (whether pending or to be made) that have not been presented to the applicable insurers. Seller has made available to Purchaser loss-runs for the last three (3) years in respect of the Company Entities. None of the Company Entities, or any Affiliate thereof is in material default with respect to its obligations under any of such insurance policies.
Section 4.18    Bank Accounts. Section 4.18 of the Disclosure Schedule contains a true, correct and complete list of all banks, trust companies, savings and loan associations and other financial institutions at which any Company Entity maintains as of the Closing Date safe deposit boxes, checking accounts or other accounts of any nature with respect to its business together with the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
Section 4.19    Affiliate Transactions. Section 4.19 of the Disclosure Schedule sets forth a true and complete list of all transactions or agreements between Seller and/or its Affiliates (other than a Company Entity), or, to the Knowledge of the Company, any of their respective officers, directors or senior management employees, on the one hand, and any Company Entity or, to the Knowledge of the Company, any of its officers or directors or senior management employees, on the other hand, in each case, other than Contracts (i) relating to employment and/or consulting services provided in such Person’s capacity as an employee, consultant or officer of any Company entered into at arms’-length and in the ordinary course of business and made available to Purchaser, and (ii) that will not survive the Closing in accordance with its terms.
Section 4.20    Customers and Suppliers.
(a)Section 4.20(a)(i) of the Disclosure Schedule sets forth a true and complete list of (i) the top 20 customers of the Business (by gross revenue of the Business) for the twelve (12) months ended December 31, 2018 (the “Material Customers”) and (ii) the gross revenues generated from such customer during such period. None of the Company Entities, Seller, Parent, any Retained Subsidiary or any of their respective Affiliates has received any written notice, or any oral notice that would reasonably be expected to lead to a written notice, from any Material Customer, and to the Company’s Knowledge no Material Customer has otherwise notified any such Person, that such Material Customer has or intends or otherwise expects to stop, materially decrease the volume of, or materially change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from the Business or the Company Entities (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There is no dispute pending, or to the Knowledge of the Company threatened in writing, with any of the Material Customers that would reasonably be expected to result in a material Liability. Section 4.20(a)(ii) of the Disclosure Schedule contains a true and complete listing of the in-development custom product design wins of the Company Entities in respect of the Business as of February 28, 2019, organized by customer, and indicating for each such product design win whether the Company Entities have received from the applicable customer a non-binding award letter or email and/or a purchase order for samples, tooling or testing.
(b)Section 4.20(b) of the Disclosure Schedule sets forth a true and complete list of (i) the top 10 licensors, vendors, suppliers, service providers and other similar business relations of the Business (based on the amounts paid to such Persons by the Business) for the twelve (12) months ended December 31, 2018 (the “Material Suppliers”) and (ii) the amounts paid to each such Person during such period. None of the Company Entities, Seller, Parent, any Retained Subsidiary or any of their respective Affiliates has received any written notice, or any oral notice that would reasonably be expected to lead to a written notice, from any Material Supplier, and to the Company’s Knowledge no Material Supplier has otherwise notified any such Person, that such Material Supplier has or intends or otherwise expects to stop, materially decrease the volume of, or materially change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business or the Company Entities (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There is no dispute pending, or to the Knowledge of the Company threatened in writing, with any of the Material Suppliers that would reasonably be expected to result in a material Liability.
Section 4.21    Brokers. No Company Entity is a party to any Contract that would require Purchaser or a Company Entity to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement (or that contains any “tail” provision that would require a payment in connection with any future acquisition or sale by a Company Entity) other than any such fee or commission that will be paid by a Company Entity prior to the Closing.
Section 4.22    Product Warranties and Recalls. Section 4.22 of the Disclosure Schedule sets forth a true and complete list of all product recalls and other replacement, field fix, retrofit and modification campaigns made by or on behalf of a Company Entity in the past three (3) years. No Company Entity has received notice of any unresolved claim of personal injury, death, or property or economic damages, or any unresolved claim for injunctive relief in connection with any product manufactured or sold by, or any service provided by, such Company Entity other than claims made under or pursuant to standard contractual product or service warranties of the Company Entities made available to Purchaser. None of the products designed, manufactured or distributed by, or any service provided by, the Company Entities suffer in any material respect from any material defects, or otherwise fail to meet and comply with applicable customer standards or specifications, in each case in such a manner as would be reasonably likely to give rise to any product liability or warranty claims against a Company Entity in excess of the reserves for warranty claims included in the Business Financial Statements. The Company is in compliance in all material respects with all applicable state and federal regulatory obligations with regard to disclosure of product safety defects. Neither the Company nor any of its Subsidiaries has extended to any of its customers any material written product warranties, indemnifications or warranties outside of the ordinary course of business consistent with past practice. There are no material claims pending or, to the Knowledge of the Company, threatened against any Company Entity with respect to any warranty that covers products designed, manufactured, packaged, marketed, labeled, shipped, sold or distributed, or services provided, by or on behalf of the Company Entities.

Section 4.23    Personal Property. Each of the Company Entities has good and valid title to, or holds pursuant to valid leases or licenses, all of the assets, rights and properties owned, licensed or leased by it and used by it in the conduct of the Business that are individually or in the aggregate, with a net book value of $50,000 or more or are otherwise material to the operation of the Business by any of the Company Entities, free and clear of all Liens other than Permitted Liens. Each of the Company Entities’ equipment and other tangible assets are in good operating condition and repair (normal wear and tear excepted), have been maintained and repaired in the ordinary course of business consistent with the standards generally followed in the industry in which the Business operates, and are suitable for their intended use, in each case in all material respects. The Company Entities have good and valid title to, or hold pursuant to valid leases or licenses, all of the personal property necessary for the conduct of the Business as presently conducted, in each case, in the ordinary course of business, taking into account the services to be provided pursuant to the Transition Services Agreements.
Section 4.24    Corporate Reorganization. Each of the implementing documents in respect of the Corporation Reorganization (i) is, or when entered will be, a valid and binding agreement of the parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, (ii) has not been amended or modified from the copy thereof made available to Purchaser prior to the Closing, and (iii) is not the subject of any Proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity that seek the revocation, cancellation, suspension or adverse modification thereof. None of the parties to any of the Reorganization Documents are in default of, or have received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default of, such Reorganization Documents. Following the Corporate Reorganization, subject to the provisions of ARTICLE IX, the Company Entities will retain only those Liabilities related to the Business.
Section 4.25    Exclusivity of Representations and Warranties
. Seller makes no representations or warranties of any kind or nature whatsoever, oral or written, express or implied relating to the Company Entities (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company Entities), except as expressly set forth in this ARTICLE IV, and Seller hereby expressly disclaims any such other representations or warranties. NOTHING IN THIS Section 4.25 SHALL LIMIT CLAIMS OR REMEDIES FOR FRAUD OR REPRESENTATIONS AND WARRANTIES MADE IN ANY OTHER AGREEMENT TO WHICH ANY OF THE COMPANY, ANY SUBSIDIARY, ANY SELLER OR ANY OF THEIR AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES IS A PARTY.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser makes the representations and warranties set forth in this Article V as of the date of this Agreement and as of the Closing Date.
Section 5.01    Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.
Section 5.02    Authority; Execution and Delivery; Enforceability. Purchaser has the requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by Purchaser. Purchaser has duly executed and delivered this Agreement. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.
Section 5.03    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not (i) materially conflict with or violate any Law or judgment applicable to Purchaser or by which Purchaser’s property is bound or subject or (ii) violate or conflict with the Organizational Documents of Purchaser.
Section 5.04    Required Filings and Consents. No waiver, Order, Permit, consent, approval or authorization of, and no declaration or filing with, or notification to, any Governmental Entity or other Person, is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except (i) for any filings required to be made under applicable antitrust Laws and (ii) for such filings as may be required by any federal or state securities Law.
Section 5.05    Financing. Purchaser has received, and delivered a true and correct copy to Seller of, a fully executed debt commitment letter dated on or prior to the date of this Agreement (including all annexes, exhibits, schedules and other attachments thereto, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto, with the commercial terms and specific lending group redacted to the extent required by the Debt Financing Sources, pursuant to which such Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to Purchaser the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing”). The Debt Commitment Letter has not been amended or modified in any manner since the date thereof. Neither Purchaser nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing other than as set forth in the Debt Commitment Letter. Purchaser has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. The aggregate proceeds of the Debt Financing (including any Alternative Financing), taken together with cash on hand and available borrowing capacity of Purchaser and its Parent entities and Affiliates, will be sufficient for Purchaser to complete the transactions contemplated by this Agreement and to pay the payments as set forth in Section 2.02 that are required to be paid by Purchaser at, or in connection with or as a result of, the Closing, and pay any and all fees and expenses required to be paid by Purchaser at, or in connection with or as a result of, in connection with the transactions contemplated by this

Agreement and (ii) Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to closing of the Debt Financing to be satisfied by it contained in the Debt Commitment Letter. Purchaser has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof. The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. The Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Purchaser and each other party thereto to provide the Debt Financing subject only to the satisfaction or waiver of the conditions set forth therein. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than those specifically set forth in the Debt Commitment Letter, and the only conditions precedent or other contingencies related to the funding of the Debt Financing on or prior to the Closing Date that will be included in the definitive documentation in respect thereof shall be those specifically set forth in the Debt Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Purchaser or any other party thereto under any of the Commitment Letters. Purchaser understands and acknowledges that under the terms of this Agreement, Purchaser’s obligation to consummate the acquisition is not in any way contingent upon or otherwise subject to Purchaser’s, or any other Person’s consummation of any financing arrangements, Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to Purchaser or any other Person.
Section 5.06    Litigation. There are no Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which would reasonably be expected to impair or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is not subject to any Order which, individually or in the aggregate, would reasonably be expected to impair or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement.
Section 5.07    R&W Insurance Policy. The copy of the R&W Insurance Policy attached hereto as Exhibit C is a true and complete copy thereof, and has not been amended or modified in any manner since the date thereof. Purchaser has fully paid (or caused to be paid) any and all policy fees, premiums and other amounts that are due and payable on or prior to the date of this Agreement in connection with the R&W Insurance Policy, and will timely fully pay (or caused to be paid) any and all policy fees, premiums and other amounts that are due and payable after the date of this Agreement and on or prior to the Closing Date in connection with the R&W Insurance Policy.
Section 5.08    Nature of Purchase. Purchaser is purchasing the Shares for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended. Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances.
Section 5.09    Brokers. Purchaser is not a party to any agreement that would require any Seller or any Company Entity, directly or indirectly, to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
ARTICLE VI.
CERTAIN COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From and after the date of this Agreement and until the earlier of the termination of this Agreement and the Closing, except as may be required in connection with the Corporate Reorganization, (x) the Seller and the Company shall, and shall cause the Subsidiaries to (i) conduct their respective businesses in the ordinary course (in respect of the Business) and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries (including relationships with employees, customers, suppliers and other business relations), in each case in respect of the Business, and (y) without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the Subsidiaries not to, except as may be required by Law, as may be contemplated or required in connection with the Corporate Reorganization, or as disclosed on Section 6.01 of the Disclosure Schedule, in each case in respect of the Business:
(a)adopt or approve any Employee Plan, or amend in any material respect or rescind or terminate any existing Employee Plan (except as may be expressly required under applicable Law or under Contracts and Employee Plans in effect at the date of this Agreement);
(b)make or announce any material increase in the salary or incentive compensation payable or to become payable to any director, officer or employee of any Company Entity, other than in the ordinary course of business consistent with past practice, or as may be expressly required by applicable Law or under Contracts and Employee Plans in effect at the date of this Agreement and set forth in the Disclosure Schedule;
(c)purchase, acquire, divest, sell, encumber or dispose of (by merger, consolidation, purchase or sale of assets, purchase or sale of stock or otherwise) any Person or business by (including any division thereof), or any material assets of, any Company Entity, other than sales of inventory or other assets in the ordinary course of business consistent with past practice;
(d)change or modify the accounting principles, policies or methods of any of the Company Entities (except to the extent required by Law or GAAP), or change or modify the cash management process of any of the Company Entities (other than in connection with a dividending or distribution of cash and cash equivalents or the use of cash to paydown Indebtedness or other Liabilities of the Company Entities, in each case that is completed by this Agreement to occur at or prior to the Closing) or their policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, acceptance of customer deposits or granting or extension of credit;
(e)amend the Organizational Documents of any Company Entity;

(f)issue, pledge, encumber, award or grant additional shares of capital stock or any securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock, of any Company Entity;
(g)split, combine, redeem or reclassify, purchase or otherwise acquire, or declare, set aside or pay any distributions with respect to, any of its or their equity securities;
(h)declare, set aside or pay any non-cash dividend or make any non-cash distribution in respect of any shares of capital stock of any Company Entity;
(i)make or change any Tax election or settle or compromise any Tax Liability, change an annual accounting period, change any accounting method with respect to Taxes, file any amended Tax Returns, enter into any closing agreement, surrender any right to claim a refund of Taxes, request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, file any Tax Returns in a manner inconsistent with past practice or fail to pay any Tax when it becomes due and payable (including any estimated Tax payments);
(j)initiate, waive, release, transfer, settle or compromise any claim, litigation or other Proceeding other than claims in the ordinary course of business that result solely in the payment of less $500,000 individually and $2,000,000 in the aggregate; provided, that such settlement or compromise (or documents related to any such settlement or compromise) do not involve any non-monetary obligations on the part of any Company Entity or the Purchaser;
(k)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;
(l)voluntarily waive, cancel or forgive any debts or claims in excess of $500,000 individually and $2,000,000 in the aggregate, or waive any other rights of material value;
(m)(A) other than in the ordinary course of business with respect to customer purchase orders, enter into, materially modify, amend, waive, accelerate, change or terminate any Contract that would constitute a Material Contract or (B) amend, modify or terminate any Lease or enter into any new Lease for the use or occupancy of any Leased Real Property requiring rental and other payments in excess of $250,000 annually as averaged over the term thereof;
(n)(A) hire or engage any indirect labor other than in the ordinary course of business consistent with past practice, or (B) hire or engage, or enter into or amend in any material manner any Contract relating to the employment of, any employee, independent contractor, officer or director, providing for an annual base salary, or annual consulting or directors’ fees, in excess of $150,000 (or its foreign currency equivalent as of the date hereof), or (C) grant any severance or termination pay to any employee, independent contractor, officer or director, other than in the ordinary course of business consistent with past practice;
(o)make any capital expenditures or commitments therefor that will require payments after the Closing in excess of $1,000,000 in the aggregate;
(p)engage in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods, in each case other than in the ordinary course of business consistent with past practice;
(q)make loans or advances to, or guarantees for the benefit of, any Person in excess of $250,000 in the aggregate (other than the advancing of credit to customers in the ordinary course of business consistent with past practice);
(r)implement any plant closings or mass layoffs of employees that trigger advance notice compliance obligations under the WARN Act;
(s)abandon, permit to lapse, fail to protect, assign, sell, license, transfer, or otherwise dispose of any material Company IP, other than non-exclusive licenses of Intellectual Property granted and disposed of in the ordinary course of business; or
(t)authorize or enter into any Contract or commitment with respect to any of the foregoing.
Section 6.02    Access to Information; Company Entity Confidential Information.
(a)From and after the date hereof and until the earlier to occur of the termination of this Agreement and the Closing, upon reasonable advance notice to the Company and subject to the requirements of any applicable Laws governing access to information, the Seller and the Company shall, and shall cause the Subsidiaries to, provide Purchaser and its directors, managers, officers, employees, independent contractors, consultants, advisors, accountants, legal counsel and other similar representatives (collectively, “Representatives”) reasonable access during normal business hours to (i) the key employees and records of the Company Entities and (ii) subject to prior consent of Seller (not to be unreasonably withheld), and accompaniment of representatives of Seller and/or management of the Retained Subsidiaries (at Seller’s election), applicable properties, facilities, customers, vendors and suppliers of the Company Entities, and during such period furnish promptly to Purchaser and its Representatives such financial, operating and other information concerning the Company Entities and their respective businesses as Purchaser and its Representatives may reasonably request; provided, however, that no such access or information shall be provided to the extent doing so would in Seller’s discretion be violative of any applicable Law or could result in the waiver of any legal privilege in favor of the Company and its Affiliates (absent reasonable accommodations such as entering into joint defense agreements). All information obtained by Purchaser and its Representatives from the Company Entities shall be held in strict confidence in accordance with the terms of that certain Non-Disclosure Agreement dated June 19, 2018 (the “Confidentiality Agreement”), between Platinum Equity Advisors, LLC and AEI U.S. Subsidiary, LLC. Purchaser shall, and shall cause its Representatives to, use any information obtained pursuant to this Section 6.02 only in connection with the transactions contemplated by this Agreement, and shall not, and shall cause its Representatives not to, other than as expressly contemplated by this Agreement, contact prior to the Closing any officer, director, employee, customer, supplier, distributor or other material business relation of the Company or any Subsidiaries without the prior written consent (which may be provided by electronic mail and shall not be unreasonably withheld, conditioned or delayed) of the Company.

(b)Seller recognizes that all information concerning the business and affairs of Purchaser, the Company and the Subsidiaries that is not, as of the date hereof, generally available to the public (the “Confidential Information”), whether developed by them or by any other Person for or on behalf of such Persons or any of their Affiliates, will, from and after the Closing (other than with respect to the Purchaser and its Affiliates that are not Company Entities, in which case Seller recognizes that such information is the exclusive property of Purchaser and its Subsidiaries and Affiliates at all times before and after the Closing), be the exclusive property of Purchaser and its Subsidiaries (including the Company Entities). Accordingly, Seller agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Purchaser, disclose to any third party (other than each other and their respective Representatives who have a business need arising out of this Agreement to know such information) or use any Confidential Information, and shall utilize the same degree of care (but no less than a reasonable degree of care) as Seller would take to preserve confidentiality for its own similar information; provided, that the foregoing restrictions shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.02(b)) or (B) independently developed by Seller or its Representatives (other than by the Company Entities prior to the Closing) without reference to or use of Confidential Information, or (ii) prohibit any disclosure (A) required by Law so long as, to the extent legally permissible, Seller, as applicable, provides Purchaser with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the transactions contemplated hereby.
Section 6.03    Public Announcements. The parties acknowledge and agree that Purchaser, and certain Affiliates of Seller, may file, or be required to file, one or more current and/or periodic reports under the rules and regulations of applicable national securities exchanges, and issue a press release, regarding the transactions completed hereby following the execution of this Agreement. A disclosing party (Purchaser or, on behalf of such Affiliates, Seller) shall provide to the non-disclosing party, reasonably in advance of such issuance, copies of any such reports or releases, and shall accept and implement any reasonable comments provided by the non-disclosing party with respect thereto; provided that, (i) with respect to any such reports (other than on Form 8‑K), the disclosing party need only provide the portions of such reports that disclose information regarding the transactions contemplated by this Agreement or the parties hereto, and (ii) the disclosing party may make such public disclosure as it reasonably believes is required by Law, legal process or the rules and regulations of any applicable national securities exchange (after consultation with outside legal counsel), in which case it will, to the extent reasonably practicable in the circumstances, use its reasonable efforts to consult with the non-disclosing party with respect to the timing and content thereof. Except with respect to the foregoing sentence, Purchaser, the Company and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the other party’s prior consent, except as may be required by Law; provided, however, that either party may make public statements, including the publication of “tombstone” advertisements, without the consent of the other party to the extent that (x) such public statements contain only information included in a prior press release or other public statements permitted in accordance with this Section 6.03, (y) such information is otherwise in the public domain or (z) such information is information in which the other party has no expectation of confidentiality (with the understanding that the parties hereto expect the Purchase Price and other financial details to remain confidential except as required to comply with the accounting and the United States Securities and Exchange Commission disclosure obligations or the rules of any national securities exchange). Notwithstanding the foregoing, the parties will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized representatives and employees of Seller or its Affiliates, (b) to its and its Affiliates’ investors in summary format as part of summary information about Seller’s or any of its Affiliates financial condition, (c) to any of Seller’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom it or its Affiliates discloses such information in the ordinary course of business and (d) following the Closing to any bona fide prospective purchaser of the equity or assets of Seller or its Affiliates, in each of clause (c) and (d) if, and only to the extent, that the recipient of such confidential information is made aware of the confidential nature of such information and the obligation to maintain the same as confidential (and Seller shall be responsible for any breach of such obligation).
Section 6.04    Reasonable Efforts; Cooperation.
(a)Upon the terms and subject to the conditions set forth in this Agreement, the Company and Purchaser shall use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents (including in the case of the Company any required Leased Real Property landlord consents and in connection with the Corporate Reorganization) and approvals and to effect all necessary registrations and filings, and to use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement including, without limitation, (i) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and (ii) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement, or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Notwithstanding the foregoing, in no event shall any party’s cooperation require such party to make any payments to any third parties (other than de minimis review and consent payments required by the terms of applicable Contracts with third parties, which, except as set forth in Section 6.04(b), shall be borne by Seller), to undertake litigation or with respect to the Company, to amend or waive any provision of any Contract between any Company Entity and any third party unless such amendment or waiver is reasonably acceptable to both Seller and Purchaser.
(b)Without limiting the generality of Section 6.04(a), promptly following the execution of this Agreement and in any event within fifteen (15) Business Days of the date hereof, Seller and Purchaser will make appropriate filings under the German Act against Restraints of Competition, as amended (the “ARC Act”), and the Polish Act on Competition and Consumer Protection, as amended (the “ACCP Act”), with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the ARC Act and ACCP Act and to take all other actions reasonably necessary, proper or advisable to obtain all approvals, waivers, consents and expirations or terminations of the applicable waiting periods under any applicable antitrust Law as soon as reasonably practicable. The parties shall in good faith cooperate in all respects with each other in connection with any filing or submission under the respective ARC Act and ACCP Act and in connection with any investigation or other inquiry related thereto. Purchaser shall be responsible for all fees imposed on the parties under the ARC Act and the ACCP Act.
(c)Each of Purchaser and Seller shall promptly notify the other parties hereto of any non-routine, material written communication made to or received by either Purchaser or its Affiliates and/or Seller or its Affiliates, as the case may be, from any antitrust Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if reasonably practicable, permit the other parties hereto to review in advance any proposed non-routine, material written communication to any such antitrust Governmental Entity, provided that neither Purchaser nor Seller shall be required to provide to each other with any documents or other materials related to a party’s valuation of the transactions contemplated by this Agreement, and make good faith efforts to incorporate the other parties’ reasonable comments, and not agree to participate in any substantive meeting or discussion with any such antitrust Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such antitrust Governmental Entity, gives the other parties the opportunity to attend, and furnish the other parties with copies of all material correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such antitrust Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, provided that neither Purchaser nor Seller shall be required to provide to each other with any documents or other materials related to a party’s valuation of the transactions contemplated by this Agreement.
(d)Notwithstanding anything in this Agreement to the contrary, in no event will Purchaser or Seller, or any of their respective Affiliates, be obligated to propose, or agree to accept, any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that would reasonably be likely to limit the business activities of Purchaser or Seller, respectively, or any of their respective Affiliates (including, with respect to Purchaser, the Company Entities after the Closing).
(e)Purchaser shall not, and shall cause its subsidiaries and controlled Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.05    Employee Covenants.
(a)Purchaser shall ensure that, for all periods following the Closing, all Employee Plans (including replacement or equivalent plans thereof) and all other employee benefit plans made available by Purchaser and the Company Entities and their Affiliates to individuals who were employed by a Company Entity immediately prior to the Closing and who continue to be employed by the Company Entities and their Affiliates immediately after the Closing (the “Continuing Employees”) (each plan, a “Post-Closing Plan”) recognize all years of service and employment with the Company Entities and any predecessor companies of the Company Entities for the purposes of eligibility and vesting, and for purposes of the level of benefits under any Post-Closing Plan that provides for severance or paid time off (but not for the purposes of vesting of future equity awards or benefit accruals under any defined benefit pension plan except as required by applicable Law), to the same extent such service and employment was recognized for similar purposes under the Post-Closing Plan or an equivalent Employee Plan immediately prior to the Closing Date. Subject to Purchaser obtaining consent from all applicable third-party service providers and insurers, Purchaser shall, for all periods following the Closing use commercially reasonable efforts to ensure that no Post-Closing Plan limits or restricts the benefits of any Continuing Employee based on any pre-existing condition, exclusions or waiting periods, except to the extent such limitation was in effect and unsatisfied under an equivalent Employee Plan immediately prior to the Closing.
(b)For the period ending December 31, 2019, Purchaser shall, and shall cause the Company Entities and their Affiliates to, maintain the Employee Plans providing incentive compensation opportunities that are identified in Section 4.10(a) of the Disclosure Schedule on terms as least as favorable to the Continuing Employees. Without limiting the foregoing, Purchaser shall pay or cause the Company Entities and their Affiliates to pay to the Continuing Employees the incentive compensation included in the final determination of the Purchase Price (but in each case only to the extent payable pursuant to the applicable plan terms on the applicable payment date).
(c)As is noted in Section 6.01 of the Disclosure Schedule, Seller may elect to accelerate the time of payment of one or more of the Existing Sale Bonus Agreements such that any amounts that may have been paid more than seventy five days after the Closing Date are instead paid prior to or within seventy five days prior to the Closing Date. If any Existing Sale Bonus Agreements with respect to Continuing Employees will require a payment more than seventy five days after the Closing Date, (i) Seller will provide written notice of such fact to Purchaser in connection with the estimates delivered pursuant to Section 2.04(b), (ii) from time to time following the Closing and through the date that is one (1) year following the Closing Date, Purchaser shall keep Seller promptly informed as to the termination or resignation, if any, of the employment of each such Continuing Employee who is party to such Existing Sale Bonus Agreement, and (iii) Seller shall deliver to Purchaser, within a reasonable period of time prior to the required date of payment in respect thereof, a written statement identifying the payments required to be made to such employee (each such payment, together with the aggregate amount of any employer portion of any payroll, social security, unemployment or similar Taxes that arise as a result of such payment, being a “Post-Closing Bonus Payment”). Upon receipt of such notice, Purchaser shall promptly determine and inform Seller of the amount of the employer portion of any payroll, social security, unemployment or similar Taxes that would arise as a result of each such payment (time being of the essence in this respect) and Purchaser shall promptly provide Seller with appropriate wire transfer instructions for each such payment, and Seller shall thereupon deliver to Purchaser, in accordance with such wire transfer instructions, promptly, and in any event at least five (5) days before the date of payment, an amount in cash equal to aggregate amount of the Post-Closing Bonus Payments. Upon receipt of such amounts, Purchaser shall cause the appropriate Company Entity (or Purchaser or its Affiliate) to pay, in the first regularly scheduled payroll following receipt of such amounts, the payment amount specified in Seller’s notice to the applicable Continuing Employee specified in such notice, in each case less any applicable withholding Taxes. If such employee identified in such a written notice from Seller is no longer an employee of Purchaser or its Affiliates as of the applicable date of payment, Purchaser shall promptly return to Seller the amount provided by Seller to Purchaser in respect of such employee. Notwithstanding anything to the contrary in this Agreement, payments made or to be made under this Section 6.05(c), if any, will not be included in the final determinations of Closing Indebtedness, Closing Net Working Capital or Closing Company Transaction Costs.
(d)Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Purchaser’s or its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
Section 6.06    Pre-Closing Period Tax Matters.
(a)Purchaser shall pay (or cause the Company to pay) to Seller the amount of any foreign, federal or state income Taxes paid by the Company Entities with respect to any Pre-Closing Tax Period (including any Seller Income Tax Overpayments) that are refunded to Purchaser or any of the Company Entities (or applied as a credit against the Taxes of Purchaser or any Company Entity) after the Closing Date (but net of applicable costs and expenses, including Taxes imposed with respect to such refunds or credits), provided that such refund is received or credit applied prior to the expiration of the last taxable year of Purchaser and its Affiliates (including the Company Entities) that includes December 31, 2021 (such Tax refunds or credits, net of such applicable costs and expenses, the “Pre-Closing Period Income Tax Refunds”). For this purpose, (i) a Tax refund shall be deemed to have been “received by” or “applied as a credit against the Taxes of” Purchaser or a Company Entity to the extent that such Tax refund is used to reduce Purchaser’s or any Company Entity’s, or any other member of the consolidated tax group that includes any such Person’s, Liability for Taxes for a period commencing after the Closing Date, (ii) in the case of a Straddle Period, the Pre-Closing Period Income Tax Refund payable to Seller with respect to such period shall be determined by calculating the Tax for the Pre-Closing Tax Period in a manner consistent with subsection (e) hereof and taking into account payments of such Taxes during the portion of the Straddle Period ending on the Closing Date, and (iii) whether, for purposes of the preceding clause (i) or clause (ii), a Tax refund is deemed to be received or applied as a credit shall be determined by assuming that all other losses, deductions and credits of the consolidated tax group of which Purchaser and the Company Entities are a part for the applicable tax period (including any NOL Carryforwards and Seller Business Interest Expense

Carryforward Deductions) are utilized before such Tax refund or credit is used. Purchaser shall not, absent Seller’s prior written consent, make any Tax carryback or other tax election with respect to a Pre-Closing Tax Period of any Company Entity that would reduce the amount of any Pre-Closing Period Income Tax Refund. Seller shall promptly return any Pre-Closing Period Income Tax Refunds to Purchaser in the event Purchaser or the Company Entities are required to repay any amount with respect thereto to any Governmental Entity.
(b)After the Closing, at its own expense, (i) the Company shall cause its historical tax preparers in the Los Angeles office of Ernst & Young LLP to prepare, and the Company shall file or cause to be filed (i) all income Tax Returns of the Company Entities for all Tax periods ending on or prior to the Closing Date which are to be filed after the Closing Date and for all Straddle Periods (provided that, with respect to any such Straddle Period returns, the Company may use such tax preparation firm other than Ernst & Young LLP as may be determined by the Company in its reasonable discretion); and (ii) the Company shall pay (or cause the applicable Company Entities to pay) all Taxes shown as due and payable on such Tax Returns, in accordance with the applicable Tax Laws.
(i)The Company shall prepare, and shall cause the aforementioned tax preparers to prepare, such income Tax Returns in a manner consistent with the prior practices of Seller and the Company Entities to the extent consistent with applicable Law, and otherwise as provided in this Section 6.06. The Company shall provide such income Tax Returns to Seller for review and comment at least 20 days prior to their filing. Purchaser and the Company shall permit Seller to review and comment on each such income Tax Return, and shall make such revisions to such income Tax Returns as are reasonably requested by Seller and consistent with the prior practices of Seller and the Company Entities (taking into account the transactions contemplated by this Agreement and the provisions of this Agreement). In the event of a dispute among the parties with respect to any item on any such income Tax Return, the parties shall act in good faith to resolve any such dispute prior to the date on which such income Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.04(e); provided, however, that such disputes shall not prevent the timely filing of any such income Tax Return.
(ii)In addition to, and not in limitation of, Seller’s obligations in respect of Indemnified Taxes pursuant to Article IX, Seller shall be responsible for all income Taxes payable with respect to the operations of the Company Entities for Pre-Closing Tax Periods, and Purchaser shall be responsible for all income Taxes payable with respect to the operations of the Company Entities and the Subsidiaries after the Closing. Purchaser shall remit or cause to be remitted all income Taxes in respect of Straddle Period Tax Returns; provided, however, that not later than five (5) days before the due date for payment of income Taxes with respect to any such Straddle Period Income Tax Returns, Seller shall pay to Purchaser an amount equal to that portion of the income Taxes shown on such return for which Seller is responsible pursuant to this Section 6.06(b).
(iii)It is the intent of the parties hereto that (x) all Seller Tax Deductions and all Seller Business Interest Expense Carryforward Deductions shall be applied and deducted by the Company Entities in a Pre-Closing Tax Period to the extent permitted under applicable Law and (y) such deductions (to the extent permitted under applicable Law) shall be reflected in the final income Tax Returns of the Company for the Tax period ending on the Closing Date. Concurrently with the delivery of such income Tax Returns to Seller pursuant to clause (i) of this Section 6.06(b), Purchaser and the Company shall prepare and deliver to Seller a calculation of the NOL Carryforwards (including any Seller Tax Deductions included in such NOL Carryforwards) and Seller Business Interest Expense Carryforward Deductions. Purchaser and the Company shall permit Seller to review and comment on such calculations, and shall make such revisions thereto as are reasonably requested by Seller taking into account the items of income, gain, loss, and deduction reported in said income Tax Returns. In the event of a dispute among the parties with respect to such calculations, the parties shall act in good faith to resolve any such dispute prior to the date on which said income Tax Returns are required to be filed. If the parties cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.04(e).
(iv)Purchaser shall pay to Seller the amount of the Tax Benefit (as hereinafter defined) attributable to the amount of NOL Carryforwards and Seller Business Interest Expense Carryforward Deductions actually utilized in the income Tax Returns of the Purchaser or the Company Entities for Post-Closing Tax Periods ending on or before the expiration of the last tax year of Purchaser and its Affiliates (including the Company Entities) that includes December 31, 2021 (the “Carryforward Deductions”). For purposes of this clause (iv), (A) the amount of the NOL Carryforwards utilized in a Post-Closing Tax Period shall be determined by subtracting the Tax liability of Purchaser or the Company Entities for such period, determined by including such NOL Carryforward deductions, from the Tax liability of Purchaser or the Company Entities for such period, determined without such NOL Carryforward deductions and treating such deductions as the last item of any available net operating loss carryforward to be used; (B) the amount of a Seller Business Interest Expense Carryforward Deduction utilized in a Post-Closing Tax Period shall be determined by subtracting the Tax liability of Purchaser or the Company Entities for such period, determined by including such deductions, from the Tax liability of Purchaser or the Company Entities determined without such deductions and treating such deductions as the last item of any available business interest expense to be used; and (C) the amount of the Seller Tax Deductions included in the NOL Carryforwards shall be determined by assuming that such deductions are utilized in the Pre-Closing Tax Period before any net operating losses or business interest expense from prior periods. The amount of a “Tax Benefit” derived from utilization of Carryforward Deductions shall be deemed to be the product of (i) the amount of such deduction utilized, as described above, multiplied by (ii) 21.00%. The amount of any such Tax Benefit attributable to Carryforward Excess Deductions shall be treated as “realized” on the date the Tax Return reflecting the use of such deduction is filed, and shall be computed without taking into account any redemption or other corporate contraction described in Section 382(e)(2) of the Code. Within five (5) days after the filing of such Tax Return, Purchaser shall pay the amount of such Tax Benefit to Seller.
(c)As promptly as practicable after the end of each Tax period taken into account under this Section 6.06, and in any event no later than ten (10) Business Days after the filing of the applicable Tax Returns for such Tax period or the receipt of any cash Tax refund, in either case, that may result in a required payment to Seller under this Section 6.06, during which, in the good faith determination of Purchaser, any items (refunds, deductions, overpayments, etc.) remain outstanding, Purchaser will deliver to Seller a statement in reasonable detail, together with any applicable supporting materials, of the amounts payable to Seller, together with any calculations applicable thereto (including “with and without” calculations, if applicable).
(d)In the case of Taxes that are payable with respect to the Straddle Period imposed on income, sales, receipts, or payments, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed equal to the amount that would be payable if the applicable taxable year ended at the Determination Time. The amount of all other Straddle Period Taxes allocable to the pre-Closing portion of such Straddle Period shall be determined by multiplying the total amount of the Tax for the applicable Straddle Period by a fraction whose numerator is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and whose denominator is the total number of days in such Straddle Period.
(e)In the event of any audit, investigation, litigation or other proceeding in respect of any Tax Return with respect to any Pre-Closing Tax Period (each, a “Tax Matter”), Purchaser shall promptly notify Seller in writing of such Tax Matter, and Seller (and its representatives) shall have the right (i) to represent the Company Entities in such Tax Matter if such Pre-Closing Tax Period ends on or prior to the Closing Date, or (ii) to participate in such Tax Matter and be kept reasonably informed as to any correspondence received with respect thereto if the Tax Matters involves a Straddle Period. In any case, the party responsible for representing the Company Entities in the Tax Matter shall not settle any such Tax Matter without the other party’s consent (not to be unreasonably withheld, conditioned or delayed).
(f)Purchaser, the Company Entities and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.06 and any Tax Matter. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, Seller and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). In the event of any audit, investigation, litigation or other proceeding in respect of any Tax Return with respect to any Pre-Closing Tax Period (each, a “Tax Matter”), the party receiving notice thereof shall promptly notify the other party in writing of such Tax Matter, and Seller (and its representatives) shall have the right (i) to represent the Company Entities in such Tax Matter if such Pre-Closing Tax Period ends on or prior to the Closing Date, or (ii) to participate in such Tax Matter and be kept reasonably informed as to any correspondence received with respect thereto if the Tax Matters involves a Straddle Period. In any case, the party responsible for representing the Company Entities in the Tax Matter shall not settle any such Tax Matter without the other party’s consent (not to be unreasonably withheld, conditioned or delayed). If, in the Tax Matter, there is a final determination that reduces the amount of the NOL Carryforwards or Seller Business Interest Expense Carryforward Deductions (on a net basis between the two), then, within five (5) days after such final determination, Seller shall pay to Purchaser the sum of (A) the amount, if any, by which the aggregate payments that would have been due from Seller to Purchaser under Section 6.06(b)(iv) if the calculation of the NOL Carryforwards and the Seller Business Interest Expense Carryforward Deductions under Section 6.06(b)(iii) had taken into account the final determination resulting from the Tax Matter exceeds the amount of the payment actually made pursuant to Section 6.06(b)(iv). If, in the Tax Matter, there is a final determination that increases the amount of NOL Carryforwards or Seller Business Interest Expense Carryforward Deductions (on a net basis between the two), then, within five (5) days after such final determination, Purchaser shall pay to Seller the sum of (A) the amount, if any, by which the payment that would have been due from Seller to Purchaser under Section 6.06(b)(iv) if the calculation of the NOL Carryforwards and the Seller Business Interest Expense Carryforward Deductions under Section 6.06(b)(iii) had taken into account the final determination resulting from the Tax Matter is less than the amount of the payment actually made pursuant to Section 6.06(b)(iv).
(g)All Tax sharing agreements or similar agreements with respect to or involving any of the Company Entities (excluding for these purposes, commercial agreements not having a principal purpose relating to Tax that were entered into in the ordinary course of business and contain customary Tax indemnification provisions) shall be terminated as of the Closing Date and, after the Closing Date, none of the Company Entities shall be bound thereby or have any Liability thereunder.
(h)Any and all transfer, documentary, sales, use, stamp, registration and other Taxes and fees payable (and costs and expenses related thereto) in connection with the consummation of the transactions contemplated by this Agreement (other than Taxes described in Section 2.01, which are the responsibility of Seller) shall be borne 50% by Purchaser and 50% by Seller, and Purchaser, the Company Entities, and Seller shall cooperate to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, including as required, joining in the execution of any such Tax Returns and documentation and using commercially reasonable efforts to legally reduce the imposition of any such amounts.
Section 6.07    Indemnification of Directors and Officers. For six (6) years after the Closing Date, the Company shall not and shall cause each Company Entity not to amend, or otherwise modify (unless such modification is required by Law) in any manner that would adversely affect the rights of the applicable indemnitees, the indemnification provisions currently provided by the Organizational Documents of each Company Entity, for the benefit of the directors and officers of the Company Entities prior to the Closing. If any Company Entity consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of such Company Entity assume the obligations set forth in this Section 6.07. Seller will at or prior to the Closing purchase or cause to be purchased customary “tail” director and officer and fiduciary (as applicable) insurance covering the then current and former directors and officers and fiduciaries (as applicable) of the Company Entities against claims for a period of six years after the Closing on terms and conditions not less favorable to such directors and officers and fiduciaries (as applicable) as existing in the Company’s director and officer and fiduciary (as applicable) liability insurance policies as of the date of this

Agreement. This Section 6.07 is intended to be for the benefit of, and to grant third-party beneficiary rights to, the Persons who served as directors and officers and fiduciaries (as applicable) of the Company Entities prior to the Closing. Each such Person shall be entitled to enforce this Section 6.07 to the same extent as if such Person were a party hereto and a direct beneficiary of this Section 6.07, and no such person shall be obligated to seek contribution from any other Person who may have an obligation to indemnify such person for any matter with respect to which such covered person is entitled to indemnification from any Company Entity by virtue of this this Section 6.07.
Section 6.08    Preservation of Records.
(a)For a period of seven (7) years from the date of creation of such books and records, or such other longer period as required by applicable Law, the Company and its Subsidiaries shall preserve and retain their corporate, accounting, legal, auditing, human resources and other books and records of the Company and its Subsidiaries (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company and its Subsidiaries) relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date. At the end of such seven-year period, the Company and its Subsidiaries may dispose of any such books and records which are first offered to, but not accepted (within five (5) Business Days of such offer) by Seller, subject in all respects to Seller’s confidentiality obligations set forth in Section 6.02(b).
(b)In the event and for so long as Seller or its Affiliates (other than a Company Entity) is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or its Subsidiaries, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.
Section 6.09    Financing.
(a)Purchaser shall (and shall cause its Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper, or advisable to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) satisfy, or cause to be satisfied, on a timely basis all conditions to Purchaser obtaining the Debt Financing set forth therein that are within its control, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter or on other terms that are reasonably acceptable to the Debt Financing Sources, and (iii) subject to satisfaction or waiver of the conditions set forth in ARTICLE VII (except for those conditions which by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) consummate the Debt Financing contemplated by the Debt Commitment Letter at or prior to Closing.

(b)Purchaser shall give the Seller prompt written notice (A) if and when Purchaser becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter will not be available for financing the transactions contemplated by this Agreement, (B) of any expiration or termination of the Debt Commitment Letter, (C) of any actual or reasonably anticipated material breach or default by any party to the Debt Commitment Letter, and (D) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential material breach, default, termination, or repudiation by any party to the Debt Commitment Letter or other related document. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Purchaser shall use its reasonable best efforts to obtain alternative financing, including from alternative sources, on commercially reasonable terms in an amount sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 6.09(b) shall be applicable to the Alternative Financing, and, for the purposes of this Section 6.09(b), all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or other documents related thereto shall include the applicable documents for the Alternative Financing; provided, however, that any such efforts and any such Alternative Financing, or the negotiation or implementation thereof, shall not be a condition to, or justify or excuse any delay in, the performance by Purchaser of this Agreement. Notwithstanding the foregoing or anything else in this Agreement, in no event shall reasonable best efforts be deemed or construed to require Purchaser to, and Purchaser shall not be required to, (A) pay any fees in excess of those contemplated by the commitments under the Debt Commitment Letter, (B) agree to economic terms of the Debt Financing that are materially less favorable in the aggregate to Purchaser than those set forth in the Debt Commitment Letter, or (C) initiate, prosecute or maintain any lawsuit, arbitration or similar proceeding against any lenders, Debt Financing Source or other Persons providing the Debt Financing under the Debt Commitment Letters. Purchaser shall not permit, without the prior written consent of Seller, any amendment or modification to be made to the Debt Commitment Letter that (individually or in the aggregate with any other amendments, modifications, or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing to an amount less than $250,000,000, or that would otherwise be less than the amount necessary to fund the transactions contemplated by this Agreement (including all fees, costs and expenses to be incurred in connection therewith), or (y) impose any new or additional condition to the receipt of any portion of the Debt Financing; provided, however, that, notwithstanding the foregoing, Purchaser shall be permitted to amend, restate, replace, supplement and/or modify the Debt Commitment Letter to (i) correct typographical errors or (ii) add lenders, agents, co-agents, arrangers, bookrunners, managers or other roles under the Debt Commitment Letter or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto (including replacement of a lender).
(c)From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE VIII hereof, Seller shall cause the Company and its Subsidiaries and their respective representatives to use commercially reasonable efforts to cooperate with Purchaser and Purchaser’s Affiliates in connection with the Debt Financing, including: (i) furnishing Purchaser with financial and other pertinent information regarding the Company and its Subsidiaries in connection with the Debt Financing as may reasonably be requested in writing by Purchaser, including at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Company and its Subsidiaries that shall have been reasonably requested by the Purchaser at least ten (10) days prior to the Closing Date and that the Purchaser reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, confidential information memorandum or similar marketing materials in connection with the Debt Financing, (iii) participation by officers and senior management employees of the Company and its Subsidiaries, all as may reasonably be requested by Purchaser, in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the arrangement of the Debt Financing, (iv) assisting with the preparation of disclosure schedules to any pledge and security documents or other definitive financing documents as may be reasonably requested by Purchaser; provided that no obligation of the Company or its Subsidiaries under any such document or agreement shall be effective until the Closing; (v) facilitating the pledging of collateral reasonably requested by Purchaser; provided that no pledge shall be effective until the Closing; and (vi) taking such other actions as are reasonably requested by Purchaser to satisfy the requirements of the Debt Financing as set forth in the Debt Commitment Letter; provided, however, that (x) neither the Company nor any of its officers or directors shall be required to sign any representation letters or other certifications for Purchaser’s accountants, (y) such requested cooperation shall not unreasonably interfere with the business or ongoing operations of the Seller, Parent or the Company Entities and (z) no obligation of the Company Entities under any certificate, document or instrument shall be effective until the consummation of the Closing and the Company shall not be required to pay any commitment or other similar fee or incur any other Liability in connection with the arrangement of the Debt Financing (or any replacements thereof) prior to the consummation of the Closing. Purchaser shall, (x) upon the written request by Seller, promptly reimburse the Seller for all reasonable and documented out-of-pocket costs incurred by Seller, Parent or the Company Entities in connection with such financing cooperation pursuant to this Section 6.09(b) (other than any amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the Debt Financing) and (y) indemnify and hold harmless Seller, the Company Entities and their respective Affiliates and representatives (including, following the consummation of the Closing, their respective officers and directors as of the consummation of the Closing) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from information provided by Seller, Parent the Company Entities, or their respective Affiliates or gross negligence, willful misconduct or fraud of the Seller, Parent, the Company Entities, or their respective Affiliates or representatives. The information provided pursuant to this Section 6.09(b) will be used solely for the purpose of effecting the transactions contemplated by this Agreement and will be governed by the terms of the Confidentiality Agreement. Subject to Purchaser’s indemnification obligations under this Section 6.09(b), Seller, Parent, and the Company Entities hereby consent to the use of all of the Company’s corporate logos in connection with the syndication or marketing of the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller, Parent, and the Company Entities and/or the reputation or goodwill of Seller, Parent, and the Company Entities.

Section 6.10    Parachute Payment Waivers; 280G Approvals.
(a)Seller shall, or shall cause an applicable Company Entity to, use commercially reasonable efforts to obtain, prior to the initiation of the requisite stockholder approval procedure under Section 6.10(b), a written waiver from each Person who has a right to receive a Section 280G Payment (as defined below), in each case of that portion of the Section 280G Payments that exceeds 2.99 times such Person’s “base amount” determined in accordance with Section 280G of the Code (such amounts, to the extent waived by each such Person, the “Waived Amounts”); provided, however, that Purchaser reasonably cooperates with Parent, Seller, and/or the Company Entities, as the case may be, as needed and reasonably requested, in the completion of the foregoing mathematical analysis, including by providing relevant compensation or other benefit information required to complete such analysis. Prior to soliciting any such waiver, a copy of the form waiver any mathematical analysis of the Section 280G Payments shall be provided to Purchaser for its review and reasonable approval (which review shall be conducted in a timely manner). Seller shall expend commercially reasonable efforts to provide such waiver and analysis to Purchaser for review at least three (3) days in advance of such solicitation.
(b)Prior to the Closing Date, the Company shall submit to its stockholders for approval any payments and/or benefits that may separately or in the aggregate constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) to the extent of the Waived Amounts in the manner provided under Section 280G(b)(5)(B) of the Code, such that no such payments and benefits shall be deemed to be Section 280G Payments. Prior to soliciting any such stockholder approval, a copy of the stockholder disclosure documents and form of stockholder consent and any other material documentation related to such stockholder approval process shall be provided to Purchaser for its review and reasonable approval (which review shall be conducted in a timely manner). Seller shall expend commercially reasonable efforts to provide such stockholder documents to Purchaser for review at least three (3) days in advance of such solicitation. Prior to the Closing, the Company shall deliver to Purchaser written notification and documentation that a vote of the stockholders of the Company was solicited in conformance with Section 280G of the Code and that either the requisite stockholder approval was obtained, or the requisite stockholder approval was not obtained and as a consequence the Waived Amounts shall not be paid or provided.
Section 6.11    Notice of Material Developments.
(a)Each of Parent and Seller, on the one hand, and Purchaser, on the other hand, shall, prior to the Closing, give prompt written notice to the other if any of Parent, Seller or Purchaser becomes aware of (i) any inaccuracy of or variance in any of its representations or warranties contained in Article III or Article IV, as the case may be, that results in or would reasonably be expected to result in Losses (including for clarity, any reduction in the enterprise value of the Business, calculated as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Business) to be indemnified by Parent and Seller in favor of the Purchaser Parties under Section 9.02(a) that would be in excess of $20,000,000, (ii) any breach of any covenant or agreement hereunder by such party and (iii) any other material development affecting the ability of such party to consummate the transactions contemplated by this Agreement. Delivery of any such notice by any party hereto shall have no effect on the rights and obligations of the parties hereunder.

(b)Without limiting Section 6.11(a), if any party delivers written notice of a material development to the other parties pursuant to Section 6.11(a) that results in or would reasonably be expected to result in the failure of the representations and warranties of Seller and Parent set forth in this Agreement that are not Specified Representations and Warranties, or set forth in clause (ii) of Section 4.08, to be true and correct on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date), in each case where the failure of such representations and warranties to be so true and correct would, individually or in the aggregate, result in or reasonably be expected to result in Losses (including for clarity, any reduction in the enterprise value of the Business, calculated as a multiple of EBITDA of the Business) to be indemnified by Parent and Seller in favor of the Purchaser Parties under Section 9.02(a) that would be in excess of $20,000,000, then:
(i)if the written notice delivered pursuant to Section 6.11(a) is (A) delivered by Parent or Seller, it shall be accompanied by, or (B) delivered by Purchaser, then, within ten (10) days following such delivery, Parent and/or Seller shall deliver to Purchaser, a statement of the amount of such reasonably expected indemnifiable Losses as reasonably and in good faith determined by Parent and/or Seller, and an explanation in reasonable detail of the facts regarding the matters set forth in such notice and of the methodology and supporting facts in respect of the calculation of the amount of such indemnifiable Losses, together with any material written documentation in respect thereof (such a notice, a “Triggering Interim Breach Notice”, and the material development in respect thereof, an “Interim Breach”).
(ii)Purchaser shall have until 5:00 pm pacific time on the date that is ten (10) days following receipt of such Triggering Interim Breach Notice (the “Interim Breach Review Period”) to consider, and to consult with Seller regarding, such Triggering Interim Breach Notice and the information therein.
(iii)If Purchaser reasonably and in good faith believes that the amount of such reasonably expected indemnifiable Losses (including for clarity, any reduction in the enterprise value of the Business, calculated as a multiple of EBITDA of the Business) in respect of the Interim Breach(es) set forth in such Triggering Interim Breach Notice would be in excess of $35,000,000 (such that the condition precedent to the Closing set forth in clause (ii) of Section 7.02(a) would not be satisfied as a result thereof), then:
(1)Purchaser shall notify Seller prior to the end of the Interim Breach Review Period as to whether Purchaser elects to (x) terminate this Agreement pursuant to Section 8.01(f), or (y) proceed to consummate the Closing and seek any available indemnification in respect of such breaches of representations and warranties from Parent and Seller pursuant to this Agreement. An election to proceed to consummate the Closing shall be accompanied by Purchaser’s good faith and reasonable determination of the amount of the applicable indemnifiable Losses (including for clarity, any reduction in the enterprise value of the Business, calculated as a multiple of EBITDA of the Business) relevant to the applicable Triggering Interim Breach Notice (as used in this clause (iii), “Purchaser’s Claimed Losses”). If Purchaser does not timely deliver such notice, Purchaser shall be deemed to have elected to terminate this

Agreement pursuant to Section 8.01(f). A timely election by Purchaser to proceed to consummate the Closing shall constitute a waiver of the condition precedent to the Closing set forth in clause (ii) of Section 7.02(a) with respect to the Interim Breach(es) set forth in such Triggering Interim Breach Notice.
(2)If Purchaser timely elects to proceed to consummate the Closing, then Seller shall have until 5:00 pm pacific time on the date that is five (5) days following the end of the Interim Breach Review Period (the period of time from Purchaser’s receipt of a Triggering Interim Breach Notice until the expiration of such five (5) day period being the “Interim Breach Standstill Period”) to notify Purchaser as to whether Seller elects to terminate this Agreement, or proceed with the Closing.
(3)If Purchaser timely delivers notice of its intent, or is deemed to have elected, to terminate this Agreement pursuant to Section 8.01(f) in respect of the Interim Breach(es) set forth in such Triggering Interim Breach Notice, then such notice shall be effective to terminate this Agreement as provided in ARTICLE VIII at 5:00 pm pacific time on the last day of the Interim Breach Review Period.
(4)If Purchaser elects to proceed to consummate the Closing pursuant to Section 6.11(b)(iii)(1)(y), then, unless Seller timely delivers notice of its election to terminate this Agreement pursuant to Section 8.01(f), the Escrow Amount to be funded at Closing shall be increased by an amount that is agreed between the parties reasonably and in good faith in respect of the Interim Breach(es) set forth in the applicable Triggering Interim Breach Notice; provided, that if the parties are unable to so agree prior to the anticipated Closing Date, such additional amount shall be equal to the amount by which Purchaser’s Claimed Losses are in excess of $20,000,000 (but such additional amount shall not exceed $30,000,000).
(iv)If Purchaser reasonably and in good faith believes that the amount of such reasonably expected indemnifiable Losses (including for clarity, any reduction in the enterprise value of the Business, calculated as a multiple of EBITDA of the Business) in respect of the Interim Breach(es) set forth in such Triggering Interim Breach Notice would be in excess of $20,000,000, and less than or equal to $35,000,000, then:
(1)Purchaser shall notify Seller prior to the end of the Interim Breach Review Period as to Purchaser’s good faith and reasonable determination of the amount of the applicable indemnifiable Losses (including for clarity, any reduction in the enterprise value of the Business, calculated as a multiple of EBITDA of the Business) relevant to the applicable Triggering Interim Breach Notice (as used in this clause (iv), “Purchaser’s Claimed Losses”). If Purchaser does not timely deliver such notice, Purchaser’s Claimed Losses in respect of such Triggering Interim Breach Notice shall be deemed to be the amount of such indemnifiable Losses set forth in the applicable Triggering Interim Breach Notice.
(2)An additional amount shall be added to the Escrow Amount that is agreed to between the parties reasonably and in good faith in respect of the

Interim Breach(es) with respect to which indemnifiable Losses are in excess of $20,000,000, as set forth in the applicable Triggering Interim Breach Notice; provided, that if the parties are unable to so agree prior to the anticipated Closing Date, such additional amount shall be equal to the amount by which Purchaser’s Claimed Losses are in excess of $20,000,000.
(c)When determining under this Section 6.11 whether Losses to be indemnified by Parent and Seller in favor of the Purchaser Parties under Section 9.02(a) are of, or are in excess of, a particular indicated amount, clauses (d) and (e) of Section 9.04 and any available recovery under the R&W Insurance Policy shall be disregarded. The amount of “Purchaser’s Claimed Losses” shall not be binding on Purchaser in respect of any Claim for indemnification pursuant to this Agreement.
Section 6.12    Certain Reorganization Matters.
(a)Purchaser shall expend its reasonable best efforts to make appropriate filings under German foreign investment control rules with the German Federal Ministry for Economic Affairs and Energy or other applicable Governmental Entity in Germany immediately following the date of this Agreement. Purchaser shall keep Seller reasonably informed regarding the status of such filing, its submission, and any communications regarding the same or the expiration of any applicable waiting periods in respect of the same. If Purchaser notifies Seller in writing on the date that is thirty (30) days prior to the then expected Closing Date that the applicable transactions contemplated by this Agreement have not yet received clearance without restrictions (including the expiry of applicable waiting periods) from the German Federal Ministry for Economic Affairs and Energy under German foreign investment control rules as of such notice date, Seller shall (unless otherwise agreed by the Parties in writing) divest, contribute or distribute Artesyn Embedded Technologies GmbH to Seller or its Affiliate (other than a Company Entity) at or prior to the Closing as part of the Corporate Reorganization.
(b)In respect of the Retained Business conducted by AEC, upon the occurrence of the “Effective Date” (as such term is defined in the applicable Contract Manufacturing Agreement and Transition Service Agreement), Seller shall cause the Company and its applicable Subsidiaries to satisfy, cancel or otherwise eliminate any intercompany accounts between the Company Entities, on the one hand, and the entities comprising the Retained Business conducted by AEC, on the other hand. In respect of the Retained Business conducted by Consumer HK Holdco II Limited, upon the occurrence of the “Effective Date” (as such term is defined in the applicable Contract Manufacturing Agreement and Transition Service Agreement), Seller shall cause the Company and its applicable Subsidiaries to satisfy, cancel or otherwise eliminate any intercompany accounts between the Company Entities, on the one hand, and the entities comprising the Retained Business conducted by Consumer HK Holdco II Limited, on the other hand.
Section 6.13    Additional Financials. Prior to the Closing, as soon as practicable after they become available, Seller shall (at its sole cost) deliver to Purchaser complete and correct copies of (a) the consolidated balance sheets, statements of operations, statements of comprehensive income, statements of stockholder’s equity and statements of cash flows of the Company Entities, solely in respect of the Business for the twelve-month period ended December

31, 2018, audited by Ernst & Young LLP and (b) the consolidated balance sheets, statements of operations, statements of comprehensive income, statements of stockholder’s equity and statements of cash flows of the Company and its Subsidiaries for each quarter ended at least 60 days prior to the Closing, reviewed by Ernst & Young LLP (together, the “Additional Financial Statements”). The quarterly Additional Financial Statements described in the immediately preceding clause (b) shall be accompanied by a separate statement of unaudited pro forma adjustments thereto for business segments of the Company and its Subsidiaries that do not comprise a part of the Business. Further, Seller shall (at its sole cost) prior to the Closing provide to Purchaser, as soon as practicable after they become available, the unaudited internal management financial statements of the Company Entities solely in respect of the Business as of and for each month that occurs at least thirty (30) days prior to the Closing Date, in each case prepared consistent with past practices.
Section 6.14    No Negotiations. During the period from the date hereof through the Closing Date, Seller and Parent will, and will cause each of their Affiliates and its and their respective Representatives to, (a) immediately cease and cause to be terminated any existing discussion or negotiation with any Persons (other than the Purchaser) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Shares or the assets of the Business (other than sales of inventory in the ordinary course of business), any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving any of the Company Entities or any other issuance of capital stock or equity interests of any such entity or sale, lease, exchange or other disposition of any significant portion of any such entity’s properties or assets or similar transaction involving the Business (an “Acquisition Transaction”); and (b) refrain, from taking (and will not take or omit to take), directly or indirectly, any action (or omit to take any action) (i) to encourage, solicit or initiate the submission of any proposal or indication of interest relating to an Acquisition Transaction with any Person (other than the Purchaser); (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Acquisition Transaction with any Person (other than Purchaser); (iii) to authorize, engage in, or enter into any Contract, agreement or understanding (other than with Purchaser) with respect to an Acquisition Transaction (or any proposal or indication of interest relating thereto) or (iv) sell, transfer, assign, pledge, encumber, hypothecate or dispose of any of the equity interests of any of the Company Entities, in each case other than in respect of the Corporate Reorganization transactions. In addition, Parent and Seller shall promptly advise Purchaser in writing (which may be effected by email) of the receipt of any written offer from a third party that would be likely, in the reasonable estimation of Parent and Seller, to lead to an Acquisition Transaction having terms and conditions, in the aggregate, more favorable to Parent and Seller than the aggregate terms and conditions of this Agreement.
Section 6.15    Non-Competition; Non-Solicitation.
(a)As an inducement to Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, for a period of three (3) years from and after the Closing Date, each of Seller and Parent shall not, and each of Seller and Parent shall cause its respective Subsidiaries (other than the Company Entities), including the Retained Subsidiaries (in each case, for so long as such respective Subsidiaries continue to be Subsidiaries of Seller or Parent), not to, directly or indirectly, engage in, continue in or carry on any business that competes in any material respect with the Business; provided, however, that the foregoing shall not prohibit (x) the ownership of the Retained Subsidiaries, and the operation of their respective businesses as currently conducted and proposed to be conducted, or the ownership and operation of the Retained Business; or (y) the ownership of less than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to compete shall extend worldwide. Recognizing the specialized nature of the Business, Parent and Seller acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.
(b)During the period of twenty-four (24) months from and after the Closing Date, each of Seller and Parent shall not, and each of Seller and Parent shall cause its respective Subsidiaries (other than the Company Entities), including the Retained Subsidiaries (subject to the last sentence of this Section 6.15(b) below), not to, directly or indirectly, including through any other Person, solicit, induce or otherwise offer employment or engagement as an independent contractor to, or hire or engage, any Person who is or was an employee of any Company Entity or Retained Subsidiary who is a Continuing Employee, unless such Person has been separated from his or her employment or other relationship with Purchaser and each of its Affiliates (including the Company Entities) for a period of at least six (6) consecutive months; provided, however, that the foregoing shall not restrict any Person from making general solicitations of employment in the ordinary course that are not specifically directed to such employees. Seller and Parent shall use their reasonable best efforts to ensure that any successor to all or substantially all of the equity, business or assets of any such respective Subsidiaries acquires such equity, business or assets subject to the restrictions set forth in this Section 6.15(b) during such twenty-four (24) month restricted period.
(c)During the period of twenty-four (24) months from and after the Closing Date, each of Purchaser and the Company shall not, and each of Purchaser and the Company shall cause its respective Affiliates, including the Company Entities, not to, directly or indirectly, including through any other Person, solicit, induce or otherwise offer employment or engagement as an independent contractor to, or hire or engage, any Person who is or was an employee of Seller, any Company Entity or Retained Subsidiary who is not a Continuing Employee, unless such Person has been separated from his or her employment or other relationship with Seller, the applicable Retained Subsidiary, or an Affiliate of Seller or the applicable Retained Subsidiary, for a period of at least six (6) consecutive months; provided, however, that the foregoing shall not restrict any Person from making general solicitations of employment in the ordinary course that are not specifically directed to such employees. This Section 6.15(c) is intended to benefit, and shall be enforceable directly by, each Retained Subsidiary and each successor to all or substantially all of the equity, business or assets of each Retained Subsidiary.
Section 6.16    WARN Act. Purchaser shall not, nor shall it permit the Company Entities to, at any time during the 90-day period immediately following the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in Worker Adjustment and Retraining Act, without complying in all material respects with the notice requirements and all other provisions of applicable Law.

Section 6.17    Wrong Pockets. To the extent that, following the Closing, a party discovers any asset intended to be transferred to the other party or one of its Affiliates pursuant to the Corporate Reorganization (each, an “Omitted Asset”), such discovering party shall promptly notify the other party, and the applicable party shall, and shall cause its Affiliates to, (i) promptly assign and transfer all right, title and interest in and to such Omitted Asset to Purchaser or its designated assignee, and (ii) pending such transfer, (a) hold in trust such Omitted Asset and provide to the other party or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (B) cause such Omitted Asset to be used or retained as may be reasonably instructed by the other party (subject to compliance with applicable laws).
Section 6.18    Existing Indenture. Capitalized terms used in this Section 6.18 that are not defined in this Agreement have the meanings assigned to them in the Existing Indenture.
(a)Seller shall cause the Company to provide notice to the Trustee of the Company’s election to redeem the Notes pursuant to Section 3.07 of the Existing Indenture on or prior to the Closing Date, in form and substance required by Section 3.01 of the Existing Indenture, and in connection therewith Seller shall cause the Company to request that the Trustee provide a notice of redemption to each Holder of Notes at least 30 days, but not more than 60 days, before the notes redemption date set forth therein (such date, the “Notes Redemption Date”), in form and substance required by Section 3.03 of the Existing Indenture. Such notice may condition such redemption election upon the precedent occurrence of the Closing, as permitted pursuant to Section 3.07(f) of the Existing Indenture.
(b)At the Closing, and in any event prior to 10:00 a.m. Eastern Time on the Closing Date, Purchaser shall, on the Company’s behalf, deposit with the Trustee or Paying Agent cash in the amount required pursuant to Section 3.05 of the Existing Indenture (which amount, for the avoidance of doubt, shall take into account the redemption prices set forth in Section 3.06(e) of the Existing Indenture, shall include interest accrued through the Notes Redemption Date, and shall be included in the calculation of Closing Indebtedness).
Section 6.19    Further Assurances. If prior to or at any time after the Closing any further action is reasonably necessary or desirable to fully effect the transactions contemplated by this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request. Without limiting the generality of the foregoing, prior to the Closing, Parent and Seller shall provide and shall cause its Affiliates (including the Company Entities) to provide such cooperation in connection with the final binding of the R&W Insurance Policy as may be reasonably requested by Purchaser.
ARTICLE VII.
CONDITIONS PRECEDENT
Section 7.01    Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Closing shall be subject to the following conditions being fulfilled as of the Closing:

(a)No statute, rule, regulation, judgment, writ, decree, Law, Order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity of competent jurisdiction that has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining, enjoining or prohibiting (in whole or in part) the consummation of the transactions contemplated by this Agreement;
(b)The parties shall have received appropriate indications of approval, or of the expiration or termination of applicable waiting periods without further action required, under the applicable antitrust Laws of each of the jurisdictions listed on Section 7.01(b) of the Disclosure Schedule; and
(c)The Corporate Reorganization shall have been completed in form and substance reasonably acceptable to each of the parties hereto.
Section 7.02    Conditions to Purchaser’s Obligations. The obligations of Purchaser to consummate the transactions contemplated by this Agreement and the Closing shall be subject to the following conditions being fulfilled as of the Closing:
(a)The representations and warranties of Seller and Parent (i) constituting Specified Representations and Warranties, or set forth in clause (ii) of Section 4.08, shall be true and correct in all respects on and as of the Closing Date (other than in respect of de minimis variations or deficiencies and other than those representations and warranties that address matters only as of a particular date which shall be so true and correct on and as of such date), and (ii) set forth in this Agreement that are not Specified Representations and Warranties, or set forth in clause (ii) of Section 4.08, shall be true and correct on and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date which shall be so true and correct on and as of such date), in each case where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, (x) have or reasonably be expected to have a Material Adverse Effect or (y) result in or reasonably be expected to result in Losses to be indemnified by Parent and Seller in favor of the Purchaser Parties under Section 9.02(a) that are in excess of $35,000,000 (a “Material Negative Impact on the Business”);
(b)Seller, Parent and the Company shall have performed in all material respects all covenants and obligations of Seller, Parent and the Company under this Agreement required to be performed at or prior to the Closing other than the covenants and obligations set forth in the first sentence of Section 6.13, which shall have been performed in all respects;
(c)Purchaser shall have received a certificate from Seller, dated the Closing Date, certifying that the conditions in Section 7.02(a), 7.02(b) and 7.02(d) have been satisfied;
(d)There shall not have occurred since the date of this Agreement any change or effect that has or would be reasonably anticipated to have, individually or in the aggregate with other such changes and effects, a Material Adverse Effect;
(e)Purchaser shall not have received a Triggering Interim Breach Notice, or if Purchaser shall have received a Triggering Interim Breach Notice, the Interim Breach Review

Period or the Interim Breach Standstill Period, as applicable, shall have expired without this Agreement having been terminated pursuant to Section 8.01(f);
(f)The Company shall have provided Purchaser an affidavit, dated as of the Closing Date, signed under penalties of perjury, stating that the Company is not, and has not been in the five years preceding the Closing Date, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and any other certifications or documentation necessary to avoid withholding under Sections 897 and 1445 of the Code,
(g)Each of the directors and officers of the Company Entities that are employees of an Affiliate of the Company (other than a Company Entity) shall have resigned, effective as of and conditioned upon the Closing, from such Person’s position as director, manager and/or officer.
(h)Seller shall have delivered to Purchaser evidence of the renewal of the Laguna, Philippines facility lease (or the extension of the term thereof) on substantially the terms set forth in the attached Exhibit I.
(i)On the Closing Date, Purchaser shall have received the Closing deliverables specified in Article II above.
Section 7.03    Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement and the Closing shall be subject to the following conditions being fulfilled as of the Closing Date:
(a)The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing as if made on the date of Closing;
(b)Purchaser shall have performed in all material respects all material obligations of Purchaser under this Agreement required to be performed prior to the Closing;
(c)On the Closing Date, Seller shall have received the Closing deliverables specified in Article II above; and
(d)Seller shall have received a certificate from Purchaser, signed by a duly authorized officer of Purchaser and dated the Closing Date, certifying that the conditions in Section 7.03(a) and 7.03(b) have been satisfied.
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
Section 8.01    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(a)By the mutual written consent of Purchaser and Seller;

(b)By Purchaser or Seller if a Law or any Order shall have been promulgated, enacted, entered or enforced, or any other action shall have been taken, by any Governmental Entity of competent jurisdiction that has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement;
(c)By Purchaser or Seller if the Closing shall not have occurred on or before December 15, 2019 (the “Outside Date”); provided, however, that (x) if an Outside Date falls during an Interim Breach Review Period or an Interim Breach Standstill Period, as applicable, the ability of a party to elect to terminate this Agreement pursuant to this Section 8.01(c) shall be suspended during such Interim Breach Standstill Period and (y) if on December 15, 2019 all of the conditions set forth in Section 7.01 (other than Section 7.01(c)) and Section 7.03 have been satisfied or waived, other than the conditions with respect to actions the Parties are required to take at the Closing itself as provided herein, then if the Corporate Reorganization is then reasonably expected to be capable of being completed by January 31, 2020, Purchaser may elect by written notice to Seller to extend the Outside Date (and the Outside Date shall thereupon be so extended) to the earlier of (1) the date that is five (5) Business Days following the satisfaction of the condition set forth in Section 7.01(c) (assuming prior or concurrent satisfaction as of the Closing of all other conditions precedent to the Closing set forth in Article VII) and (2) January 31, 2020; provided, further, that Purchaser may not terminate this Agreement pursuant to this Section 8.01(c) if Purchaser is in material breach of this Agreement and such material failure was the primary cause of the failure of the Closing to have occurred on or prior to the Outside Date and Seller may not terminate this Agreement pursuant to this Section 8.01(c) if the Company or any Seller is in material breach of this Agreement and such material failure was the primary cause of the failure of the Closing to have occurred on or prior to the Outside Date.
(d)By Seller, if (i) Seller, on the date of termination, is not in material breach of any of its representations or warranties and has not failed to perform in all material respects its obligations, covenants or agreements under this Agreement, (ii) (A) there is a breach or inaccuracy in any of the representations and warranties of Purchaser set forth in this Agreement and such breach or inaccuracy (1) would result in the failure of the condition precedent set forth in Section 7.03 to be satisfied and (2) is incapable of being cured or has not been cured by the Outside Date, and (3) has not been waived by Seller or (B) Purchaser shall have failed to perform in any material respect any material obligation under this Agreement required to be performed by Purchaser prior to the Closing and such failure (1) would result in the failure of the condition precedent set forth in Section 7.03 to be satisfied, (2) is incapable of being cured or has not been cured by the Outside Date and (3) has not been waived by Seller and (iii) Seller has delivered written notice to Purchaser of such breach, inaccuracy or failure, as applicable.
(e)By Purchaser, if (i) Purchaser, on the date of termination, is not in material breach of any of its representations or warranties and has not failed to perform in all material respects its obligations, covenants or agreements under this Agreement, (ii) (A) there is a breach or inaccuracy in any of the representations and warranties of Seller or Parent set forth in this Agreement and such breach or inaccuracy (1) would result in the failure of the condition precedent set forth in Section 7.02 to be satisfied and (2) is incapable of being cured or has not been cured by the Outside Date, and (3) has not been waived by Purchaser or (B) Seller, Parent or the Company shall have failed to perform in any material respect any material obligation under this

Agreement required to be performed by any such party prior to the Closing and such failure (1) would result in the failure of the condition precedent set forth in Section 7.02 to be satisfied, (2) is incapable of being cured or has not been cured by the Outside Date and (3) has not been waived by Purchaser and (iii) Purchaser has delivered written notice to Seller of such breach, inaccuracy or failure, as applicable.
(f)By (i) Purchaser, effective as of 5:00 pm pacific time on the last day of the Interim Breach Review Period, if Purchaser shall have timely delivered written notice of termination during the applicable Interim Breach Review Period in accordance with Section 6.11(b)(iii)(1), or (ii) Seller, effective as of 5:00 pm pacific time on the last day of the Interim Breach Standstill Period, if Seller shall have timely delivered written notice of termination during the applicable Interim Breach Standstill Period in accordance with Section 6.11(b)(iii)(2).
(g)By Seller, upon written notice to Purchaser, if on or prior to the Outside Date (i) Seller, on the date of such termination, is not in material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement, (ii) Purchaser is not entitled to terminate this Agreement pursuant to this Section 8.01, (iii) the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing; provided such conditions would reasonably be expected to have been satisfied as of such date) and Purchaser is required to consummate the Closing hereunder, (iv) Seller has delivered to Purchaser a certificate wherein Seller has certified in writing that Parent and Seller are ready to consummate the Closing within the later of (A) five (5) Business Days following receipt of such certificate from Seller and (B) the Outside Date and (v) Purchaser fails to consummate the Closing within five (5) Business Days following receipt of such certification.
Section 8.02    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of any party hereto, except that (i) the terms and conditions set forth in this Article VIII and in Article X (other than Section 10.09) shall continue to remain in full force and effect notwithstanding any such termination, and (ii) nothing contained herein shall relieve any party for any fraud, breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
Section 8.02    Purchaser Termination Fee. In the event that this Agreement is terminated pursuant to Section 8.01(d) or Section 8.01(g), and in connection therewith a Financing Failure Event has occurred, then Purchaser shall pay (or cause to be paid) to Seller a termination fee of $20,000,000 in the aggregate in cash in immediately available funds (the “Purchaser Termination Fee”) as promptly as reasonably practicable (and, in any event, within five (5) Business Days following such termination), it being understood that in no event shall Purchaser be required to pay (or cause to be paid) the Purchaser Termination Fee on more than one occasion. In the event that this Agreement is terminated pursuant to Section 8.01(d) or Section 8.01(g), and in connection therewith a Financing Failure Event has not occurred, then Seller, at its sole option, may seek any remedies available to it, including specific performance pursuant to Section 10.09; provided, that if Seller so desires in its sole discretion, it may at any time following such termination elect in a writing delivered to Purchaser liquidated damages in lieu of specific performance or other monetary damages available to Seller, and in such event Purchaser shall pay (or cause to be paid)

to Seller a liquidated damages fee of $20,000,000 in the aggregate in cash in immediately available funds (the “Purchaser Damages Fee”) as promptly as reasonably practicable (and, in any event, within five (5) Business Days following notice of such election), it being understood that in no event shall Purchaser be required to pay (or cause to be paid) (i) the Purchaser Damages Fee on more than one occasion or (ii) both the Purchaser Termination Fee and the Purchaser Damages Fee. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated pursuant to Section 8.01(d) or Section 8.01(g) and the Purchaser Termination Fee, or at Seller’s election the Purchaser Damages Fee, is paid to Seller, or as directed by Seller to another Person, the payment of the Purchaser Termination Fee or the Purchaser Damages Fee, as applicable, pursuant to this Section 8.03 shall be deemed to be the sole and exclusive remedy of Seller, Parent and the Company against the Purchaser and its Affiliates for any Losses, Liabilities or other damages suffered in connection with this Agreement (including as a result of any breach of any representation, warranty, covenant, agreement or other provision in this Agreement), (ii) upon payment of the Purchaser Termination Fee, or at Seller’s election the Purchaser Damages Fee, none of Purchaser, its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (iii) upon payment of the Purchaser Termination Fee, or at Seller’s election the Purchaser Damages Fee, none of Seller, Parent nor the Company shall have any further recourse against Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby (including the Debt Financing) and Seller, Parent or the Company shall cause any litigation, proceeding or similar Proceedings pending against Purchaser, its Affiliates or the Debt Financing Sources in connection with this Agreement and/or any of the transaction contemplated hereby to be dismissed with prejudice promptly, but in any event within five (5) Business Days thereafter. The parties hereto agree that the Purchaser Termination Fee, and the Purchaser Damages Fee if elected by Seller, is a liquidated damage, and not a penalty. The parties acknowledge and agree that the agreements contained in this Section 8.03 and Section 8.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter this Agreement. Seller shall be entitled to seek both a grant of specific performance if permitted pursuant to Section 10.09, and monetary damages or the payment of the Purchaser Damages Fee under this Section 8.03, but under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance and an award of money damages, including all or any portion of the Purchaser Damages Fee or Purchaser Termination Fee.
Section 8.04    Limitations on Liabilities.
(a)In no event shall any of Seller, Parent, the Company or any of its Subsidiaries or any of their respective Affiliates seek or permit to be sought any Losses or any other recovery, judgment or damages of any kind from any Affiliate of Purchaser, including, following the Closing, the Company Entities in connection with this Agreement (including the Debt Financing) or any of the transactions contemplated hereby. Parent and Seller acknowledge and agree that neither they nor any of their Affiliates have any right of recovery against, and no personal liability shall attach to, any Affiliate of Purchaser, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise in connection with this Agreement or any of the transactions contemplated hereby. Prior to the Closing, recourse against Purchaser for the Purchaser Termination Fee, or at Seller’s election the Purchaser Damages Fee (in each case if, when and to the extent payable under this ARTICLE VIII (and subject to the limitations set forth herein)) shall be the sole and exclusive remedy in respect of monetary damages of Seller, Parent and the Company (subject to the limitations set forth herein) in respect of any Liabilities or obligations of Purchaser arising under, or in connection with, this Agreement or any of the transactions contemplated hereby.
(b)Notwithstanding anything in this Agreement to the contrary, prior to the Closing, in the event of a Financing Failure Event (i) Seller’s receipt of the Purchaser Termination Fee is the sole and exclusive remedy of Seller, Parent, their respective Subsidiaries and their respective stockholders, affiliates, officers, directors, employees and representatives against Purchaser or any of its representatives, including any investment banker, financial advisor, Debt Financing Source, attorney, accountant or other advisor, agent, representative or affiliate, (ii) the maximum aggregate liability of Purchaser or its Affiliates for monetary damages in connection with this Agreement and the transactions contemplated hereby shall be limited to the amount of the Purchaser Termination Fee, (iii) in no event shall any of Seller, Parent, the Company, any Retained Subsidiary or any of their respective Affiliates seek or permit to be sought any monetary damages of any kind in excess of the Purchaser Termination Fee, including, without limitation, (a) any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated, (b) the termination of this Agreement, or (c) any liabilities or obligations arising under this Agreement, and (iv) upon payment to Seller of such Purchaser Termination Fee, neither Purchaser nor any of its Affiliates shall have any further liability or obligation to Seller, Parent or the Company relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall Seller, Parent or the Company be entitled to seek or obtain any recovery or judgment against the Debt Financing Sources, including for any type of damage relating to this Agreement or the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise. This Section 8.04(b) relates solely to monetary damages in the event of a Financing Failure Event and does not limit the rights or liabilities of the parties hereto in the event that a party hereto is entitled to seek specific performance in accordance with (and to the extent permitted by) this Agreement and a court of competent jurisdiction specifically enforces the obligations of the parties hereto under this Agreement in accordance with the terms and conditions herein; provided, however, that in no event shall any of Seller, Parent, the Company, any Retained Subsidiary or any of their respective Affiliates be entitled to receive both monetary damages and specific performance in connection with the transactions contemplated by this Agreement.
ARTICLE IX.
SURVIVAL AND INDEMNIFICATION
Section 9.01    Survival. (a) The Specified Representations and Warranties shall survive the Closing for a period of six (6) years from the Closing Date; (b) the representations and warranties of Parent and Seller contained in Article III and Article IV (other than the Specified Representations and Warranties) shall survive the Closing for a period of one year from the Closing Date; (c) the representations and warranties of Purchaser contained in Article V, and the covenants and agreements of the parties contained herein that contemplate actions to be taken only on or prior to Closing, shall survive the Closing for a period of one year from the Closing Date; and (d) the covenants and agreements of the parties contained herein that contemplate actions to be taken after Closing shall survive the Closing and continue in effect until ninety (90) days following expiration in accordance with their terms; and, other than as set forth in Section 9.08, no claims may be brought with respect to each of the matters described in the foregoing clauses (a) through (d) hereunder or in any forum after such applicable date. It is the express intent of the parties that if the applicable survival period for an item as contemplated by this Section 9.01 is longer or shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be extended or decreased to the increased survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 9.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The foregoing, and the other provisions of this Article IX, notwithstanding, the parties hereto acknowledge and agree that, other than in respect of the Specified Representations and Warranties, the R&W Insurance Policy (to the extent coverage therefor is available thereunder) shall be the first source of recovery for any breach of or inaccuracy in any representation or warranty made in Article III or Article IV, prior to and in precedence of any recovery from the Escrow Amount, and recourse to the Escrow Amount shall be the sole source of recovery from Parent or Seller.
Section 9.02    Indemnification by Parent and Seller. From and after the Closing, subject to the limitations in this Article IX, Parent and Seller shall jointly and severally indemnify and hold harmless Purchaser and the Company Entities (collectively, the “Purchaser Parties”) for any Losses directly or indirectly resulting from or arising out of:
(a)any breach of or inaccuracy in any representation or warranty made by Seller or Parent in Article III and Article IV (other than the Specified Representations and Warranties) or in any certificate in respect thereof delivered by Seller or Parent pursuant to this Agreement;
(b)any breach of or inaccuracy in any Specified Representations and Warranties or in any certificate in respect of the Specified Representations and Warranties delivered by Seller pursuant to this Agreement;
(c)any breach or default in the performance by Seller of any covenant, obligation or agreement contained herein;
(d)any Indemnified Taxes, but only to the extent such Indemnified Taxes were not included in the calculation of the Closing Net Working Capital or Closing Indebtedness as finally determined pursuant to Section 2.04);
(e)any Company Transaction Costs (but only to the extent not paid at or prior to the Closing or to the extent not included in the calculation of the Closing Net Working Capital or Closing Company Transaction Expenses as finally determined pursuant to Section 2.04);
(f)any Indebtedness (but only to the extent not paid at or prior to the Closing or to the extent not included in the calculation of the Closing Net Working Capital or Closing Indebtedness as finally determined pursuant to Section 2.04); and
(g)the Corporate Reorganization Liabilities and any Liabilities of the Retained Subsidiaries or arising from or relating to the Retained Business.

Section 9.03    Indemnification by Purchaser. From and after the Closing, subject to the limitations in this Article IX, Purchaser and the Company Entities shall indemnify and hold harmless Parent and Seller from any Losses directly or indirectly resulting from or arising out of:
(a)any breach of or inaccuracy in any representation or warranty made by Purchaser in Article V or in any certificate in respect thereof delivered by Purchaser pursuant to this Agreement; and
(b)any breach or default in the performance by Purchaser of any covenant, obligation or agreement contained herein.
Section 9.04    Limitations on Indemnification. In no event will Parent and Seller have any Liability, or be required to indemnify or pay pursuant to (a) Section 9.02 for any amounts that are in the aggregate in excess of $200,000,000 in the aggregate, (b) Section 9.02(a) for any Losses that are not in excess of $40,000 in respect of any single matter or claim or series of clearly related matters or claims (provided that if Losses otherwise recoverable but for this Section 9.04(b) aggregate to greater than $1,000,000, this Section 9.04(b) shall be ignored for any subsequent Losses), (c) Section 9.02(a) unless the aggregate amount of all Losses relating thereto for which the Seller and Parent would be liable exceeds the Deductible, and then only to the extent of such excess, (d) Section 9.02(a) other than by recourse to the Escrow Amount and (e) Section 9.02(a) for any amounts that exceed the Cap.
Section 9.05    Direct Claims for Indemnity. Whenever a claim for Losses shall arise for which one party (the “Indemnified Party”) shall be entitled to indemnification hereunder, (a) Indemnified Party shall notify the other party (the “Indemnifying Party”) in writing of such claim and (b) such notice shall specify in reasonable detail such facts known to Indemnified Party giving rise to such indemnity rights and shall estimate the amount of the Liability arising therefrom (if reasonably known and quantifiable), which estimate is advisory in nature and shall not be binding; provided, however, that the failure to give notice as herein provided shall not relieve Indemnifying Party of its obligation to indemnify Indemnified Party except to the extent that Indemnifying Party shall have been materially prejudiced in its ability to defend such claim. If Indemnified Party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within twenty (20) days of Indemnifying Party’s delivery of notice of a dispute, the Indemnified Party may institute appropriate proceedings to resolve such dispute. Notwithstanding the foregoing, if the Indemnified Party is Purchaser and it is pursuing such claim solely against the R&W Insurance Policy (at its option), the procedures set forth in this Section 9.05 shall not be given effect during the pendency of such claim against the R&W Insurance Policy. Any rights of indemnification established by reason of such settlement, compromise or proceedings shall be paid and satisfied by Indemnifying Party within five (5) days of such resolution.
Section 9.06    Third Party Claims.
(a)If any third party shall notify any party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party under this Article IX, then the Indemnified Party shall as promptly as reasonably practicable, and in any event within twenty (20) days of notice thereof, notify each Indemnifying Party thereof in writing; provided, however, that (i) if the Indemnifying Party is Parent and/or Seller, the Indemnified Party need only notify Seller, and (ii) the failure to give notice as herein provided shall not relieve Indemnifying Party of its obligation to indemnify Indemnified Party except to the extent that Indemnifying Party shall have been materially prejudiced in its ability to defend such claim. Subject to Section 9.06(b), if the Indemnifying Party (1) provides the Indemnified Party with written notice of such election within thirty (30) days of the date the Indemnifying Party receives notice of such Third-Party Claim and (2) such claim is agreed by the Parties (as determined by each of them reasonably and in good faith) to more likely not be the responsibility of the Indemnifying Party, or if the Parties are unable to come to such an agreement, the Indemnifying Party agrees in writing to indemnify the Indemnified Party pursuant to the terms and conditions (including limitation) of this Agreement, then such Indemnifying Party will have the right at its expense to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice of recognized standing reasonably satisfactory to the Indemnified Party and Indemnified Party shall reasonably cooperate to the extent reasonably requested by Indemnifying Party in the defense or prosecution thereof and shall furnish such records, information (that are under its control) and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnifying Party in connection therewith, in each case, at the Indemnifying Party’s expense. If Indemnifying Party is entitled to, and so elects to, assume the defense of such claim, Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnified Party. If Indemnifying Party is entitled to and has assumed the defense of any claim against Indemnified Party, for so long as the Indemnifying Party is reasonably diligently defending such claim, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder only upon receiving the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) except if, pursuant to or as a result of such settlement, the Indemnified Party is expressly and unconditionally released (including for these purposes, the Company or its Subsidiaries) in writing from all Liabilities and obligations with respect to such claim with prejudice. Notwithstanding anything to the contrary herein, if Indemnifying Party does not assume the defense of a Third Party Claim or otherwise disputes Indemnified Party’s right to indemnification, Indemnified Party shall have the right to assume control of the defense of such claim through counsel of its choice, the cost of which shall be at Indemnifying Party’s expense in the event that Indemnified Party’s right of indemnification is ultimately established through settlement, compromise or appropriate proceeding.
(b)Notwithstanding Section 9.06(a), Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by Indemnified Party (i) unless the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or (ii) if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal Proceeding, indictment or allegation, (B) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would materially injure the Indemnified Party’s (including for these purposes, the Company’s or its Subsidiaries’) reputation or future business prospects or customer or supplier relations, (C) Indemnified Party has been advised by legal counsel in writing that a reasonable likelihood of a conflict of interest exists between Indemnifying Party and Indemnified Party, (D) the amount of such settlement exceeds the maximum amount that such Indemnified Party would be entitled to recover under the applicable provisions of this Article IX) in any material respect, or (E) the Indemnifying Party failed or is failing to reasonably diligently prosecute or defend such claim. In addition, this Section 9.06 shall not apply to any Third Party Claim concerning Taxes, which instead shall be governed by Section 6.06.
Section 9.07    Recoveries. Any amount payable under this Article IX by the Indemnifying Party shall be net of (a) any amounts the Indemnified Party actually recovers under applicable insurance policies in respect of such claim or from third parties pursuant to indemnification (or otherwise) with respect thereto (in each case net of any reasonable costs and expenses incurred in the collection of same, any deductible associated therewith, and Taxes imposed on the amount of such recoveries, if any), and (b) net income Tax benefit actually realized, in the form of a cash income Tax refund or a Tax deduction reducing cash income Taxes otherwise due and payable by the Indemnified Party and its Affiliates; provided that such income Tax benefit is realized in a Post-Closing Tax Period ending on or before the expiration of the last tax year of Purchaser and its Affiliates (including the Company Entities) that includes December 31, 2021. The Indemnified Party shall not be entitled to duplicate recoveries for Losses arising out of a single set of related facts (it being the intent of the parties to avoid “double-counting”); provided, that the foregoing shall not restrict claims under any one or more representations, warranties, covenants or agreements set forth in this Agreement that may be applicable to such facts or circumstances. Without limiting the generality of the foregoing, Purchaser shall not be entitled to recover on any claim for indemnification with respect to any matter that was included in the calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Costs as finally determined pursuant to Section 2.04. Indemnification payments of Parent and Seller with respect to Section 9.02 (other than payments in respect of (i) federal, state, local or foreign transfer Taxes or (ii) Indemnified Taxes in respect of income, which shall first be made by Parent and Seller, including as may be required by Section 6.06) shall first be made by application for recovery under the R&W Insurance Policy (to the extent coverage therefor is available thereunder), and then (unless Seller otherwise notifies Purchaser in writing) from the Escrow Amount until the Escrow Amount is exhausted, and then by Parent and Seller (if applicable) on a joint and several basis, in each case on the terms and subject to the limitations provided in this Agreement. In furtherance of the intent of the Parties in respect of the immediately preceding sentence, Purchaser shall expend commercially reasonable efforts present claims to the insurers under the R&W Insurance Policy and to realize on the same.
Section 9.08    Survival of Indemnity. Any matter as to which a claim notice has been submitted in the manner provided by Section 9.05 or 9.06 that is pending or unresolved at the end of such applicable survival period set forth in Section 9.01 shall continue to be covered by this Article IX, notwithstanding the expiration of the applicable survival period, until such matter is finally terminated or otherwise resolved under this Agreement and any amounts payable hereunder are finally determined and paid; provided, however, that any such matter and any such claim shall be deemed irrevocably withdrawn if such matter and such claim is contingent and no litigation has been commenced within six months (with respect to matters other than in respect of Specified Representations and Warranties) or twelve months (with respect to matters in respect of Specified Representations and Warranties) following the end of the survival period applicable thereto set forth in Section 9.01.

Section 9.09    Limitation on Damages. Notwithstanding any other provision herein, neither party will be liable for any punitive or exemplary damages, damages related to loss of reputation, or damages that were not reasonably foreseeable and recoverable in a claim for contract damages; and each party hereby releases and waives any claims against the other party regarding such damages; provided, however, that this Section 9.09 shall not apply or otherwise preclude the recovery of damages by any Indemnified Party in respect of such damages awarded to a third party in a Third Party Claim. Unless otherwise expressly contemplated by this Agreement, no party hereto shall have any right to set off any amount to which it claims to be entitled from any other party, including any amounts that may be owed under this Article IX or otherwise, against amounts otherwise payable under any provision of this Agreement. No Indemnified Party shall have any right to recover from any Indemnifying Party any Loss to the extent it is not an actual Loss, cause of action or claim that such Indemnified Party has sustained, paid or incurred.
Section 9.10    Exclusive Remedy. Except as set forth in Section 10.09, Article II, Article VIII or in respect of remedies that cannot be waived as a matter of law, the indemnification provisions in this Article IX shall be the exclusive remedy of Purchaser, the Company Entities, Parent and Seller with respect to the transactions contemplated by this Agreement; provided, however, that this Section 9.10 shall not limit any claims by, or remedies of, the Purchaser in the case of fraud or willful misconduct by or on behalf of any Seller, Parent or Company Entity in respect of the matters set forth in this Agreement.
Section 9.11    Adjustments to Purchase Price. All indemnity payments made hereunder shall be treated by the parties as adjustments to the Purchase Price for all Tax, accounting and other purposes to the extent permitted by Law.
Section 9.12    Materiality. Notwithstanding anything to the contrary contained herein, for purposes of determining after the Closing whether there has been an inaccuracy or breach of any representation, warranty or in each certificate delivered pursuant hereto with respect to the representations and warranties, and the amount of any Losses with respect thereto, each such representation, warranty, and each certificate delivered pursuant hereto with respect to such representations and warranties shall be read without regard and without giving effect to any “materiality” or “Material Adverse Effect” or similar standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation or warranty). For the avoidance of doubt, this Section 9.12 is not applicable to, and shall not in and of itself be taken into account in respect of, the determination as to whether there has been fraud or an intentional misrepresentation by Seller, as the matters disclosed in the Disclosure Schedule and the representations made by Seller on the date hereof and on the Closing Date expressly do not take into account the provisions of this Section 9.12 and expressly do take into account and give effect to any “materiality” or “Material Adverse Effect” or similar standard or qualification contained in such representation or warranty.
Section 9.13    Knowledge. The right to indemnification, payment of Losses of an Indemnified Party or for other remedies based on any representation, warranty, covenant or agreement of an Indemnifying Party contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired), by such Indemnified Party with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement or (ii) the waiver of any condition in this Agreement based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement.
Section 9.14    Circular Recovery. Parent and Seller shall not be entitled to make any claim for indemnification or recovery against any Purchaser Parties (or any of their respective insurance policies or insurance carriers) by reason of the fact that Parent or Seller were a controlling Person, shareholder, director, employee or representative of the Company Entities or any Affiliate thereof or were serving as such for another Person at the request of any such entity (whether such claim is for damages or losses of any kind or otherwise) with respect to any claim brought by a Purchaser Party against Parent or Seller under this Agreement or otherwise relating to this Agreement or the transactions contemplated hereby. With respect to any claim brought by a Purchaser Party against Parent or Seller under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, each of Parent and Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company Entities and any Affiliate of any of the foregoing following the Closing with respect to or relating to any amounts owed to or by the Parent or Seller pursuant to this Article IX or otherwise.
Section 9.15    R&W Insurance Policy. The R&W Insurance Policy is a Contract between the Purchaser and the insurers party thereto separate and apart from this Agreement. As such, none of the limitations or exceptions set forth in this Article IX shall in any way limit, affect, restrict, modify or impair the ability of the Purchaser to make claims under or recover under the R&W Insurance Policy.
ARTICLE X.
GENERAL PROVISIONS
Section 10.01    Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
Section 10.02    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile or email (if an email is provided hereunder), if sent by overnight courier, delivered personally and (ii) on the third (3rd) Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Seller:
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210
Attention: General Counsel
Facsimile: (310) 712-1863

With copies to (which shall not constitute notice):
Morgan, Lewis & Bockius, LLP
600 Anton Blvd., 18th Floor
Costa Mesa, California 92626
Attention: James W. Loss and Todd A. Hentges
Facsimile: (714) 830-0700
E-mail: todd.hentges@morganlewis.com
and
Emerson Electric Co.
8000 West Florissant Avenue
P.O. Box 4100
St. Louis, Missouri 63136
Attention: Alan D. Mielcuszny
Facsimile: (314) 553-1365
E-mail: alan.mielcuszny@emerson.com

(b)	if to Purchaser:
Advanced Energy Industries
1625 Sharp Point Drive
Fort Collins, CO 80525
Attention: Tom McGimpsey and Curtis Maly
Facsimile: (970) 407-5326
Email: Tom.McGimpsey@aei.com
Email: Curtis.Maly@aei.com
With a copy to (which shall not constitute notice):
Foley & Lardner LLP
500 Woodward Ave, Suite 2700
Detroit, MI 48226
Email: tspillane@foley.com and olucia@foley.com
Facsimile: (313) 234-2800
Attention: Thomas Spillane and Omar Lucia
Section 10.03    Non-Reliance; No Other Representations.
(a)Purchaser acknowledges and agrees that, except for the specific representations and warranties expressly made by Seller in Articles III and IV of this Agreement and the certificates delivered in respect thereof, neither Seller nor the Company are making any representations or warranties, expressed or implied, at Law or in equity, with respect to the Company Entities or any of the their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to (i) merchantability or fitness for any particular purpose of any assets of the Company Entities or (ii) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations

(or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities or the future business and operations of the Company Entities. Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties and acknowledges and agrees that Seller has expressly disclaimed any such other representation or warranty made by Seller, Parent or any other Person.
(b)Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company Entities, (ii) has been furnished with or given adequate access to such information about the Company Entities as it has requested and (iii) will not assert any claim against any Seller or any director, officer, employee, agent, consultant, counsel, accountants, investment banker or representative of any Seller or any Company Entity, or seek or otherwise attempt to hold any such Persons liable for, any inaccuracies, misstatements or omissions with respect to information (other than claims against Seller and/or Parent for fraud or based on the representations and warranties contained in this Agreement) furnished by Seller, any Company Entity or any such other Person concerning the Company Entities.
Section 10.04    Assignment. This Agreement shall not be assigned by any party hereto, whether by operation of Law or otherwise, absent the prior written consent of the other parties hereto; provided, however, that (a) Seller may after the Closing, upon delivery of written notice to Purchaser, assign all or any portion of its rights and obligations hereunder to an Affiliate or to its direct or indirect members or partners (without being relieved of its obligations hereunder), or to a successor-in-interest, (b) Purchaser may assign its rights and obligations under this Agreement to a subsidiary without being relieved of its obligations hereunder, and (c) Purchaser and the Company may at or after the Closing, upon delivery of written notice to Seller, assign this Agreement (x) in whole or in part as collateral to its applicable debt financing providers and (y) in whole to a successor-in-interest to all or substantially all of the assets of the Company Entities.
Section 10.05    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State; provided that, notwithstanding the foregoing, any claims or causes of action (whether at law or equity, in contract, tort, statute or otherwise) against the Debt Financing Sources shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 10.06    Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or in any federal court located in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby; provided that, notwithstanding the foregoing, each parties hereto agrees that any legal action or proceeding against the Debt Financing Sources shall be brought exclusively in the United States District Court of the Southern District of New York or any New York State court sitting in the Borough of Manhattan in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties to this Agreement hereby irrevocably waives, to the fullest extent permitted under Law, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby (including the Debt Financing).
Section 10.07    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. At any time before the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Notwithstanding anything to the contrary contained herein, Section 8.03, Section 8.04(b), Section 10.05, Section 10.06, Section 10.13, Section 10.16, and this Section 10.07 (and any provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of the aforementioned provisions) may not be amended or waived in a manner that is materially adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.
Section 10.08    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of, or any recourse against, any direct or indirect member, partner, stockholder, officer, director, employee, representative or investor of any party (other than any such Person who is also a party to this Agreement), including under theories such as “conspiracy”, “acting in concert”, “aiding and abetting” or providing “substantial assistance”. All proceedings, obligations, Losses or causes of action (whether in tort, contract or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement, (b) the negotiation, execution or performance of this Agreement, (c) any breach or violation of this Agreement and (d) any failure of the transactions contemplated hereby to be consummated, in each case, may only be made against (and are those solely of) the Persons that are expressly named as parties hereto to the extent set forth herein. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its Affiliates and its and their respective Representatives, that no recourse under this Agreement or otherwise shall be had against (i) any past, present or future direct or indirect equity holder, controlling Person, Affiliate, member, manager, general or limited partner, stockholder, incorporator or representative of any party hereto (unless such Person is also a party to this Agreement) or (ii) any past, present or future direct or indirect equity holder, controlling Person, Affiliate, member, manager, general or limited partner, stockholder, incorporator or representative of any of the foregoing (unless such Person is also a party to this Agreement), and none of the foregoing shall have any Liability hereunder (in each case, whether in tort, contract or otherwise).

Section 10.09    Enforcement.
(a)The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. Accordingly, subject to the provisions of Article VIII, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything to the contrary herein, the parties hereto agree Seller and Parent shall be entitled to enforce specifically Purchaser’s obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing), in each case, only if (x) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing and, in addition, only if those conditions could be satisfied if the Closing were to occur on the date Seller or Parent were first seeking specific performance) or waived, and (y) all of other conditions to the granting of such specific performance set forth in Section 10.09(b) have been satisfied.
(b)Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the Seller and Parent shall be entitled to specific performance (or any other equitable relief) to cause Purchaser to complete the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.03, in each case on the terms and subject to the conditions in this Agreement, if, but only if, all of the following conditions have been satisfied: (i) the time period set forth in the proviso to the first sentence of Section 2.03 has ended and Purchaser is required to complete the Closing pursuant to Section 2.03, (ii) all of the conditions to the Closing set forth in Section 7.01 and Section 7.02 shall have been satisfied (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing, but which conditions would be satisfied if the Closing were to occur at such time), (iii) each of the Company, Seller and Parent have confirmed in writing to Purchaser that they are ready, willing and able to consummate the Closing, (iv) Purchaser has failed to consummate the Closing in breach of Section 2.03 and (v) the Debt Financing has been funded or will be funded at the Closing in an amount not less than $250,000,000, on the terms set forth in the Debt Financing Commitments (the satisfaction of clauses (i) through (iv) above and failure of clause (v) above being a “Financing Failure Event”).
(c)Notwithstanding the foregoing (or anything to the contrary in this Agreement), in no event shall Seller, Parent and/or the Company be entitled to, or be permitted to seek specific performance against any Debt Financing Source.
Section 10.10    Headings; Construction. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
Section 10.12    Entire Agreement. This Agreement (together with all schedules and Exhibits), the Escrow Agreement, the Transition Services Agreements, the Trademark License Agreements, the Contract Manufacturing Agreements, the Subleases and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. Prior drafts of this Agreement and any other document, instrument or certificate contemplated hereby will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.
Section 10.13    No Third-Party Beneficiaries. Except as otherwise expressly provided in Section 6.07, Article IX (including with respect to the Purchaser Parties) and Section 10.14, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 8.03, Section 8.04(b), Section 10.05, Section 10.06, Section 10.07, Section 10.16 and this Section 10.13 and any related definitions will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that Section 8.03, Section 8.04(b), Section 10.05, Section 10.06, Section 10.07, Section 10.16 and this Section 10.13 and any related definitions will be enforceable by the Debt Financing Sources and their respective successors and assigns).
Section 10.14    Conflict and Privilege Waiver. At the Closing, any attorney-client relationship between Morgan, Lewis & Bockius LLP and the applicable Company Entities shall terminate, and in the future Morgan, Lewis & Bockius LLP may represent Seller (and any of its Affiliates, successors and assigns) in any matter (including any dispute, negotiation, controversy, arbitration or litigation which may arise between any such Person on the one hand, and Purchaser or the Company Entities (and any of their respective Affiliates, successors and assigns), on the other hand) with respect to this Agreement or the transactions contemplated hereby, even if such matters are directly adverse to the Company Entities and their respective Affiliates, successors and assigns, and each of the Company and Purchaser hereby consents to such representation and hereby waives any duty of confidentiality or attorney-client privilege which may have arisen as a result of the representation by Morgan, Lewis & Bockius LLP of any Company Entity or Seller (or any of their respective Affiliates, successors and assigns) solely in connection with this Agreement or the transactions contemplated hereby. Morgan, Lewis & Bockius LLP shall not be obligated to notify any Person of any such representation as it arises. Further, the attorney-client privilege and the expectation of client confidence in respect of all communications between Morgan, Lewis & Bockius LLP on the one hand, and Seller and (prior to the Closing) the Company and the other applicable Company Entities, on the other hand, that solely relate to this Agreement or the transactions contemplated hereby, reside with Seller, and shall not pass to or be claimed by Purchaser or the Company Entities after the applicable Closing.
Section 10.15    Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement, such party shall deliver an originally executed signature page within five (5) days of another party’s request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.
Section 10.16    Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, except for the assertion by Purchaser of its rights set forth in the Debt Commitment Letter, (i) neither any party nor any of their respective Affiliates, equityholders, members, officers, directors, employees and representatives, nor any Person claiming by, through or under any such Person, shall have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Source shall have any Liability (whether in contract, in tort or otherwise) to any Party or any of their respective Affiliates, equityholders, members, officers, directors, employees and representatives, or any Person claiming by, through or under any such Person for any obligations or Liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.
Section 10.17    Mutual Releases.
(a)Effective as of the Closing, Seller and Parent, each on its behalf and on behalf of each of its respective Retained Subsidiaries, hereby releases each of the Company Entities from all charges, complaints, claims, suits, judgments, demands, actions, obligations, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys’ fees and costs actually incurred), compensation or deferred compensation of any nature whatsoever, known, unknown or presently unknowable, contingent or absolute which releasing Persons ever had, now has, or hereafter can, shall or may have against the Company Entities that arise based on Seller’s capacity as the owner of the Shares prior to the Closing, in each case except for (i) any rights of the parties under this Agreement or any other agreements entered into in connection herewith or the transactions contemplated hereby or after the Closing Date, or (ii) any claim that cannot be released or waived as a matter of law or any right to enforce this release.
(b)Effective as of the Closing, the Company, on its behalf and on behalf of each of the Company Entities, hereby releases Seller from all charges, complaints, claims, suits, judgments, demands, actions, obligations, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys’ fees and costs actually incurred), compensation or deferred compensation of any nature whatsoever, known, unknown or presently unknowable, contingent or absolute which such Company Entity ever had, now has, or hereafter can, shall or may have against Seller, in each case except for (i) any rights of the parties under this Agreement or any other agreements entered into in connection herewith or the transactions contemplated hereby or after the Closing Date, or (ii) any claim that cannot be released or waived as a matter of law or any right to enforce this release.
(c)Each party to this Agreement acknowledges that the releases in this Section 10.17 include claims that such Person does not know or suspect to exist in its favor at the time of the giving of the foregoing releases which, if known by it, might affect its decision regarding the releases set forth herein, and that it might hereafter discover facts or documents in addition to or different from those which it now knows or believes to be true or exist with respect to the subject matter of any of the foregoing releases, and that any such discovery shall not affect the foregoing releases.

[The remainder of this page has been intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its respective duly authorized representative as of the date first written above.
PURCHASER:
ADVANCED ENERGY INDUSTRIES, INC.
By: /s/ Paul Oldham
Name:    Paul Oldham
Title:     Chief Financial Officer and Executive Vice President

THE COMPANY:
ARTESYN EMBEDDED TECHNOLOGIES, INC.

By: /s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President and Treasurer

SELLER:
PONTUS INTERMEDIATE HOLDINGS II, LLC
By: /s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

PARENT:
PONTUS HOLDINGS, LLC
By: /s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

Stock Purchase Agreement Signature Page

92